As filed with the U.S. Securities and Exchange Commission May 4, 2022.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CareMax, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8000	85-0992224
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1000 NW 57 Court, Suite 400
Miami, FL 33126
(786)
360-4768
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlos A. de Solo
Chief Executive Officer
CareMax, Inc.
1000 NW 57 Court, Suite 400
Miami, FL 33126
(786)
360-4768
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Wirges Chief Financial Officer CareMax, Inc. 1000 NW 57 Court, Suite 400 Miami, FL 33126 (786) 360-4768	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, Florida 33131 (305) 423-8500

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus filed as part of this registration statement is being filed as a combined prospectus (the “Combined Prospectus”) with respect to (a) certain securities previously registered under the registration statement on Form
S-1
(Registration
No. 333-257574)
filed by CareMax, Inc. (“CareMax”, the “Company”, “we” or “us”), a Delaware corporation, with the Securities and Exchange Commission (the “SEC”) on June 30, 2021 and declared effective by the SEC on July 15, 2021 (the “Prior Registration Statement”), which remain unsold, including up to (i) 60,221,530 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consisted of (A) an aggregate of 10,000,000 shares of Class A Common Stock (the “Deerfield PIPE Investments”) purchased by Deerfield Partners, L.P. (“Deerfield Partners”) and DFHTA Sponsor LLC (the “Sponsor”) in connection with the Closing (as defined below) on June 8, 2021 (the “Closing Date”), (B) 18,635,073 shares of Class A Common Stock purchased by certain investors at the Closing, (C) 3,593,750 shares of Class A Common Stock that were converted into shares of Class A Common Stock from shares of Class B common stock, par value $0.0001 per share, on a one-for-one
basis at the Closing, (D) 21,208,092 shares of Class A Common Stock issued as consideration for the Business Combination (as defined below) at Closing, (E) up to 3,200,000 Earnout Shares (as defined below) that may be issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement (as defined below), (F) 3,200,000 shares of Class A Common Stock issued pursuant to the earnout provisions in the Business Combination Agreement and (G) 384,615 shares of Class A Common Stock issued in the SMA Transaction (as defined below) and (ii) 2,916,667 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with our initial public offering, which closed on July 21, 2020 (the “IPO”); and (b) the resale of 3,360,000 shares of Class A Common Stock purchased by Deerfield Partners as a part of units in the IPO, which resale is newly registered hereunder.
In addition, the Combined Prospectus also includes the offer and sale of up to (i) 2,916,667 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and (ii) 2,875,000 shares of Class A Common Stock that are issuable by us upon the exercise of 2,875,000 warrants originally issued as part of units in the IPO at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and together with the Private Warrants, the “Warrants”), all of which were registered under the Prior Registration Statement.
Pursuant to Rule 429, this registration statement constitutes Post-Effective Amendment No. 1 to the Prior Registration Statement (Registration
No. 333-257574)
with respect to the offering of such unsold shares thereunder, which is not currently being terminated by the registrant. No other changes shall be deemed to be made to the Prior Registration Statement other than with respect to the specific shares being sold hereunder. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS—SUBJECT TO COMPLETION, DATED MAY 4, 2022
CareMax, Inc.
Up to 63,581,530 Shares of Class A Common Stock
Up to 5,791,667 Shares of Class A Common Stock Issuable Upon Exercise of Warrants and
Up to 2,916,667 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 63,581,530 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) an aggregate of 10,000,000 shares of Class A Common Stock (the “Deerfield PIPE Investments”) purchased by Deerfield Partners, L.P. (“Deerfield Partners”) and DFHTA Sponsor LLC (the “Sponsor”) in connection with the Closing (as defined below) on June 8, 2021 (the “Closing Date, (ii) 18,635,073 shares of Class A Common Stock purchased by certain investors at the Closing (the “Third-Party PIPE Investments,” and together with the Deerfield PIPE Investments, the “PIPE Investments”), (iii) 3,593,750 shares of Class A Common Stock, that were converted into shares of Class A Common Stock from shares of Class B common stock par value $0.0001 per share (“Class B Common Stock”) on a one-for-one
basis at the Closing, (iv) 21,208,092 shares of Class A Common Stock issued as consideration for the Business Combination (as defined below) at Closing), (v) up to 3,200,000 Earnout Shares (as defined below) that may be issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement (as defined below), (vi) 3,200,000 shares of Class A Common Stock issued pursuant to the earnout provisions in the Business Combination Agreement, (vii) 384,615 shares of Class A Common Stock issued in the SMA Transaction (as defined below) and (viii) 3,360,000 shares of Class A Common Stock purchased by Deerfield Partners as a part of units in our initial public offering, which closed on July 21, 2020 (the “IPO”), and (B) 2,916,667 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the IPO.
In addition, this prospectus relates to the offer and sale of up to (i) 2,916,667 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and (ii) 2,875,000 shares of Class A Common Stock that are issuable by us upon the exercise of 2,875,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and together with the Private Warrants, the “Warrants”).
See “Selling Securityholders” beginning on page 118 of this prospectus for the price that the Selling Securityholders paid for the Class A Common Stock and Warrants that are being registered for resale with this prospectus. Additionally, the shares being registered for resale will constitute a considerable percentage of our public float. Certain of the shares being registered for resale were purchased by the corresponding selling securityholders for prices considerably below the current market price of our common stock. See
“Risk Factors—Risks Related to Ownership of Our Securities and Being a Public Company—The future sales of shares of Class
 A Common Stock by existing stockholders, including the sales of shares of Class
 A Common Stock pursuant to this prospectus, may adversely affect the market price of the Company’s Class
 A Common Stock.”
With respect to our warrants, we do not believe it is likely that a warrant holder would elect to exercise its warrants when our common stock is trading below $11.50. See
“Summary of the Prospectus
,
”
“
Risk Factors—Risks Related to Ownership of Our Securities and Being a Public Company—The exercise price for our Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Warrants are more likely to expire worthless,”
“Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and
“Use of Proceeds”
for further details.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or any warrants, except with respect to amounts received by us upon the exercise of any such warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or warrants. See “Plan of Distribution” beginning on page 140 of this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders, will issue, offer or sell, any of the securities. The 3,593,750 shares of Class A Common Stock registered hereunder that were converted into shares of Class A Common Stock from shares of Class B Common Stock are subject to lock-up
agreements prohibiting the sale of such shares for a period of up to twelve months after the Closing Date. For more details, please see page 126 of this prospectus under the caption “Certain Relationships with Selling Securityholders”
.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively. On May 2, 2022, the last reported sales price of our Class A Common Stock was $6.39 per share and the last reported sales price of our Public Warrants on May 2, 2022 was $1.43 per warrant.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves risks. See “Risk Factors” beginning on page 5
.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “
Where You Can Find Additional Information
.”
On the Closing Date, Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”), a Delaware corporation, completed the transactions contemplated by that certain Business Combination Agreement, dated as of December 18, 2020 (the “Business Combination Agreement”), by and among DFHT, the entities listed in Annex I to the Business Combination Agreement, IMC Holdings, LP, a Delaware limited partnership (“IMC Parent”), CareMax Medical Group, L.L.C., a Florida limited liability company (“CMG”), IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”), and, solely for the limited purposes specified therein, Deerfield Partners, pursuant to which DFHT acquired (a) 100% of the equity interests in CMG and (b) 100% of the equity interests in IMC, with CMG and IMC becoming wholly owned subsidiaries of the combined company. The transactions contemplated by the Business Combination Agreement and the related financing transactions collectively are referred to herein as the “Business Combination.”
Immediately upon the completion of the Business Combination (the “Closing”), DFHT as the registrant changed its name to “CareMax, Inc.”
Unless the context otherwise requires, the terms “we,” “us,” “our,” “CareMax” and the “Company” refer to CareMax, Inc. and its consolidated subsidiaries following the Closing and references to “DFHT” refer to Deerfield Healthcare Technology Acquisitions Corp. at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“
Adjustment Escrow Amounts
” means the $1,500,000 in cash and the Escrow Shares that DFHT placed into an adjustment escrow account at the Closing.
“
Amended and Restated Bylaws
” means the amended and restated bylaws of the Company, dated June 8, 2021.
“
Amended and Restated Charter
” means the third amended and restated certificate of incorporation of the Company, dated June 8, 2021.
“
Amended and Restated Registration Rights Agreement
” means the Amended and Restated Registration Rights Agreement, dated as of December 18, 2020, which amended and restated in its entirety the registration rights agreement, dated July 16, 2020, by and between DFHT and the parties thereto.
“
Business Combination
Lock-up
Agreement
” means that certain
lock-up
agreement, dated December 18, 2020, by and between DFHT, the Sponsor, Deerfield Partners, certain other stockholders of DFHT, the CMG Sellers and IMC Parent.
“
C.G.D.
” means C.G.D. Investment Group, Inc.
“
Closing Consideration
” means the consideration paid to CMG Sellers and IMC Parent in connection with the Business Combination, as set forth in the Business Combination Agreement.
“
CMG Earnout Shares
” means up to an additional 3,500,000 shares of Class A Common Stock payable to the CMG Sellers, subject to certain post-Closing conditions.
“
CMG Escrow Agreement
” means that certain Escrow Agreement, dated as of June 8, 2021, by and among DFHT, the Sponsor, O.M., the CMG Sellers, and Continental Stock Transfer & Trust Company, in its capacity as escrow agent.
“
CMG Sellers
” means O.M. Investment Group, Inc., C.G.D. Investment Group, Inc., Joseph N. De Vera, Inc., NKP Caremax, LLC and Mouquin Trotter, Inc.
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
Consent and Waiver Letter
” means that certain consent and waiver letter, by and among DFHT, the Sponsor and Deerfield Partners, dated December 18, 2020.
“
Deerfield Management
” means Deerfield Management Company, L.P., a Delaware series limited partnership (Series C) and its affiliates.
“
Deerfield Subscription Agreements
” means certain subscription agreements, each dated December 18, 2020, with each of Deerfield Partners and the Sponsor, pursuant to which such investors have agreed to purchase the Deerfield PIPE Investments.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
Earnout Shares
” means the CMG Earnout Shares and the IMC Earnout Shares.
“
Escrow Agreements
” means the CMG Escrow Agreement and the IMC Escrow Agreement.

“
Escrow Shares
” means the 71,000 shares of Class A Common Stock that DFHT placed into an adjustment escrow account at the Closing.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Founder Shares
” means the shares of Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO and the shares of Class A Common Stock that were issued upon the automatic conversion of the shares of Class B Common Stock at the time of the Closing.
“IMC
” means IMC Medical Group Holdings, LLC, a Delaware corporation, and its subsidiaries.
“
IMC Earnout Shares
” means up to an additional 2,900,000 shares of Class A Common Stock payable to IMC Parent, subject to certain post-Closing conditions.
“
IMC Escrow Agreement
” means that certain Escrow Agreement, dated June 8, 2021, by and among DFHT, the Sponsor, IMC Parent and Continental Stock Transfer & Trust Company, in its capacity as escrow agent.
“
Initial Stockholders
” means the Sponsor and its executive officers and directors, who were the holders of the Founder Shares prior to the IPO.
“
Interamerican
” means Interamerican Medical Center Group, LLC, an indirect wholly-owned subsidiary of the Company.
“
management
” or our “
management team
” are the Company’s executive officers and directors.
“
Nasdaq
” means The Nasdaq Stock Market.
“
O.M.
” means O.M. Investment Group, Inc.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Sellers
” means the CMG Sellers and IMC Parent.
“
Selling Securityholders
” means the selling securityholders covered by this prospectus.
“
SMA Shares
” means the 384,615 shares of Class A Common Stock issued to SMA Seller as partial consideration for the SMA Transaction.
“
SMA Transaction
” means the acquisition of 100% of the issued and outstanding equity interests of Senior Medical Associates, LLC, a Florida limited liability company (“SMA”), and Stallion Medical Management, LLC, a Florida limited liability company (“SMM” and together with SMA, the “SMA Entities”), pursuant to that certain securities purchase agreement, dated as of March 8, 2021 (the “SMA Purchase Agreement”), by and among Interamerican, the SMA Entities and Mohsin Jaffer (the “SMA Seller”).
“
Third-Party Subscription Agreements
” means certain subscription agreements, each dated December 18, 2020, with certain third-party investors pursuant to which such investors have agreed to purchase the Third-Party PIPE Investments.
“
Trust Account
” means the trust account of the Company that holds the proceeds from DFHT’s IPO.
“
Units
” means the units sold in the IPO, each of which consisted of one share of Class A Common Stock and one-fifth
of one warrant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This registration statement contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events, and include statements the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. These statements are based on management’s current beliefs and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements contained in this registration statement include, but are not limited to, statements about:

•	the benefits of the Business Combination and any subsequent acquisitions;

•	the effects of the restatement of the Company’s past financial statements;

•	the future financial performance of the Company, including any projected financial information;

•	the liquidity and trading of our securities;

•	expansion plans and opportunities, including any expected acquisitions or the opening of any new medical centers;

•	market conditions and global and economic factors beyond the Company’s control, including the potential adverse effects of the COVID-19 pandemic;

•	our growth strategy, including organic growth of members or Medicare members, or otherwise, and growth by acquisition, and our ability to realize expected results following the Business Combination;

•	our ability to obtain and maintain enrollment, licensure, certification and accreditation for the provision of healthcare services;

•	our marketing, customer retention and ability to attract new patients;

•	the impact of reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including the Medicare Advantage program;

•	our ability to adapt to changes in the healthcare industry, including changes to laws and regulations;

•	our competitive position and expectations regarding developments and projections relating to our competitors;

•	changes in the market for our services;

•	the timing, scope and likelihood of regulatory filings; and

•	litigation and the ability to adequately protect the combined company’s intellectual property rights.
These forward-looking statements are based on information available as of the date of this registration statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events

v

or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this registration statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete involve a number of assumptions and limitations. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
the impact of the
COVID-19
pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business, financial condition and results of operation;

•	our ability to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain our key employees;

•	our ability to integrate the businesses of CMG, IMC , SMA, DNF, Advantis Physician Alliance, LLC, d/b/a Advantis Medical Centers (“Advantis”) and other acquisitions;

•	our ability to complete acquisitions and to open new medical centers and the timing of such acquisitions and openings;

•
the viability of our growth strategy, including both organic and de novo growth and growth by acquisition, and our ability to realize expected results, as well as our ability to access the capital necessary for such growth;

•	our ability to attract new patients;

•	the dependence of our revenue and operations on a limited number of key payors;

•
the risk of termination,
non-renewal
or renegotiation of the Medicare Advantage (“MA”) contracts held by the health plans with which we contract, or the termination, non-renewal
or renegotiation of our contracts with those plans;

•	the impact on our business from changes in the payor mix of our patients and potential decreases in our reimbursement rates;

•	our ability to manage our growth effectively, execute our business plan, maintain high levels of service and patient satisfaction and adequately address competitive challenges;

•	the impact of restrictions on our current and future operations contained in certain of our agreements;

•	competition from primary care facilities and other healthcare services providers;

•	competition for physicians and nurses, and shortages of qualified personnel;

•	the impact on our business of reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including the MA program;

•	the impact on our business of state and federal efforts to reduce Medicaid spending;

•	a shift in payor mix to Medicare payors as well as an increase in the number of Medicaid patients may result in a reduction in the average rate of reimbursement;

•	our assumption under most of our agreements with health plans of some or all of the risk that the cost of providing services will exceed our compensation;

•	risks associated with estimating the amount of revenues and refund liabilities that we recognize under our risk agreements with health plans;

•	the impact on our business of security breaches, loss of data, or other disruptions causing the compromise of sensitive information or preventing us from accessing critical information;

•	the impact of our existing or future indebtedness and any associated debt covenants on our business and growth prospects;

•	the impact on our business of disruptions in our disaster recovery systems or management continuity planning;

•	the potential adverse impact of legal proceedings and litigation;

•	the impact of reductions in the quality ratings of the health plans we serve;

•	our ability to maintain and enhance our reputation and brand recognition;

•	our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems;

•	our ability to obtain, maintain and enforce intellectual property protection for our technology;

•	the potential adverse impact of claims by third parties that we are infringing on or otherwise violating their intellectual property rights;

•	our ability to protect the confidentiality of our trade secrets, know-how and other internally developed information;

•	the impact of any restrictions on our use of or ability to license data or our failure to license data and integrate third-party technologies;

•	our ability to protect data, including personal health data, and maintain our information technology systems from cybersecurity breaches and data leakage;

•	our ability to adhere to all of the complex government laws and regulations that apply to our business;

•	our reliance on strategic relationships with third-parties to implement our growth strategy;

•	the impact on our business if we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform ;

•	that estimates of market opportunity and forecasts of market and revenue growth included in prospectus may prove to be inaccurate, if at all;

•	our operating results and stock price may be volatile;

•	risks associated with estimating the amount of revenues that we recognize under our risk agreements with health plans;

•
our ability to navigate rules and regulations that govern our licensing and certification, as well as credentialing processes with private payors, before we can receive reimbursement for their services, and

•	our ability to develop and maintain proper and effective internal control over financial reporting; and

•	other risks and uncertainties indicated in this registration statement, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Company
As of December 31, 2021, CareMax owned and operated 45 multi-specialty medical care centers throughout Florida, primarily serving the Medicare Advantage population. In addition, CareMax recently opened two additional medical care centers in Memphis, Tennessee and one additional medical care center in New York City, New York for a total of 48 centers.
CareMax’s medical centers offer 24/7 access to care through employed providers and provide a comprehensive suite of high-touch health care and social services to its patients, including primary care, specialty care, telemedicine, health & wellness, optometry, dental, pharmacy and transportation. CareMax’s differentiated healthcare delivery model is focused on care coordination with vertically integrated ambulatory care and community-centric services. The goal of CareMax is to intercede as early as possible to manage chronic conditions for its patient members in a proactive, holistic, and tailored manner to provide a positive influence on patient outcomes and a reduction in overall healthcare costs. CareMax specifically focuses on providing access to high quality care in underserved communities, with approximately 60% of its Medicare Advantage patients being dual-eligible and low-income
subsidy eligible as of December 31, 2021.
While CareMax’s primary focus is providing care to Medicare-eligible seniors who are mostly over the age of 65, CareMax also provides services to children and adults through Medicaid programs as well as through commercial insurance plans. Nearly all of CareMax’s Medicare patients are enrolled in a Medicare Advantage plan run by private insurance companies on behalf of the Centers for Medicare and Medicaid Services (“CMS”). With Medicare Advantage, the patient receives the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage. In many cases, Medicare Advantage plans offer even more than original Medicare, including dental, vision, hearing, and wellness programs.
CareMax’s comprehensive, high touch approach to health care delivery is powered by its CareOptimize technology platform. CareOptimize is a proprietary end-to-end
technology platform that aggregates data and analyzes that data using artificial intelligence and machine learning to support more informed care delivery decisions and to focus care decisions on preventative chronic disease management and the social determinants of health. CareMax believes that CareOptimize is designed to drive better outcomes and lower costs. The CareOptimize technology platform also provides CareMax with a national reach beyond Florida. As of December 31, 2021, the CareOptimize platform was used by approximately 20,000 providers in more than 30 states. CareOptimize was also used by IMC prior to the Business Combination, which CareMax believes will support the integration and operation of the combined company. CareMax has shifted from selling the CareOptimize platform to outside customers for a software subscription fee and is instead providing the software to affiliated practices of its managed service organization (“MSO”) to further improve financial, clinical, and quality outcomes from the affiliated providers. As of December of 2021, this MSO services more than 30 independent physician associations (“IPAs”).

Corporate Information
We were incorporated in the State of Delaware in May 2020 as a special purpose acquisition company under the name Deerfield Healthcare Technology Acquisitions Corp. On July 21, 2020, we completed our initial public offering (the “IPO”). On June 8, 2021, we consummated the Business Combination with CMG, and IMC. In connection with the Business Combination, we changed our name from Deerfield Healthcare Technology Acquisitions Corp. to CareMax, Inc.
Emerging Growth Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates
equaled or exceeded $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of
Regulation S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates
equaled or exceeded $250 million as of the end of the prior June 30th, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our common stock held by non-affiliates
equaled or exceeded $700 million as of the prior June 30th.

THE OFFERING

Issuer	CareMax, Inc. (f/k/a Deerfield Healthcare Technology Acquisitions Corp.)
Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	5,791,667 shares of Class A Common Stock issuable upon the exercise of the Warrants, consisting of (i) 2,916,667 shares of Class A Common Stock issuable upon the exercise of 2,916,667 Private Warrants, and (ii) 2,875,000 shares of Class A Common Stock issuable upon the exercise of 2,875,000 Public Warrants.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	87,367,972 shares of Class A Common Stock

Shares of Class A Common Stock outstanding assuming cash exercise of all Warrants	93,159,639 shares of Class A Common Stock

Use of proceeds	We will receive up to an aggregate of approximately $66.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We do not believe it is likely that a warrant holder would elect to exercise its warrants when our Class A Common Stock is trading below $11.50. See “
Risk Factors— Risks Related to Ownership of Our Securities and Being a Public Company—The exercise price for our Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Warrants are more likely to expire worthless
.,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Use of Proceeds
” for further detail. We expect to use any net proceeds from the exercise of the Warrants for working capital and general corporate purposes, which may include potential acquisitions. See “Use of Proceeds.”

Exercise Price of Warrants	$11.50 per share, subject to adjustments as described herein.
Resale of Class A Common Stock and Warrants

Securities offered by the Selling Securityholders
63,581,530 shares of Class A Common Stock consisting of (i) an aggregate of 10,000,000 shares of Class A Common Stock initially purchased by Deerfield Partners, and the Sponsor in the Deerfield PIPE Investments (ii) 18,635,073 shares of Class A Common Stock purchased by certain investors in the Third-Party PIPE Investments (iii) 3,593,750 Founder Shares, (iv) 21,208,092 shares of Class A Common Stock issued as consideration for the Business Combination at Closing, (v) up to 3,200,000 Earnout Shares that may be issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement, (vi) 3,200,000 Earnout Shares that were issued in the form of Class A Common Stock pursuant to the earnout provisions in the Business Combination Agreement, (vii) 384,615 shares of Class A Common Stock issued in the SMA Transaction and (viii) 3,360,000 shares of Class A Common Stock purchased by Deerfield Partners as a part of units in our initial public offering.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Common Stock and Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Warrants by the Selling Securityholders.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up
periods. See “Certain Relationships with Selling Securityholders” for further discussion.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Nasdaq Stock Market Symbols	Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes, before deciding whether to purchase any of our securities. These risk factors are not exhaustive and we may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Summary of Risk Factors Related to Our Business
The following is a summary of the risk factors our business faces. The list below is not exhaustive, and investors should read this “Risk Factors” section in full. Some of the risks we face include:

•
the impact of the
COVID-19
pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business, financial condition and results of operation;

•
our ability to integrate the businesses of CareMax Medical Group, L.L.C., a Florida limited liability company (“CMG”), IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”), Senior Medical Associates, LLC, a Florida limited liability company (“SMA”), Unlimited Medical Services of Florida, LLC, a Florida limited liability company, d/b/a DNF Medical Centers (“DNF”), Advantis and other acquisitions;

•	our ability to complete acquisitions and to open new medical centers and the timing of such acquisitions and openings;

•
the viability of our growth strategy, including organic growth and growth by acquisition, and our ability to realize expected results, as well as our ability to access the capital necessary for such growth;

•	our ability to attract new patients;

•	the dependence of our revenue and operations on a limited number of key payors;

•
the risk of termination,
non-renewal
or renegotiation of the Medicare Advantage (“MA”) contracts held by the health plans with which we contract, or the termination, non-renewal
or renegotiation of our contracts with those plans;

•	the impact on our business from changes in the payor mix of our patients and potential decreases in our reimbursement rates;

•	our ability to manage our growth effectively, execute our business plan, maintain high levels of service and patient satisfaction and adequately address competitive challenges;

•	competition from primary care facilities and other healthcare services providers;

•	competition for physicians and nurses, and shortages of qualified personnel;

•	the impact on our business of reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including the MA program;

•	the impact on our business of state and federal efforts to reduce Medicaid spending;

•	a shift in payor mix to Medicare payors as well as an increase in the number of Medicaid patients may result in a reduction in the average rate of reimbursement;

•	our assumption under most of our agreements with health plans of some or all of the risk that the cost of providing services will exceed our compensation;

•	risks associated with estimating the amount of revenues and refund liabilities that we recognize under our risk agreements with health plans;

•	the impact on our business of security breaches, loss of data, or other disruptions causing the compromise of sensitive information or preventing us from accessing critical information;

•	the impact of our existing or future indebtedness on our business and growth prospects;

•	the impact on our business of disruptions in our disaster recovery systems or management continuity planning;

•	the potential adverse impact of legal proceedings and litigation;

•	the impact of reductions in the quality ratings of the health plans we serve;

•	our ability to maintain and enhance our reputation and brand recognition;

•	our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems;

•	our ability to obtain, maintain and enforce intellectual property protection for our technology;

•	the potential adverse impact of claims by third parties that we are infringing on or otherwise violating their intellectual property rights;

•	our ability to protect the confidentiality of our trade secrets, know-how and other internally developed information;

•	the impact of any restrictions on our use of or ability to license data or our failure to license data and integrate third-party technologies;

•	our ability to adhere to all of the complex government laws and regulations that apply to our business;

•	the impact on our business if we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform;

•
our ability to navigate rules and regulations that govern our licensing and certification, as well as credentialing processes with private payors, before we can receive reimbursement for their services; and

•	other risk factors listed in this “Risk Factors” section.
Risks Related to Our Business and Industry
The
COVID-19
pandemic continues to impact our operations and, in the future, the
COVID-19
pandemic or another pandemic, epidemic or outbreak of infectious disease, could materially adversely affect our financial condition and results of operations.
The
COVID-19
pandemic continues to impact our business and could materially adversely affect our business in the future. During 2021, CareMax resumed normal operation in both its medical and wellness centers. We established a
COVID-19
rapid response program that created operational initiatives throughout the various spikes and variants. That team was also responsible for high-touch member initiatives with our members including in-person
home visits,
COVID-19
testing services, and vaccinations. Our internal processes and protocols were designed to ensure the safety and well-being of our employees and continuous access to care for our patients. Our centers have provided continuous service to our members by remaining open throughout the duration of the pandemic.

COVID-19
has also diverted or limited the resources of personnel that would otherwise be focused on the operations of our business. This may be the result of sickness of personnel or their families, disruptive activities and business closures in areas where we operate, potential delays in hiring and onboarding of new employees and other factors that have impacted employee productivity. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees in response to
COVID-19
or any new variants that have emerged. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity, or patient retention, any of which could harm our financial condition and business operations.
Executive orders and similar government orders and restrictions have also resulted in work stoppages among some vendors and suppliers, slowdowns and delays that have impacted the ability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages; delays in actions of regulatory bodies; and other business adjustments or disruptions of certain third parties upon whom we rely. During 2021, our businesses had to acquire greater quantities of medical supplies at significantly higher prices to ensure the safety of our employees and our patients.
In addition, the
COVID-19
virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients. Patients have been and may continue to be reluctant to seek necessary care given the risks of the
COVID-19
pandemic. This could have the effect of deferring healthcare costs to later periods and may also affect the health of patients who defer treatment, which may cause our costs to increase in the future. We have and may continue to experience increased internal and third-party medical costs as we provide care for patients suffering from
COVID-19.
A material increase in costs has and may continue to adversely affect our financial results given the number of our patients who are under capitation agreements.
Due to the
COVID-19
pandemic, during 2020 we were not able to document the health conditions of our patients as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates MA health plans based on the health status (acuity) of each individual patient. Payors and their contracted providers with higher acuity patients receive more, and those with lower acuity patients receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person
visit with a patient. As part of the Coronavirus Aid, Relief and Economic Security Act the “CARES Act”), which was signed into law on March 27, 2020 and was designed to provide financial support and resources to individuals and businesses affected by the
COVID-19
pandemic, Medicare allowed documentation for conditions identified during video visits with patients. While we utilized telehealth to document the health conditions of our patients and increased our efforts to return our patients to our centers for in-person
visits during the latter half of 2020 and the beginning of 2021, based on the difference between the risk adjusted PPPM revenue expected by our historical models and the actual risk adjusted PPPM rates in 2021, we believe our 2021 revenue was negatively impacted by approximately $11.5 million due to our inability to adequately document the acuity of our patients during 2020. In the event we are unable to adequately document the acuity of our patients in subsequent years, our revenues and financial performance could be significantly affected.
During 2021, we also experienced increased costs directly related to
COVID-19
claims of approximately $11.6 million.
COVID-19
related spikes in hospital utilization could continue to occur for the foreseeable future during the duration of the pandemic, which could negatively impact our revenues and financial performance during any period in which such hospital utilization spikes occur.
The extent and continued impact of the
COVID-19
pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our sales cycles; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Even after the
COVID-19
pandemic has subsided, we may experience adverse impacts to our business as a result of any economic recession or depression that has occurred or may occur in the future. The
COVID-19
pandemic may also have the effect of heightening many of the other risks described in this “
Risk

Factors
” section, including but not limited to those relating to cyber-attacks and security vulnerabilities and interruptions or delays due to third-parties. The full impact of the
COVID-19
pandemic may continue to significantly affect our results of operations and overall financial condition even in future periods.
Another pandemic, epidemic, or outbreak of an infectious disease could occur in the United States or worldwide, and such an event could adversely affect our business in ways that are similar to or different from the
COVID-19
pandemic. We may be unable to properly anticipate or prepare for these events and, as a result, our business may be materially adversely impacted.
Our growth strategy, including organic growth and growth by acquisition, will include integration and other risks and, as a result, our growth strategy may not prove viable and we may not realize expected results.
We seek growth opportunities organically through growth of de novo centers and geographic expansion, through acquisitions and through alliances with payors or other primary care providers. Our business strategy is to grow by expanding our network of primary medical centers and wellness centers and may include opening new medical centers or acquiring medical centers in our existing markets, expanding into new markets, recruiting new patients and partnering or contracting with payors, existing medical practices or other healthcare providers to provide primary care services. Our ability to grow organically depends upon a number of factors, including recruiting new patients, entering into contracts with additional payors, identifying appropriate facilities, obtaining leases, completing internal build-outs of new facilities within proposed timelines and budgets and hiring or engaging care teams and other personnel. We cannot guarantee that we will be successful in pursuing our strategy for organic growth. We have and may continue to enter into leases for new medical centers in markets where we do not currently have a presence, and there is considerable uncertainty related to the success of these new centers and their impact on our results of operations.
We also intend to continue to acquire primary care medical centers and wellness centers, and some of these acquisitions may be large or in markets where we do not currently operate. When we evaluate a potential acquisition target, we might overestimate the target’s value and, as a result, pay too much for it. We also cannot be certain that we will be able to successfully integrate acquired assets or the operations of the acquired target with our operations. We may engage in large acquisitions, which could be much more difficult to integrate. Difficulties with integration could cause material disruption, which could in turn reduce the efficiency of our operations. Additionally, we may not be able to integrate acquired primary care medical centers and wellness centers in a manner that permits us to realize the cost efficiencies and revenue improvements we anticipate in the time, manner, or amount we currently expect, or at all.
Our growth strategy involves a number of risks and uncertainties, including that:

•	we may not be able to successfully enter into contracts with payors on terms favorable to us or at all;

•	competition for payor relationships may intensify due to the ongoing consolidation in the healthcare industry, which may increase our costs to pursue such opportunities;

•
we may not be able to meet our goals for enrolling new patients to enable us to execute our growth strategy, we may incur substantial costs to enroll new patients and we may be unable to enroll a sufficient number of new patients to offset those costs;

•	we may not be able to successfully maintain and enforce uniform standards, controls, procedures and policies;

•	we may incur additional debt to assist in the funding of acquisitions, which may increase our leverage;

•	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate; and

•
depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter, which could negatively impact our revenues and financial condition.

If we are unable to attract new patients, our revenue growth will be adversely affected.
To increase our revenue, our business strategy is to expand the number of primary care and wellness centers in our network. To support such growth, we must continue to attract and retain a sufficient number of new patients. Although some of our facilities accept Medicaid-eligible patients, we are focused on the Medicare-eligible population and face competition from other primary healthcare providers for those Medicare-eligible patients. If we are unable to effectively promote to the Medicare-eligible population the benefits of our model or if potential or existing patients prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to increase our patient census. In addition, our growth strategy is dependent on patients selecting us as their primary care provider under their MA plan.
MA is a federally funded health insurance program administered by private health plans and offered to Medicare beneficiaries as an alternative to fee-for-service
Medicare. CMS, the federal agency that administers Medicare, contracts with private health plans, such as health maintenance organizations (“HMO”), to offer
“all-in-one”
coverage to Medicare beneficiaries for a fixed monthly amount per enrollee (i.e., a capitated payment model) paid by Medicare. MA plans also in turn contract with providers like us under which the providers deliver care to patients at negotiated rates.
Patients may elect an MA plan during an annual enrollment period from November into December of each year. Therefore, our ability to grow our patient population with capitation arrangements is dependent in part on our ability to successfully enroll MA patients during the annual enrollment period. During the annual enrollment period, we must convince new MA patients to select us as their primary care provider and existing patients to not select another provider. An inability to enroll new patients and retain existing patients, particularly those under managed care arrangements, would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.
Our revenues and operations are dependent upon a limited number of key payors, the loss of any of which could adversely affect our business.
Our operations are dependent on a concentrated number of payors with whom we contract to provide services to patients. CareMax has established relationships with eleven different payors for MA patients. On a pro forma basis giving effect to the Business Combination with IMC as of January 1, 2020, when aggregating the revenue associated with each payor through its local affiliates, Simply Healthcare, WellCare and HealthSun accounted for approximately 43% of CareMax’s capitated revenue for the twelve months ended December 31, 2021.
Our current agreement with HealthSun began on June 1, 2015 and continues in effect until July 1, 2029 unless terminated earlier pursuant to the terms of the agreement. Under the agreement, HealthSun agrees to pay us fees for primary care services provided by our providers to HealthSun’s members enrolled in HealthSun’s Medicare Advantage plans. Our agreement with HealthSun terminates automatically with respect to particular physicians if a physician loses applicable licenses, is convicted of a felony or fails to obtain or maintain Medicare-approved provider status. HealthSun may also terminate the agreement with respect to a particular physician if the physician fails to comply with medical standards of practice, meet credentialing standards or abide by HealthSun’s policies. The agreement may also be terminated in its entirety by HealthSun upon: a material breach by us and failure by us to cure such breach within a cure period; our failure to abide by HealthSun’s policies and failure to cure such failure within a cure period; if we act in a manner that harms HealthSun’s reputation; fraud or theft against HealthSun; a determination by HealthSun that continuation of the agreement might result in danger to the health, safety or welfare of HealthSun’s members; or our involuntary bankruptcy or insolvency. The agreement will also automatically terminate upon the termination or non-renewal
of HealthSun’s Medicare Advantage contract with CMS and may be terminated if required under applicable law. In the event the agreement is terminated for any reason, we will be paid for services provided through termination. There are no termination costs or penalties applicable to either party in the event the agreement is terminated.
We believe that a majority of our revenues will continue to be derived from a limited number of key payors, which may terminate their contracts with us or our providers credentialed by them upon the occurrence of certain events. The sudden loss of any of our payor partners or the renegotiation of any of our payor contracts could adversely affect our operating results. In the ordinary course of business, we engage in active discussions and renegotiations with payors in respect of the services we provide and the terms of our payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of our payors have previously sought to renegotiate or terminate their agreements with us and may attempt to do so in the future. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our payor contracts and consequently could negatively impact our revenues, business and prospects.
Because we rely on a limited number of payors for a significant portion of our revenues, we depend on the creditworthiness of these payors. Our payors are subject to a number of risks, including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of our payor partners declines, our credit risk could increase. Should one or more of our significant payor partners declare bankruptcy, be declared insolvent, or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income.
The termination or
non-renewal
of the MA contracts held by the health plans with which we contract, or the termination or non-renewal
of our contracts with those plans, could have a material adverse effect on our revenue and our results of operations.
In addition to contracting directly with the CMS to participate in Medicare, we also contract with other health plans to provide capitated care services with respect to certain of their MA members. If a plan with which we contract for these services loses its Medicare contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare program, decides to discontinue its MA plans, decides to contract with another provider to render capitated care services to its members, or decides to directly provide care, our contract with that plan could be at risk and we could lose revenue. We have also entered into contracts with some of these same plans relating to Medicaid Managed Care. Termination of a contract relating to MA could also lead to, or occur concurrently with, termination of a contract relating to Medicaid.
Under most of our capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, we are generally allowed a period of time to object to such amendment. If we so object, under some of the risk agreements, the relevant health plan may terminate the applicable agreement upon 90 to 180 days written notice. If we enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, we could suffer losses with respect to such contract.
Certain of our contracts may be terminated immediately by the health plan if we lose applicable licenses, go bankrupt, lose our liability insurance, or receive an exclusion, suspension, or debarment from state or federal government authorities. In addition, certain of our contracts with health plans are terminable without cause. If any of these contracts were terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. In addition, certain patients covered by such plans in the past have shifted to another primary care provider within their health plan’s network and patients may continue to do so in the future. Moreover, our inability to maintain our agreements with health plans, in particular with key payors such as HealthSun with respect to our MA members, or to renegotiate favorable terms for those agreements in the future, could result in the loss of patients and could have a material adverse effect on our profitability and business. Depending on the health plan at issue and the amount of revenue associated with the health plan’s capitation agreement, the renegotiated terms or termination could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Changes in the payor mix of patients and potential decreases in our reimbursement rates as a result of consolidation among plans could adversely affect our revenues and results of operation.
We have previously been negatively affected, and may continue to be negatively affected, if third-party payors take cost-containment measures, including lowering reimbursement rates or changing patient co-payments
and deductibles. Any of these risks, among other economic factors, could have a material adverse effect on our financial condition.
The amounts we receive for services provided to patients are determined by a number of factors, including the payor mix of our patients and the reimbursement methodologies and rates utilized by our patients’ plans. Reimbursement revenue is generally higher under capitation agreements than it is under fee-for-service
arrangements, and capitation agreements provide us with an opportunity to capture any additional surplus we create by investing in preventive care to keep a particular patient’s third-party medical expenses low. Under a capitation agreement such as with MA plans, we receive a fixed fee per member per month for services and, in some cases, additional compensation based on quality of care and other patient care metrics. Under a fee-for-service
payor arrangement, we collect fees directly from the payor as services are provided. A decrease in the number of capitation arrangements could adversely affect our revenues and results of operations.
In addition, a shift in payor mix toward Medicaid payors as well as an increase in the number of uninsured patients may result in a reduction in our average rate of reimbursement or an increase in uncollectible receivables or uncompensated care, with a corresponding decrease in our net revenue. Changes in the eligibility requirements for governmental programs such as the Medicaid program and state decisions on whether to participate in any expansion of such programs also could impact the number of patients who participate in such programs and the number of uninsured patients. For those patients in private insurance plans, changes to those plans could increase patient financial responsibility, resulting in a greater risk of uncollectible receivables. These factors and events could have a material adverse effect on our business, financial condition, and results of operations.
Following the Business Combination, we experienced a shift in payor mix toward Medicaid due to more significant Medicaid membership in IMC. Acquisitions subsequent to the Business Combination have resulted in growth weighted more toward Medicare.
The healthcare industry has also experienced consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates have declined in the past and may decline in the future based on renegotiations as larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements. A decrease in the number of capitation arrangements could adversely affect our revenues and results of operation.
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and patient satisfaction or adequately address competitive challenges.
We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Additionally, our organizational structure may become more complex as we improve our operational, financial and management controls, as well as our reporting systems and procedures. We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain patients and employees.
In addition, as we expand our business, it is important that we continue to maintain a high level of patient service and satisfaction. As our patient base continues to grow, we will need to expand our medical, patient services and other personnel, and our network of partners, to provide personalized patient service. If we are not able to continue to provide high quality medical care with high levels of patient satisfaction, our reputation, as well as our business, results of operations and financial condition could be adversely affected.
We are reliant on strategic relationships with third-parties to implement our growth strategy, and any failure to realize the expected benefits of such strategic relationships could adversely affect our business.
As part of our growth strategy, we have partnered with third parties to expand our operations and to open medical centers in new markets. For example, we have entered into a collaboration agreement with Anthem, a national health benefits company, through which we plan to open approximately 50 centers across eight priority states. Additionally, we have entered into a collaboration with Related, pursuant to which Related will advise us on opening new medical centers nationwide, including, but not limited to, within and proximate to affordable housing communities that may be owned by Related.
Additionally, Anthem previously indicated that it would work with CareMax and other providers to help bring New York based retirees into value based agreements with its affiliate, Empire BlueCrossBlueShield, in partnership with the nonprofit insurer Emblem Health, being awarded the City of New York group Medicare Advantage retiree contract to serve up to approximately 250,000 retired workers. However, the implementation of the New York City retirees’ contract has been delayed and may be reduced or canceled. The delay in the implementation of the New York City retirees’ contract has had an impact on our expected growth in New York City and the reduction or cancellation of such contract may further impact our prospects for growth in that market or in other markets.
Our ability to realize the benefits of the arrangements with Anthem or Related is not certain. There are many factors that could delay or ultimately prevent us from opening new centers in collaboration with Anthem or Related, including that Anthem or Related does not perform its obligations under each of their respective agreements. Should any other expected benefits of the arrangements with Anthem or Related fail to materialize, our prospects for growth of our de novo expansion strategy could be adversely affected, and we may not be able to effectively expand outside of our core markets in Florida. Additionally, we may be at a disadvantage to our competition, which in some cases already has a wider geographical presence, without assistance from our strategic partners. If we are not able to grow and expand outside of our core markets in Florida, our future business, results of operations and financial condition could be adversely affected.
We face significant competition from primary care facilities and other healthcare services providers. Our failure to adequately compete could adversely affect our business.
We compete directly with national, regional and local providers of healthcare for patients and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. Other companies could enter the healthcare industry in the future and divert some or all of our business. If we expand to other geographies, we expect competition may change based on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of patients, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract patients to our centers, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing primary care providers may also offer larger facilities or different programs or services than we do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients and referral sources. Furthermore, while we budget for routine capital expenditures at our facilities to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which we have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.
Competition for physicians and nurses, shortages of qualified personnel or other factors could increase our labor costs and adversely affect our revenue, profitability and cash flows.
Our operations are dependent on the efforts, abilities and experience of our physicians and other clinical personnel. We compete with other healthcare providers, primarily hospitals and other facilities, in attracting physicians, nurses and other medical staff to support our centers, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our centers and in contracting with payors. We have employment contracts with physicians and other health professionals that include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. There can be no assurance that our non-compete
agreements related to physicians and other health professionals will be found enforceable if challenged. In such event, we would be unable to prevent physicians and other health professionals formerly employed by us from competing with us, potentially resulting in the loss of some of our patients.
Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, or otherwise become unable or unwilling to continue practicing medicine or continue working with our practices. We may not be able to attract new physicians to replace the services of terminating physicians or to service our growing membership. Some patients may have loyalty to these physicians and have a desire to shop for new physicians upon one of ours leaving the practice for any reason. In some markets, the lack of availability of clinical personnel, such as nurses and mental health professionals, has become a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.
If we are unable to recruit or retain our skilled, semi-skilled and unskilled personnel, our patients could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce our revenues and profits. If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our facilities that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts.

Although none of our employees are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel, or to control our labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.
Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations.
We receive the majority of our revenue from MA plans, and revenue from Medicare accounted for approximately 78.9% and 99.6% of our revenue for the twelve months ended December 31, 2021 and 2020, respectively. In addition, many private payors base their reimbursement rates on the published Medicare rates or are themselves MA plans reimbursed by Medicare for the services we provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly MA programs. Any changes that limit or reduce MA or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses us for our services. Budget pressures may lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins.
For example, under provisions in the Budget Control Act of 2011, an initiative to reduce the federal deficit also known as “sequestration,” discretionary spending caps were originally enacted that would impose spending cuts of $1.2 trillion, including reduced Medicare payments to plans and providers by two percent (2%). The CARES Act temporarily suspended these reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. The Protecting Medicare and American Farmers from Sequester Cuts Act, extended the suspension of sequestration for Medicare payments until March 31, 2022. There is no guarantee that sequester will be suspended further or that further action will be taken to reverse or suspend reductions in Medicare payments.
Each year, CMS issues a final rule to establish the MA benchmark payment rates for the following calendar year. Any reduction to MA rates impacting us that is greater compared to the industry average rate may have a material adverse effect on our business, results of operations, financial condition and cash flows. The final impact of the MA rates can vary from any estimate we may have and may be further impacted by the relative growth of our MA patient volumes across markets as well as by the benefit plan designs submitted. It is possible that we may underestimate the impact of the MA rates on our business and that our MA revenues may continue to be volatile in the future, each of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:

•	administrative or legislative changes to base rates or the bases of payment;

•	limits on the services or types of providers for which Medicare will provide reimbursement;

•	changes in methodology for patient assessment and/or determination of payment levels;

•	the reduction or elimination of annual rate increases; or

•	a change in co-payments or deductibles payable by beneficiaries.

Recent legislative, judicial and executive efforts to enact further healthcare reform legislation have caused the future state of the exchanges, other reforms under the ACA, and many core aspects of the current U.S. health care system to be unclear. While specific changes and their timing are not yet apparent, enacted reforms and future legislative, regulatory, judicial, or executive changes, particularly any changes to the MA program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
There is also uncertainty regarding both MA payment rates and beneficiary enrollment, which, if reduced, would reduce our overall revenues and net income. For example, although the Congressional Budget Office (“CBO”) predicted in 2010 that MA participation would drop substantially by 2020, the CBO has more recently predicted, without taking into account potential future reforms, that enrollment in MA (and other contracts covering Medicare Parts A and B) could reach 31 million people by 2027. Although MA enrollment increased by approximately 5.6 million people, or by 50%, between the enactment of the ACA in 2010 and 2015, there can be no assurance that this trend will continue. Further, fluctuation in MA payment rates are evidenced by CMS’s annual announcement of the expected average change in revenue from the prior year: for 2018, CMS announced an average increase of 0.45%; for 2019, 3.4%, for 2020, 2.53%, for 2021, 0.93% and an expected 2.82% for 2022. Uncertainty over MA enrollment and payment rates present a continuing risk to our business.
According to KFF, MA enrollment continues to be highly concentrated among a few payors, both nationally and in local regions. In 2021, two payors accounted for 45% of MA enrollment and four payors accounted for 76% of MA enrollment. Further consolidation among MA plans in certain regions, or the Medicare program’s failure to attract additional plans to participate in the MA program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Reductions in reimbursement rates or the scope of services being reimbursed could have a material adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare reimbursement payments could materially and adversely affect our business, financial condition and results of operations.
State and federal efforts to reduce Medicaid spending could adversely affect our financial condition and results of operations.
Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher-income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.
For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related
Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on our business.
As part of the movement to repeal, replace or modify the ACA and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, we cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the ACA.
We expect these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which our services are reimbursed by state Medicaid plans.
We primarily depend on reimbursements by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the reimbursement process.
The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when we provide services to our patients, we may from time to time experience delays in receiving the associated capitation payments or, for our patients on fee-for-service
arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage or were for services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. As described below, we are subject to audits by such payors, including governmental audits of our Medicare claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our reimbursement claims.
In addition, certain of our patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. There also may be instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients. Despite reasonable efforts, we may not be able to collect all, or any, of those amounts that are the patient’s financial responsibility. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases our collection costs and reduces overall collections. We have a financial assistance policy in which we assess patients for financial hardship and other criteria that are used to make a good-faith determination of financial need. If a patient is deemed to meet these criteria, we will waive or reduce that patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services we provide to them. If we were to experience a substantial increase in the number of patients qualifying for such waivers or reductions or in the volume of patient receivables deemed uncollectible, our costs could increase significantly and we may not be able to offset such additional costs with sufficient revenue.
In response to the
COVID-19
pandemic, CMS has made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the
COVID-19
pandemic. These relaxed regulations have allowed us to continue operating our business and delivering care to our patients through telehealth modalities. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the
COVID-19
pandemic. If regulations change to restrict our ability to or prohibit us from delivering care through telehealth modalities, our financial condition and results of operations may be adversely affected.

Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.
Approximately 95% and 99% of the Company’s revenue for the twelve months ended December 31, 2021 and 2020, respectively is derived from fixed fees paid by health plans under capitation agreements with us. While there are variations specific to each agreement, we generally contract with health plans to receive a fixed fee per month for professional services and assume the financial responsibility for the healthcare expenses of our patients. This type of contract is referred to as a “capitation” contract. To the extent that patients require more care than is anticipated and/or the cost of care increases, aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, we will not be able to increase the fee received under these risk agreements during their then-current terms and we could suffer losses with respect to such agreements.
Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not paid claims, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the Medicare expenses of our patients may be outside of our control in the event that patients take certain actions that increase such expenses, such as unnecessary hospital visits.
Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of patients and higher levels of hospitalization;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations and practices;

•	increased costs attributable to specialist physicians, hospitals and ancillary providers;

•	changes in the demographics of our patients and medical trends;

•	contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

•	the occurrence of catastrophes, major epidemics, or pandemics; and

•	the reduction of health plan premiums.
The estimates of market opportunity and forecasts of market and revenue growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In particular, the size and growth of the overall U.S. healthcare market is subject to significant variables, including a changing regulatory environment and population demographic, which can be difficult to measure, estimate or quantify. Our business depends on member acquisition and retention, which further drives revenue from our contracts with health network partners. Estimates and forecasts of these factors in any given market is difficult and affected by multiple variables such as population growth, concentration of enterprise clients and population density, among other things. Further, we cannot assure you that we will be able to sufficiently penetrate certain market segments included in our estimates and forecasts, including due to limited deployable capital, ineffective marketing efforts or the inability to develop sufficient presence in a given market to gain members or contract with employers and health network partners in that market. Once we acquire a member, apart from fixed annual membership fees and payments from health care partners, we primarily derive revenue from patient
in-office
visits, which may be difficult to forecast over time, particularly as our billable service mix continues to expand, including due to the
COVID-19
pandemic. Finally, our contractual arrangements with health network partners typically have highly tailored capitation and other fee structures which vary across health network partners and are dependent on the number of members that receive healthcare services in a health network partner’s network. As a result, we may not be able to accurately forecast revenue from our health network partners. For these reasons, the estimates and forecasts in this prospectus relating to the size and expected growth of our target markets may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.
There are significant risks associated with estimating the amount of revenue that we recognize under our risk agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.
There are significant risks associated with estimating the amount of revenues that we recognize under our risk agreements with health plans in a reporting period. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our patients, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor recoupments typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.
We are dependent on information technology and our systems and infrastructure face certain risks, including from cybersecurity breaches and data leakage.
We rely extensively on information technology systems, networks and services, including internet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, some of which are managed, hosted provided and/or used for third-parties or their vendors, to assist in conducting our business. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by our workforce, others with authorized access to our systems or unauthorized persons could negatively impact operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our, or our third-party providers’ systems, portable media or storage devices. We could also experience a business interruption, theft of confidential information or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Although the aggregate impact on our operations and financial condition has not been material to date, we have been the target of events of this nature and expect them to continue as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. We have invested in industry appropriate protections and monitoring practices of our data and IT to reduce these risks and continue to monitor our systems on an ongoing basis for any current or potential threats. While we maintain cyber insurance, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems. There can be no assurance that our continuing efforts will prevent breakdowns or breaches to our or our third-party providers’ databases or systems that could adversely affect our business.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or our patients, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect, store, use and disclose sensitive data, including protected health information (“PHI”), and other types of personal data or personally identifiable information (“PII”) relating to our employees, patients and others. We also process and store, and use third-party service providers to process and store, sensitive information, including intellectual property, confidential information and other proprietary business information. We manage and maintain such sensitive data and information utilizing a combination of on-site
systems, managed data center systems and cloud-based computing center systems.
We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this sensitive data and information. Security breaches of this infrastructure, including physical or electronic break-ins,
computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of such sensitive data or information, causing PHI or other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, processing and transmission of employee, user and patient information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII and other sensitive information we and our service providers collect, store, transmit and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information for us to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our contractors or third-party service providers, or the PHI, other PII, or other sensitive information we or contractors or third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Despite our implementation of security measures, cyber-attacks are becoming more sophisticated and frequent. As a result, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures.
A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, patient information, including PHI or other PII, or other sensitive information we or our contractors or third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our systems, and we could suffer a loss of patients, and we may as a result suffer loss of reputation, adverse impacts on patient and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.
Any such breach or interruption of our systems or those of any of our third-party service providers could compromise our networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations (collectively known as “HIPAA”), and regulatory penalties. Unauthorized access, loss, or dissemination could also disrupt our operations, including our ability to perform our services, access patient health information, collect, process and prepare company financial information, provide information about our current and future services and engage in other patient and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Our existing or future indebtedness could adversely affect our business and growth prospects.
As of December 31, 2021, we have $121.9 million of senior secured debt under the Credit Agreement, dated as of June 8, 2021, by and among CareMax, Royal Bank of Canada, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank, RBC Capital Markets, LLC and Truist Securities, Inc., as Syndication Agents, Joint Lead Arrangers and Joint Book Runners, and certain other banks and financial institutions serving as lenders, as amended by the First Amendment to Credit Agreement, dated December 30, 2021 (as amended, the “Credit Agreement”). Our indebtedness under the Credit Agreement, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.
Our indebtedness and the cash flow needed to satisfy our debt have important consequences, including:

•
limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	making us more vulnerable to rising interest rates; and

•	making us more vulnerable in the event of a downturn in our business.
Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.
The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.
The terms of the Credit Agreement and certain of our other agreements restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.
The Credit Agreement and long-term leases we enter into in connection with certain of our medical centers contain restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. For example, the Credit Agreement contains restrictions on our ability to:

•	incur or guarantee additional indebtedness, other than certain permitted debt;

•	incur liens, other than certain permitted liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	make changes in accounting treatment or reporting practices;

•	prepay, redeem or repurchase certain indebtedness; and

•	amend our organizational documents.
Under certain circumstances, the restrictive covenants in the Credit Agreement require us to satisfy certain financial maintenance tests. Our ability to satisfy those tests can be affected by events beyond our control. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our facilities or lines of credit to avoid being in default. Certain of our long-term leases contain similar covenants to the Credit Agreement and are subject to provisions that provide for a cross default in the event any of our covenants under the Credit Agreement are breached. If we breach our covenants under the Credit Agreement or any other agreement that contains similar covenants, we may be required to seek one or more waivers, we may not be able to obtain such waivers.
As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.
A breach of the covenants or restrictions under the Credit Agreement could result in an event of default thereunder. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.
These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.
Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of the Credit Agreement, including those breaches or defaults with respect to any of our other outstanding debt instruments.

We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.
We may be party to lawsuits and legal proceedings in the normal course of business. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions or business practices. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth.
The results of regulatory proceedings, litigation, claims and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition and results of operations.
If federal or state government officials audit or investigate our operations or arrangements with third parties, the challenge could potentially disrupt our business operations and we may incur substantial defense costs, even if we successfully defend our interpretation of applicable laws, rules and regulations. In addition, if the government successfully challenges our interpretation as to the applicability of laws, rules and regulations as they relate to our operations and arrangements with third parties, that may have a material adverse effect on our business, financial condition and results of operations. In the event regulatory action were to limit or prohibit us from carrying on our business as we presently conduct it or from expanding our operations to certain jurisdictions, we may need to make structural, operational and organizational modifications to our business and/or our contractual arrangements with third party payers. Our operating costs could increase significantly as a result.
We believe that audits, inquiries and investigations from government agencies will continue to occur from time to time in the ordinary course of our business, which could result in substantial defense costs to us and a diversion of management’s time and attention. Such pending or future audits, inquiries or investigations, or the public disclosure of such matters, may have a material adverse effect on our business, financial condition and results of operations.
We also may be subject to lawsuits under the federal False Claims Act (the “FCA”) and comparable state laws for submitting allegedly fraudulent or otherwise inappropriate bills for services to the Medicare and Medicaid programs. These lawsuits, which may be initiated by government authorities as well as private party relators, can involve significant monetary damages, fines, attorney fees and the award of bounties to private plaintiffs who successfully bring these suits, as well as to the government programs. In recent years, government oversight and law enforcement have become increasingly active and aggressive in investigating and taking legal action against potential fraud and abuse
Furthermore, our business exposes us to potential medical malpractice, professional negligence, or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.
Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business. Additionally, these matters are often expensive and disruptive to normal business operations and the costs of litigating these matters could be significant. Litigation and regulatory proceedings may be protracted and the results are difficult to predict. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain patients or geographies, all of which could negatively impact our geographical expansion and revenue growth.
Although we maintain third-party professional liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any professional liability claim brought against us, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. If our costs of insurance and claims increase, then our earnings could decline.
We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Many of our employees, consultants and advisors are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how
of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.
As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to our reputation;

•	the revocation of a facility’s or agency’s license; and

•	loss of certain rights under, or termination of, our contracts with payors.
We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.
Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
As a result of the ACA, the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare plan. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of our revenue is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to our patients, reductions in the quality ratings of a health plan that we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Given each health plan’s control of its plans and the many other providers that serve such plans, we believe that we will have limited ability to influence the overall quality rating of any such plan. The Balanced Budget Act that passed in February 2018 implemented certain changes to prevent artificial inflation of star ratings for MA plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas MA plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan in which we participate, we may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have a material adverse effect on our business, results of operations, financial condition and cash flows.
If we are not able to maintain and enhance our reputation and brand recognition, including through the maintenance and protection of trademarks, our business and results of operations may be harmed.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with both patients and payors and to our ability to attract new patients. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of or provide quality medical care for our patients, or any adverse publicity or litigation involving or surrounding us, one of our centers or our management, could make it substantially more difficult for us to attract new patients. Similarly, because our existing patients often act as references for us with prospective new patients, any existing patient that questions the quality of our care could impair our ability to secure additional new patients. In addition, negative publicity resulting from any adverse government payor audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with patients, which would harm our business, results of operations and financial condition.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with patients, payors and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to commercialize our technologies in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.
Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.
Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our patients, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our patients and care teams and hinder our ability to provide services, establish appropriate pricing for services, retain and attract patients, manage our patient risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.
Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate patient needs and expectations, enhance the patient experience, act as a differentiator in the market and protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, particularly with respect to the CareOptimize platform, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected.
Our business depends on internally developed technology and content, including software, databases, confidential information and know-how,
the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade-secret, and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed technology and content. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming. Effective trademark, trade-secret and copyright protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection. Additionally, CareMax does not currently hold a patent or other registered or applied for intellectual property protection for the CareOptimize platform, and instead relies upon non-registered
rights, including trade secrets, contractual provisions and restrictions on access, to protect our intellectual property rights in CareOptimize. Furthermore, because CareMax does not currently have a patent portfolio, if a competitor sues CareMax for patent infringement, our ability to counterclaim or settle through patent cross-licenses may be diminished. If we are unable to protect our intellectual property and other rights, particularly with respect to the CareOptimize platform, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.
Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ services, and may in the future seek to enforce our rights against potential infringement. However, the steps we have taken to protect our intellectual property rights may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully protect our intellectual property rights could result in harm to our ability to compete and reduce demand for our technology. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Also, some of our services rely on technologies and software developed by or licensed from third parties, and we may not be able to maintain our relationships with such third parties or enter into similar relationships in the future on reasonable terms or at all.
Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to develop and commercialize our services and use our internally developed technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us we may be required to engage in or to continue claims, regardless of whether such claims have merit, which can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology, obtain licenses, modify our services and technology while we develop non-infringing
substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights for our services. We may also have to redesign our services so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, know-how
and other proprietary and internally developed information, the value of our technology could be adversely affected.
We may not be able to protect our trade secrets,
know-how
and other internally developed information, including in relation to our CareOptimize platform, adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how
and other proprietary information. We rely, in part, on
non-disclosure,
confidentiality and
assignment-of-invention
agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how
and other intellectual property and internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how
and other internally developed information.
Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.
We depend upon licenses from third parties for some of the technology and data used in our CareOptimize platform. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our services. In addition, we obtain a portion of the data that we use from government entities, public records and from our partners for specific partner engagements. We believe that we have all rights necessary to use the data that is incorporated into our services. We cannot, however, assure you that our licenses for information will allow us to use that information for all potential or contemplated applications.
In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data, or if judicial interpretations are issued restricting use of the data that we currently use to support our services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide appropriate services to our patients would be materially adversely impacted, which could have a material adverse effect on our business, financial condition and results of operations.
We also integrate into our internally developed applications and use third-party software to support our technology infrastructure. Some of this software is proprietary and some is open source software. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own internally developed applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.
Most of our third-party licenses are
non-exclusive
and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own internally developed technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.
We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.
Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, provision of medical services, information technology and security, marketing, and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of CareMax’s co-founder
and Chief Executive Officer, Carlos A. de Solo, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.
Our primary care medical centers are concentrated in South and Central Florida, and we may not be able to successfully establish a presence in new geographic markets.
Our revenue is derived from our primary care medical centers in Florida, particularly in South and Central Florida. As a result, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus. Furthermore, due to the concentration of our operations in these regions, our business may be adversely affected by economic conditions that disproportionately affect this region as compared to other regions. To continue to expand our operations to other regions of the United States, we will have to devote resources to identifying and exploring such perceived opportunities. Thereafter, we will have to, among other things, recruit and retain qualified personnel, develop new primary care medical centers and establish new relationships with physicians and other healthcare providers. In addition, we would be required to comply with laws and regulations of states that may differ from the ones in which we currently operate, and could face competitors with greater knowledge of such local markets. We anticipate that further geographic expansion will require us to make a substantial investment of management time, capital and/or other resources. There can be no assurance that we will be able to continue to successfully expand our operations in any new geographic markets.
Our overall business results may suffer from an economic downturn.
During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities have decreased, and may continue to decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payor sources for our centers. Other risks we face during periods of high unemployment include potential declines in the population covered under capitation agreements, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment
and deductible receivables.
We lease all of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions and special charges.
We currently lease or license all of our centers. Our leases are typically on terms ranging from 10 to 20 years. Each of our lease or license agreements provides that the lessor may terminate the lease, subject to applicable cure provisions, for a number of reasons, including the defaults in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Termination of certain of our lease agreements could result in a cross-default under our debt agreements or other lease agreements. If a lease agreement is terminated, there can be no assurance that we will be able to enter into a new lease agreement on similar or better terms or at all.
Our lease obligations often include annual fixed rent escalators ranging between 2% and 3% or variable rent escalators based on a consumer price index. These escalators could impact our ability to satisfy certain obligations and financial covenants. If the results of our operations do not increase at or above the escalator rates, it would place an additional burden on our results of operations, liquidity and financial position.
As we continue to expand and have leases or licenses with different start dates, it is likely that some number of our leases and licenses will expire each year. Our lease or license agreements often provide for renewal or extension options. There can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal or extension. In addition, if we are unable to renew or extend any of our leases or licenses, we may lose all of the facilities subject to that master lease agreement. If we are not able to renew or extend our leases or licenses at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition and results of operation could be adversely affected.
Leasing facilities pursuant to binding lease or license agreements may limit our ability to exit markets. For instance, if one facility under a lease or license becomes unprofitable, we may be required to continue operating such facility or, if allowed by the landlord to close such facility, we may remain obligated for the lease payments on such facility. We could incur special charges relating to the closing of such facility, including lease termination costs, impairment charges and other special charges that would reduce our profits and could have a material adverse effect on our business, financial condition or results of operations.
Our failure to pay the rent or otherwise comply with the provisions of any of our lease agreements could result in an “event of default” under such lease agreement and also could result in a cross default under other lease agreements and agreements for our indebtedness. Upon an event of default, remedies available to our landlords generally include, without limitation, terminating such lease agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such lease agreement, including the difference between the rent under such lease agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such lease agreement. The exercise of such remedies would have a material adverse effect on our business, financial position, results of operations and liquidity.
If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We have significant suppliers that may be the sole or primary source of products critical to the services we provide, or to which we have committed obligations to make purchases, sometimes at particular prices. If any of these suppliers do not meet our needs for the products they supply, including in the event of a product recall, shortage or dispute, and we are not able to find adequate alternative sources, if we experience material price increases from these suppliers that we are unable to mitigate, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face patient attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Our corporate cultures have contributed to our success, and if we cannot maintain a positive corporate culture as we grow, we could lose innovation, creativity and teamwork and our business may be harmed.
We believe that corporate culture has been a critical contributor to our success, particularly regarding our ability to attract highly skilled personnel. If we do not continue to develop corporate culture or maintain and preserve core values as we grow and evolve, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Our anticipated headcount growth and our transition from two private companies to a single public company, along with additional acquisitions subsequent to the Business Combination, may result in a change in corporate culture, which could harm our business.
Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties.
The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor (“RAF”) scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Additionally, CMS performs Risk Adjustment Data Validation (“RADV”) audits of the diagnosis codes reported by MA plans to confirm they are supported by medical documentation and to determine if risk-adjustment calculations, are accurate. The MA plans ask providers to submit the underlying documentation for members that they serve. CMS then compares the diagnoses reflected in the risk scores with underlying medical records to identify whether there are any codes that are not supported by the medical record. If this comparison of sample enrollees yields a difference, referred to as an error rate, CMS plans to calculate a contract-level error rate (i.e., the entire error in payment if the errors found in the RADV audit were reflected in all similar cases for that contract).
It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS or plan audit. There is a possibility that a MA plan may seek repayment from us should CMS make any payment adjustments to the MA plan as a result of its audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA that range from $5,500 to $11,000 (adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 19, 2020, the DOJ issued a final rule announcing adjustments to FCA penalties, under which the per claim range increases to a range from $11,665 to $23,331 per claim, so long as the underlying conduct occurred after November 2, 2015.
CMS has indicated that payment adjustments will not be limited to RAF scores for the specific MA enrollees for which errors are found but may also be extrapolated to the entire MA plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.
There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.
A failure to accurately estimate incurred but not paid medical expense could adversely affect our results of operations.
Patient care costs include estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed. These claim estimates are made utilizing actuarial methods and are continually evaluated and adjusted by management, based upon our historical claims experience and other factors, including an independent assessment by a nationally recognized actuarial firm. Adjustments, if necessary, are made to medical claims expense and capitated revenues when the assumptions used to determine our claims liability change and when actual claim costs are ultimately determined.
Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in our financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that our estimates of this type of claim may be inadequate in the future.
In such event, our results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results of operations.

Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.
Negative publicity regarding the managed healthcare industry generally, or the MA program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:

•	requiring us to change our products and services;

•
increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which we provide services and increase our costs of providing services;

•
adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to MA enrollees; or

•	adversely affecting our ability to attract and retain patients.
Our primary care medical centers may be negatively impacted by weather and other factors beyond our control.
Our results of operations may be adversely impacted by adverse conditions affecting our centers, including severe weather events such as hurricanes and flooding, public health concerns such as contagious disease outbreaks, violence or threats of violence or other factors beyond our control that cause disruption of patient scheduling, displacement of our patients, employees and care teams, or force certain of our centers to close temporarily. Given our concentration in South and Central Florida, most of our medical centers may be simultaneously affected by adverse weather conditions or other events. Our future operating results may be adversely affected by these and other factors that disrupt the operation of our centers.
Since the Business Combination, we have generated net losses, and we may not be able to achieve or maintain sustained profitability as a combined company.
As a combined entity, we incurred net losses of approximately $6.7 million for the twelve months ended December 31, 2021. We expect our aggregate costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest in our de novo expansion strategy, organically increasing our member base, expanding our operations, hiring additional employees, integrating acquired businesses, pursuing additional strategic acquisitions and operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses in the immediate future. In such a case, we may be required to seek additional financing, which may not be on terms on terms satisfactory to us, and our business and growth prospects may suffer.
To raise capital, we may sell equity securities, convertible securities or other securities in one or more transactions at prices and in a manner we determine from time to time. Our ability to sell such securities will depend on may factors, some of which are not within our control, such as market conditions, and if we sell equity securities, convertible securities or other securities, our current stockholders may be materially diluted by subsequent sales. Additionally, the Credit Agreement contains significant restrictions on our ability to issue new debt, which could further restrict our ability to raise capital. See “
The terms of certain of our agreements, including the Credit Agreement, restrict our current and future operations, particularly our ability to respond to changes or to take certain actions
” above for further discussion of the restrictions contained in the Credit Agreement. Further, we may not be able to refinance the Credit Agreement in the event we seek to incur additional debt, and our ability to refinance the Credit Agreement will depend, among other things, on the capital and credit markets and our financial condition at such time. We cannot guarantee that any such efforts to raise capital will be successful, and in the event we are unable to raise additional capital necessary to execute our business strategy, our business operations and financial condition could be materially adversely affected.

Our cash flows from operating activities were negative for the year ended December 31, 2021. We may not generate positive cash flow from operating activities in any given period, and our limited operating history as a combined company with IMC and other acquisitions made subsequent to the Business Combination may make it difficult to evaluate our current business and our future prospects. In addition, we have and expect to continue expend a significant amount of cash on acquisitions and investing in de novo medical centers, which we do not expect to generate immediate net profits. There is no guarantee that any of these investments will be successful or generate a net profit. Even if these investments result in additional revenue, we may not be able to effectively manage such growth or successfully execute on our business plan and vision which could materially and adversely impact our ability to achieve profitability. If we are not able to achieve sustainable profitability as a combined company and generate sufficient cash flow to support our business operations and debt obligations, then our ability to execute our business strategy and maintain our business operations could be materially adversely affected
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.
As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new medical practices or other complementary businesses. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing any particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable medical practices as candidates for acquisition, or we may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions of medical practices and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the medical practices into our business, our could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage acquired medical practices or successfully integrate the acquired medical practices into our business;

•
increased expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

•
entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•
diversion of management’s attention and the over-extension of our existing operating business and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

•
the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations including medical practitioners and support staff.
Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of our Class A common stock, $0.0001 par value per share

(“Class A Common Stock”), to fund any acquisition would cause economic dilution to existing stockholders. If we are unable to successfully integrate medical practices which we have or will acquire, or target medical practices view our Class A Common Stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.
Risks Related to Regulation
If we fail to adhere to all of the complex government laws and regulations that apply to our business, we could suffer severe consequences that could have a material adverse effect on our business, results of operations, financial condition, cash flows and reputation.
Our operations are subject to extensive federal, state and local government laws and regulations, such as:

•	Medicare and Medicaid reimbursement rules and regulations;

•
the federal physician self-referral law (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J) (the “Stark Law”) and analogous state self-referral prohibition statutes, which, subject to limited exceptions, prohibits physicians from referring Medicare patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with an entity, and prohibit the entity from billing Medicare for such “designated health services” and state self-referral laws and laws that prohibit fee splitting and patient brokering that may implicate Medicaid, private insurance, or other payors;

•
the FCA and associated regulations, that imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam
or whistleblower suits;

•
the Civil Monetary Penalty statute and associated regulations, which authorizes the government agency to impose civil money penalties, an assessment, and program exclusion for various forms of fraud and abuse involving the Medicare and Medicaid programs including the Beneficiary Inducements Civil Monetary Penalty, which prohibits the transfer of remuneration (including the offering of free items or services and waivers of deductibles and copayments) to any Medicare or Medicaid Beneficiary that the person knows or should know is likely to induce the beneficiary’s selection of a particular provider;

•
federal and state laws regarding the collection, use and disclosure of patient health information (e.g., HIPAA) and the storage, handling, shipment, disposal and/or dispensing of pharmaceuticals and blood products and other biological materials and many other applicable state and federal laws and requirements;

•	state and federal statutes and regulations that govern workplace health and safety;

•
federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll
in these programs when changes in direct or indirect ownership occur; and

•
federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants.

In addition to the above laws, Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance also impose complex and extensive requirements upon healthcare providers. Moreover, the various laws and regulations that apply to our operations are often subject to varying interpretations and additional laws and regulations potentially affecting providers continue to be promulgated that may impact us. A violation or departure from any of the legal requirements implicated by our business may result in, among other things, government audits, lower reimbursements, significant fines and penalties, the potential loss of certification, recoupment efforts or voluntary repayments. These legal requirements are civil, criminal and administrative in nature depending on the law or requirement.
We endeavor to comply with all legal requirements. We further endeavor to structure all of our relationships with physicians and providers to comply with state and federal anti-kickback statutes, the Stark Law and other applicable healthcare laws. We dedicate compliance resources and maintain a formal compliance plan to monitor laws and regulations and implement necessary changes. However, the laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that we will be able to adhere to all of the laws and regulations that apply to our business, and any failure to do so could have a material adverse impact on our business, results of operations, financial condition, cash flows and reputation. For example, if an enforcement agency were to challenge the level of compensation that we pay our medical directors or the number of medical directors whom we engage, or otherwise challenge these arrangements, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows and reputation as a result. Similarly, we may face penalties under the FCA, the federal Civil Monetary Penalty statute or otherwise related to failure to report and return overpayments within 60 days of when the overpayment is identified and quantified. These obligations to report and return overpayments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made investments in resources to decrease the time it takes to identify, quantify and process overpayments, and may be required to make additional investments in the future.
Additionally, the federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid and other federally funded health care programs. Moreover, amendments to the federal Anti-Kickback Statute in the ACA make claims tainted by anti-kickback violations potentially subject to liability under the FCA, including qui tam
or whistleblower suits. The penalties for a violation of the FCA range from $5,500 to $11,000 (adjusted for inflation) for each false claim plus three times the amount of damages caused by each such claim which generally means the amount received directly or indirectly from the government. On June 19, 2020, the DOJ issued a final rule announcing adjustments to FCA penalties, under which the per claim range increases to a range from $11,665 to $23,331 per claim, so long as the underlying conduct occurred after November 2, 2015. Given the high volume of claims processed by our various operating units, the potential is high for substantial penalties in connection with any alleged FCA violations.
In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.
If any of our operations are found to violate these or other government laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	exclusion from, suspension or termination of our participation in government payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our required government certifications or exclusion from government payment programs;

•	loss of our licenses required to operate healthcare facilities or administer pharmaceuticals in the states in which we operate;

•
criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law, Stark Law and FCA, or other failures to meet regulatory requirements;

•
enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their PII or PHI has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including HIPAA and the Privacy Act of 1974;

•	mandated changes to our practices or procedures that significantly increase operating expenses;

•
imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

•
termination of various relationships and/or contracts related to our business, including joint venture arrangements, medical director agreements, real estate leases and consulting agreements with physicians; and

•
harm to our reputation which could negatively impact our business relationships, affect our ability to attract and retain patients and physicians, affect our ability to obtain financing and decrease access to new business opportunities, among other things.

We are, and may in the future be, a party to various lawsuits, demands, claims, qui tam
suits, governmental investigations and audits (including investigations or other actions resulting from our obligation to self-report suspected violations of law) and other legal matters, any of which could result in, among other things, substantial financial penalties or awards against us, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare, Medicaid and other healthcare programs and possible criminal penalties, any of which could have a material adverse effect on our business, results of operations, financial condition, cash flows and materially harm our reputation.
Responding to subpoenas, investigations and other lawsuits, claims and legal proceedings as well as defending ourselves in such matters will continue to require management’s attention and cause us to incur significant legal expense. Negative findings or terms and conditions that we might agree to accept as part of a negotiated resolution of pending or future legal or regulatory matters could result in, among other things, substantial financial penalties or awards against us, substantial payments made by us, harm to our reputation, required changes to our business practices, exclusion from future participation in the Medicare, Medicaid and other healthcare programs and, in certain cases, criminal penalties, any of which could have a material adverse effect on us. It is possible that criminal proceedings may be initiated against us and/or individuals in our business in connection with investigations by the federal government.
We, our affiliated physicians and the facilities in which we operate are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, privacy of patient information, physician relationships, personnel and operating policies and procedures. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable
or prior payments being subject to recoupment, requirements to make significant changes to our operations and can give rise to civil or, in extreme cases, criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.
If we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform, our business may be harmed.
Due to the importance of the healthcare industry in the lives of all Americans, federal, state, and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. The Biden Administration and Congress may consider legislation to reform the

U.S. healthcare system. Some states also have pending health reform legislative initiatives. At this time, we are unable to determine the ultimate content or timing of any health reform legislation. We will not be able to determine the effect that any such legislation may have on our operations and business condition until such legislation is enacted, but such legislation may adversely affect our operations and business condition. It is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business or could change the operating environment of our primary medical care centers. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.
While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
We are subject to complex rules and regulations that govern our licensing and certification, as well as credentialing processes with private payors before we can receive reimbursement for services. Our failure to comply with these rules and regulations or delays in the credentialing process could adversely affect our business.
We are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations.
Relevant laws and regulations may also require approvals to maintain or renew our operating authorities or require formal application and approval to continue providing services under certain government contracts. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable
or prior payments being subject to recoupment, and can give rise to civil or, in extreme cases, criminal penalties.
Each time a new physician or other provider joins us, we must enroll such provider under our applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before we can receive reimbursement for services such provider renders to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict. These practices result in delayed reimbursement that may adversely affect our cash flows.
With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and other applicable healthcare professionals in a timely manner, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll providers could reduce our revenues and have a material adverse effect on our business, financial condition, or results of operations.
The ACA, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare and Medicaid could deny continued future enrollment or revoke our enrollment and billing privileges.
The requirements for enrollment, licensure, certification and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payors with which we have contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement, or other penalties. While we make reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance
and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition, or results of operations.
Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our patient base and revenue.
Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services.
HIPAA requires covered entities, such as ourselves, and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident or enforcement action can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of the Department of Health and Human Services (“HHS”) conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the

HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.
HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting more than 500 patients in the same state or jurisdiction must also be reported to the media outlets serving the state or jurisdiction. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII, including the Illinois Biometric Information Privacy Act. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance.
Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We also publish statements to our patients and partners that describe how we handle and protect PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.
Laws regulating the corporate practice of medicine could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.
Some states have laws that prohibit business entities, such as us from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians or engaging in certain arrangements, such as
fee-splitting,
with physicians (such activities generally referred to as the “corporate practice of medicine”). In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Florida law generally does not prohibit the corporate practice of medicine.
Penalties for violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license.
Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change. Regulatory authorities and other parties may assert that, despite the management agreements and other arrangements through which we may operate in states that prohibit the corporate practice of medicine, we are engaged in the prohibited corporate practice of medicine or that our arrangements constitute unlawful fee-splitting.
If this were to occur, we could be subject to civil and/or criminal penalties, our agreements could be found legally invalid and unenforceable (in whole or in part) or we could be required to restructure our contractual arrangements.
We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.
As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to our reputation;

•	the revocation of a facility’s or agency’s license; and

•	loss of certain rights under, or termination of, our contracts with payors.
We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

Risks Related to Ownership of Our Securities and Being a Public Company
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.
We could become subject to certain unknown liabilities of CMG, IMC and other acquisitions subsequent to the Business Combination, and we may be forced to write-down or write-off
assets, restructure our operations, or incur impairment or other charges that could result in it reporting losses. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, reporting charges of this nature could contribute to negative market perceptions about our securities. Our securityholders are unlikely to have a remedy for such charges unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials, relating to the Business Combination contained an actionable material misstatement or material omission. In addition, charges of this nature may cause us to violate covenants to which we may be subject as a result of or by virtue of our outstanding credit facility, which could have a material adverse effect on our business, financial condition, or results of operations.
If the benefits of the Business Combination and subsequent investments do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
The integration of CMG and IMC, SMA, DNF Advantis and other acquisitions subsequent to the Business Combination as a combined company remains subject to numerous uncertainties, some of which are unknown or may be outside of our control. We may not achieve the benefits of the Business Combination as quickly as expected or at all. If the benefits of the Business Combination and subsequent investments do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment.
We will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.
We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase its expenses, including legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on the Board or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which could negatively impact our results of operations and financial condition.
Our management team has limited experience managing a public company, and our current resources may not be sufficient to fulfill the public company obligations.
We are subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage their new roles and responsibilities, and our internal infrastructure may not be adequate to support its increased reporting obligations. We may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. These new obligations will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, especially if our internal infrastructure is inadequate or if we are unable to engage outside consultants to support our increased public company obligations, which could adversely affect our business, financial condition, and operating results.
We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that will be applicable to us after the Business Combination and the transactions related thereto are consummated.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those previously required of privately held companies. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the post-combination company are documented, designed or operating effectively.
We identified a material weakness in our internal control over financial reporting related to an improper classification of the of 6,400,000 Earnout Shares. As previously disclosed in our Quarterly Reports on
Form 10-Q/A
for each of the three-month and
year-to-date
periods ended June 30, 2021 and September 30, 2021, respectively, filed with the SEC on March 16, 2022, the Earnout Shares were originally classified as equity from and after the Closing Date, and the Company subsequently determined in connection with the preparation of our Annual Report on Form
10-K
for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, that the Earnout Shares should have been liability classified and measured at fair value, with changes in fair value each period reported in earnings prior to July 9, 2021. This control deficiency related to the interpretation and accounting of the obligation to issue the Earnout Shares resulted in us having to restate our unaudited condensed consolidated financial statements for the three-month and year-to-date
periods ended June 30, 2021 and September 30, 2021, and accordingly, management has determined that this control deficiency constitutes a material weakness.
Our management and other personnel will need to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 and the evaluation of the effectiveness of our internal controls over financial reporting within the prescribed timeframe, as well as the remediation of the material weaknesses that we have identified. We may discover additional deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner. In the event that we are not able to remediate our existing material weaknesses, or if we identify additional deficiencies, we may be required to further restate our financial statements and our results of operations and financial condition could be negatively affected.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The prices of our securities vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports, and an active trading market for our securities is not guaranteed to continue to exist. If our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market for such securities can be sustained.
The future sales of shares of Class A Common Stock by existing stockholders, including the sales of shares of Class A Common Stock pursuant to this prospectus, may adversely affect the market price of the Company’s Class A Common Stock.
Sales of a substantial number of shares of our securities in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our securities. Certain of the shares of Class A Common Stock issued in connection with the Business Combination are subject to lock-up
agreements, whereby such stockholders agreed not to transfer, assign or sell any of their shares of Class A Common Stock (except to certain permitted transferees) until the earlier of (i) six, nine or twelve months, as applicable, after the June 8, 2021 (the “Closing Date”) (December 8, 2021, March 8, 2022 and June 8, 2022).
Currently, only the Founder shares remain subject to
lock-up
provisions, and upon release from such restrictions on sale on June 8, 2022, we may see, or the market may perceive, that a substantial number of shares of Founder Shares may be sold. The Founder Shares were acquired by the Sponsor for approximately $0.009 per share. The Sponsor distributed 225,000 Founder Shares to executive officers and independent directors of DFHT in June 2020 and the Sponsor distributed 3,368,750 Founder Shares to certain members of the Sponsor. The Founder Shares represent approximately 3.9% of the total outstanding shares of the Company’s Class A Common Stock. As a result of these nominal prices (even factoring in the price paid by the Sponsor for the securities already distributed) compared with the market prices of our Class A Common Stock and Warrants, the each holder of Founder Shares is likely to earn a positive return on its investment even if other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in the Company’s securities. As a result, certain of the Selling Securityholders may be incentivized to sell its securities when others are not.
Further, the market price of our Class A Common Stock could decline as a result of the perception that such sales could occur, including in connection with the shares offered hereby that are not currently subject to lock-up
provisions. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In the future, we may also issue securities in connection with investments or acquisitions. The amount of Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our securityholders.
Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to our services;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.
Any fluctuation in our operating results, especially if below the expectations of securities analysts may result in a decline in our stock price, whether or not due to seasonality or other factors, some of which are beyond our control, could adversely affect the market price of our securities. Any reduction in the market price of our securities could make it more difficult for us to raise additional funds through future offerings of shares of Class A Common Stock or other securities.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume could be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about its competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the prices or trading volume of our securities to decline.
Our Warrants are exercisable for our Class A Common Stock, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued public warrants to purchase 2,875,000 shares of Class A Common Stock as part of our Initial Public Offering (the “IPO”) and concurrently with our IPO, we issued 2,916,667 warrants in a private placement, each of which entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. Additionally, 3,200,000 of the 6,400,000 Earnout Shares have been issued, and an additional 3,200,000 Earnouts Shares will become issuable if, within the second year after the Closing Date, the trading price of Class A Common Stock equals or exceeds $15.00 on any 20 trading days in any
30-day
trading period. Any Earnout Shares issued will be free from any restrictions on sale from and after March 8, 2022. There can be no assurance that all of, or any of the warrants will be exercised, or that the remainder of the Earnout Shares will be issued, but shares of Class A Common Stock, which may be issued upon exercise of our warrants and the release of the Earnout Shares, will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares in the public market could adversely affect the market price of our Class A Common Stock.
The exercise price for our Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Warrants are more likely to expire worthless.
The exercise price of our Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Warrants are less likely to ever be in the money and more likely to expire worthless. We do not believe it is likely that a warrant holder would elect to exercise its warrants when our Class A common stock is trading below $11.50 and any cash proceeds that would be received by the Company are dependent on the trading price of the Class A Common Stock underlying the Warrants. We do not believe that the warrant holders’ failure to exercise Warrants for cash would have a material impact on our liquidity, financial position or results of operations.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of our securities and may be dilutive to existing stockholders.
We have authorized up to 1,000,000 shares of preferred stock. In the future, we may incur debt or issue equity ranking senior to the Class A Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Common Stock and be dilutive to existing stockholders.
Additionally, we have 2.9 million shares of Class A Common Stock authorized for issuance pursuant to awards granted under the CareMax, Inc. 2021 Long-Term Incentive Award Plan (the “Incentive Plan”). Currently there are awards outstanding that could result in the issuance of up to 4.1 million shares of Class A Common Stock, and such awards and any other awards granted under the Incentive Plan may reduce the market price of Class A Common Stock and be dilutive to existing stockholders.
Anti-takeover provisions contained in the Amended and Restated Charter, as well as provisions of Delaware law, could impair a takeover attempt.
Our Amended and Restated Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. For instance, the Amended and Restated Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series and the Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of or the removal of existing management.
We are also subject to anti-takeover provisions under Delaware law, including; Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “Interested Stockholder”);

•	an affiliate of an Interested Stockholder; or

•	an associate of an Interested Stockholder, for three years following the date that the stockholder became an Interested Stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an Interested Stockholder prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an Interested Stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the initial business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds
of the outstanding voting stock not owned by the Interested Stockholder.

Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Our Amended and Restated Charter includes a forum selection clause, which could discourage claims or limit stockholders’ ability to make a claim against us, our directors, officers, other employees or stockholders.
Our Amended and Restated Charter includes a forum selection clause that provides, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of us; (ii) action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL, our Amended and Restated Charter or Amended and Restated Bylaws; or (iv) action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine, and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.
Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years after our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates
exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any election to opt out is irrevocable. We have elected not to opt out of the extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
The accounting treatment of our Warrants could have a material impact on, and could significantly increase the volatility of, our reported operating results, even though there is no related liquidity, cash flow or revenue impact to us.
Because our outstanding Warrants are classified as a liability, we are required to “mark to market” the Warrant liability as of the end of each reporting period and record changes in the fair value associated with the Warrant liability in our financial statements. As such, when our stock price increases, the fair value of the Warrant liability would increase, and we would be required to recognize an expense associated with this change in fair value. Similarly, when our stock price decreases, the fair value of the Warrant liability would decrease, and we would be required to recognize a gain associated with this change in fair value. This accounting treatment could have a material impact on, and could significantly increase the volatility of, our reported operating results, even though there is no related liquidity, cash flow or revenue impact to us.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.
The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on any investment in our securities which may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about its operating results;

•	the public’s reaction to its press releases, its other public announcements and its filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products and services on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of common stock by its directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress its stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and its ability to obtain additional financing in the future. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board and subject to any covenants that may apply in respect of outstanding debt, including, but not limited to, the restrictive covenants in connection with the Credit Agreement. Accordingly, investors must rely on sales of our securities after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
General Risk Factors
Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.
Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic break-ins,
and similar disruptions from unauthorized tampering or any weather-related disruptions where our headquarters is located. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.
Our use of “open source” software could adversely affect our ability to offer our services and subject us to possible litigation.
We may use open source software in connection with our services. Companies that incorporate open source software into their technologies have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our internally developed source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our internally developed source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations and could help our competitors develop services that are similar to or better than ours.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could adversely affect our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could adversely affect our business and results of operations.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $66.6 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes, which may include potential acquisitions. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
We do not believe it is likely that a warrant holder would elect to exercise Warrants when our Class A Common Stock is trading below $11.50, and any cash proceeds that would be received by the Company is dependent on the trading price of the Class A Common Stock underlying the Warrants. We do not believe that the warrant holders’ failure to exercise warrants for cash would have a material impact on our liquidity, financial position or result of operations.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the Nasdaq Global Select Market under the symbol “CMAXW.”
We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be resold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY
We have not paid any cash dividends on the Class A Common Stock to date and do not intend to pay any cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon the Company’s revenue and earnings, if any, capital requirements, liabilities and related reserves, and general financial condition. The payment of any cash dividends will be within the discretion of the Board from time to time and subject to applicable Delaware law. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, the Company’s ability to declare dividends is currently limited by restrictive covenants in connection with the Credit Agreement.

BUSINESS
Overview
As of December 31, 2021, CareMax operated 45 multi-specialty medical centers throughout Florida, primarily serving the Medicare Advantage population. In addition, CareMax recently opened two additional medical care centers in Memphis, Tennessee and one additional medical care center in New York City, New York for a total of 48 centers.
CareMax’s medical centers offer 24/7 access to care through employed providers and provide a comprehensive suite of high-touch health care and social services to its patients, including primary care, specialty care, telemedicine, health & wellness, optometry, dental, pharmacy and transportation. CareMax’s differentiated healthcare delivery model is focused on care coordination with vertically integrated ambulatory care and community-centric services. The goal of CareMax is to intercede as early as possible to manage chronic conditions for its patient members in a proactive, holistic, and tailored manner to provide a positive influence on patient outcomes and a reduction in overall healthcare costs. CareMax specifically focuses on providing access to high quality care in underserved communities, with approximately 60% of its Medicare Advantage patients being dual-eligible (meaning eligible for both Medicare and Medicaid) and low-income
subsidy eligible as of December 31, 2021.
While CareMax’s primary focus is providing care to Medicare-eligible seniors who are mostly over the age of 65, CareMax also provides services to children and adults through Medicaid programs as well as through commercial insurance plans. Nearly all of CareMax’s Medicare patients are enrolled in a Medicare Advantage plan run by private insurance companies on behalf of Centers for Medicare and Medicaid Services (“CMS”). With Medicare Advantage, the patient receives the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage. In many cases, Medicare Advantage plans offer even more than original Medicare, including dental, vision, hearing and wellness programs.
CareMax’s comprehensive, high touch approach to health care delivery is powered by its CareOptimize technology platform. CareOptimize is a proprietary end-to-end
technology platform that aggregates data and analyzes that data using proprietary algorithms and machine learning to support more informed care delivery decisions and to focus care decisions on preventative chronic disease management and the social determinants of health. CareMax believes that CareOptimize is designed to drive better outcomes and lower costs. The CareOptimize technology platform also provides CareMax with a national reach beyond Florida. As of December 31, 2021, the CareOptimize platform was used by approximately 20,000 providers in more than 30 states. CareOptimize was also used by IMC prior to the Business Combination, which has supported the integration and operation of the combined company. CareMax has shifted from selling the CareOptimize platform to new outside customers for a software subscription fee and is instead focused on providing the software to affiliated practices of its managed service organization (“MSO”) to further improve financial, clinical, and quality outcomes from the affiliated providers. As of December of 2021, this MSO serviced more than 100 independent physician associations (“IPAs”).
CareMax’s Key Differentiators
Vertically Integrated Model Provides a “One Stop Shop” Solution.
CareMax is focused on serving the Medicare Advantage population, including patients that live in medically underserved communities that face significant social barriers to accessing care. CareMax’s vertically-integrated, one-stop-shop
solution is able to break through these barriers by focusing on whole-person health that includes primary care, specialty care, dental, optometry, pharmacy and transportation services, as well as through its wellness centers at each location that offer health educational classes, fitness programs and social services.

CareOptimize Proprietary Technology Platform Enables Value Based Care.
CareMax’s proprietary
end-to-end
technology platform, CareOptimize, aggregates and analyzes data using proprietary algorithms and machine learning to support point of care guidance and automated interventions. This process is designed to improve provider efficiency by enabling providers to provide consistent and coordinated care while improving outcomes and lowering costs. We believe that the breadth of the installation base of CareOptimize provides insights into which national markets would be a strong fit for CareMax’s medical centers.
Value-Based Relationships.
CareMax’s value-based capitation contracts incentivize CareMax to provide high-quality care rather than driving a high volume of services. This has historically resulted in higher unit economics than fee-for-services
practices. Because plan premiums are enhanced when a contracted plan achieves high quality scores (STARS program), CareMax is incentivized to deliver high quality of care to its members. In 2021, on a consolidated basis, pro forma for all closed business combinations as of December 31, 2021, CareMax achieved the highest quality rating possible, 5 STARS.
Multi-Faceted Growth Initiatives.
CareMax has a history of de novo construction of new medical centers, acquisitions of small practices which are then migrated into existing medical centers, and scaled acquisitions. We believe this history of expansion in our core markets in Florida provides a framework to implement our growth strategies as we seek to further expand our operations in new markets in Florida and other states.
MSO Services.
In addition to owned medical centers, CareMax’s MSO services supports IPAs through the CareOptimize software and services. The IPAs allow for growth in new markets that can precede CareMax de novo medical center openings with limited capital outlay. In addition, these IPAs present a pipeline of future acquisitions, with CareMax having acquired four medical practices that were previously within an IPA.
Focus on Underserved Communities.
CareMax primarily locates medical centers in underserved communities, resulting in a higher number of dual eligible patients (approximately 60% as of December 31, 2021). These markets were historically avoided by primary care providers due to the challenges of working in these communities and the historically lower fee for service rates for government payors, which has reduced competition in many expansion markets. Furthermore, dual eligible patients receive higher reimbursement due to the correlation between socioeconomic status, comorbidities and barriers to care. With CareMax’s Whole Person Health model, CareMax has shown the available economics from effectively treating this population.
Affordable Housing Locations.
CareMax has piloted a medical center inside an affordable senior housing partnership, which experienced accelerated growth. CareMax intends to continue this strategy both within its existing footprint and expansion markets
,
including through its collaboration with The Related Companies, L.P. (“Related”), one of the largest private owners of affordable housing in the United States with an affordable housing footprint spanning over 55,000 units in 24 states.
Medicaid and Commercial patients.
CareMax also services Medicaid and commercial patients. This provides an incumbent patient-provider relationship when existing Medicaid and commercial patients turn 65 and receive Medicare, which provides an in-house
pipeline of Medicare beneficiaries not available to some peers.

Home Health and Mobile Clinic.
CareMax’s employed home health providers and mobile clinic service patients in their homes and in the community. This assists with seeing patients who may be unable or unwilling to come to the medical centers, thus allowing CareMax to continue to medically care for these patients. In addition, the mobile clinic provides disaster recovery capabilities to allow patients to continue to be seen should a natural disaster render the medical centers inaccessible.
CareMax’s Growth Story
CareMax’s Growth strategy is based on seeking growth through multiple channels, including:
Growth in Existing Clinics.
CareMax’s 45 multi-specialty medical centers are located in strategically important Florida markets. According to data published by CMS and the Kaiser Family Foundation (“KFF”), Miami-Dade, Broward, Orange, Osceola, Lake, Seminole and Hillsborough counties have a population of 1.5 million Medicare eligibles, and 1.0 million in Medicare Advantage enrollment, equating to a 63% market penetration for Medicare Advantage as of December 2021. CareMax has approximately 33,500 Medicare Advantage members in its existing centers, which leaves sufficient capacity to double membership in its current centers. Growth in existing centers has historically led to increased financial performance at a center level by positively affecting center margins. For example, CareMax’s centers that opened prior to 2017 have shown an increase in Platform Contribution Margin, which is revenue less external provider costs and cost of care (excluding depreciation and amortization), divided by risk-based revenues, from breakeven at approximately 50% capacity to a 20% Platform Contribution Margin at 70% capacity. With an average capacity of 1,650 patients, our 45 centers as of December 31, 2021 can support approximately 75,000 Medicare-Equivalent Member (“MCREM”) patients. As we add patients to our existing centers, we expect these patients to contribute incremental economics to CareMax as we leverage our fixed cost base at each center. The additional de novo centers we expect to open in 2022 will also increase our capacity. We believe that we currently serve approximately 2% of the total patients in the markets where we currently have centers. As a result, there is significant opportunity to expand in our existing markets through the acquisition of new patients.
Open De Novo Clinics in New Markets by Leveraging Strategic Relationships
.
While CareMax historically operated only in Florida, we recently opened our first medical care center in New York and our first two medical care centers in Tennessee. We also plan to expand in additional markets, including Louisiana. CareMax has entered into a collaboration agreement with Anthem, Inc., a national health benefits company (“Anthem”), through which CareMax plans to open approximately 50 centers across eight priority states. Additionally, CareMax has entered into a collaboration with Related
,
pursuant to which Related will advise CareMax on opening new medical centers nationwide, including but not limited to within and proximate to affordable housing communities that may be owned by Related.
We estimate that the core addressable market for our services is approximately 1,533,000 Medicare eligible patients in our target demographic. We believe this market represents approximately $18.4 billion of annual healthcare expenditures based on multiplying an average annual revenue of $12,000 per member, which is derived from our experience and industry knowledge and which we believe represents a reasonable assumption, by the number of Medicare eligible patients in our target markets. Our existing market today represent a small fraction of this massive market opportunity. Based upon our experience to date, we believe our innovative care model can scale nationally, and we therefore expect to selectively and strategically expand into new geographies. As we continue this expansion, our success will depend on the competitive dynamics in those markets, and our ability to attract patients and deploy our care model in those markets. Through CareOptimize’s clients, which are spread across more than 30 states, we already understand the healthcare dynamics in communities where we are looking to expand. This gives management a high degree of confidence that the CareMax care model can have similar clinical and financial outcomes as we have seen historically in South Florida in other locations.
Expand MSO Network.
CareMax’s Five Star Quality Rating and payor agnosticism, coupled with the CareOptimize technology platform, has attracted assignments of additional MSO membership from health plans,

health systems and physicians. CareMax expects to continue to pursue expansion of its MSO network to provide a lower cost member acquisition strategy.
Execute Opportunistic M&A
.
Since the Business Combination in June of 2021, CareMax has engaged in strategic M&A activity to expand its footprint and grow its membership base. In connection with the Business Combination, CareMax acquired IMC, which owned and operated 13 medical clinics and wellness centers. Subsequently, CareMax acquired Senior Medical Associates, LLC (“SMA”), which operated 10 medical centers across Broward County, Florida, with approximately 5,000 Medicare Advantage members, the assets of Unlimited Medical Services of Florida, LLC (“DNF”), which operated six medical centers in the Orlando, Florida, with more than 4,000 Medicare Advantage members, and the assets of Advantis Physician Alliance, LLC (“Advantis”), which operated three medical centers across Hillsborough County, Florida, with approximately 1,000 Medicare Advantage members. In addition, the Company acquired another small practice, which added two additional medical centers. CareMax intends to continue to leverage its existing relationships, including CareOptimize and its MSO, to identify practice acquisition targets that can support growth.
Engage in Direct Contracting Strategy.
CMS recently began a Direct Contracting Entity model, which is a set of voluntary payment model options that creates three payment model options for participants to take on risk and earn rewards, and provides them with choices related to cash flow, beneficiary alignment, and benefits enhancements. CareMax elected not to participate in Direct Contracting in 2021 due to the infancy of the program (with unclear returns) and over 70% of beneficiaries in Miami Dade County, Florida, are enrolled in Medicare Advantage. For 2022, CareMax contracted with Better Health d/b/a ConcertoCare to utilize its Direct Contracting Entity in exchange for a 1% share of all payments from Medicare. We believe this will allow CareMax to incrementally enter into the novel Direct Contracting program with room to grow based on CareMax’s initial results and also the results of its peers. CareMax is currently exploring whether to apply for the new ACO REACH program, which will be replacing Direct Contracting in 2023.
CareMax’s History
Co-founded
by Carlos de Solo and Alberto de Solo in 2011, CareMax evolved to serve the needs of Medicare Advantage patients by providing a comprehensive suite of high-touch health care and social services to its patients through its medical centers and technology platform, CareOptimize. Prior to the Business Combination, CareMax owned and operated 11 multi-specialty medical centers throughout Miami-Dade and Broward Counties in South Florida that provide clinical care, ancillary care services, and health and wellness services. CareMax also established a full-risk MSO. As of December of 2021, this MSO serviced more than 100 IPAs.
Prior to the Business Combination, IMC owned and operated 13 medical clinics and wellness centers strategically located in Miami-Dade, Broward and Orange Counties in Florida that provide clinical care, ancillary care services and health and wellness services to more than 48,000 members of Medicare Advantage, Medicaid and commercial insurance plans. While IMC’s primary focus was providing care to Medicare-eligible seniors who are mostly over the age of 65, IMC also provided services to children and adults through Medicaid programs as well as through commercial insurance plans.
CareOptimize was formed in 2016 as a result of the combination of CareMax with Quirk Healthcare Solutions, which was founded in 2005 by Ben Quirk, Chief Strategy Officer for CareMax and CareOptimize, to develop strategies and systems in support of government initiatives and healthcare trends.
The U.S. Healthcare System
Market Overview
The senior population of the United States is expected to grow up to five times faster than other segments of the population, with seniors expected to represent approximately 21% of the population by 2030 according to the

2017 National Population Projections based on the U.S. Census. This aging population is expected to drive growth in the already large Medicare market, which was $829.5 billion in 2020, and is projected by CMS to grow at 7.6% per year through 2028. According to CMS, Medicare spending in the United States is projected to outpace overall healthcare spending in the United States, with healthcare representing the largest component of U.S. GDP at approximately 19.7% in 2020. As a result, the penetration of Medicare Advantage programs relative to all other Medicare programs is forecasted to increase to more than 30 million members through 2025, according to CMS. Value-based primary care is recognized as one of the best ways to lower healthcare spending, particularly as Medicare Advantage increases its share of the Medicare market. Value-based, patient-centered medical home models have garnered bipartisan support and are expected to continue to grow in popularity irrespective of changes in presidential administration. CareMax believes that its model of care is poised for growth in the Medicare market.
Unsustainable and rising healthcare costs
Healthcare spending in the United States reached $4.1 trillion in 2020 according to CMS, representing approximately 19.7% of U.S. GDP, an all-time
high or $12,530 per person. National health expenditures are projected to grow at an average annual rate of 5.4% per year from 2019 to 2028 according to CMS, 1.1 percentage points faster than gross domestic product per year on average.
Healthcare expenditures are particularly concentrated in the Medicare-eligible population due to the high rate of chronic conditions. While representing only 15% of the United States population, the 65 and older age group accounted for 34% of all healthcare spending in 2014, with an average spend of $19,098 per person, three times higher than for working adults and five times higher than for children.
Healthcare expenditures are also particularly high for populations with chronic conditions, such as diabetes and obesity. According to the Centers for Disease Control and Prevention, chronic disease accounts for approximately 75% of aggregate healthcare spending in the United States.
Two-thirds
of the Medicare population lives with two or more chronic health conditions, and treatment of these conditions represents 96% of Medicare spending.
Prevalence of wasteful spending and
sub-optimal
outcomes
A 2019 study published in the Journal of the American Medical Association estimated that approximately 25% of all healthcare spending is for unnecessary services, excessive administrative costs, fraud and other problems creating waste, implying approximately $760 billion to $935 billion of annual wasteful spending at current levels.
In 2020, hospital care accounted for the largest portion of healthcare spending in the United States, representing approximately 31% of the total. Proper management of chronic conditions can significantly reduce the incidence of acute episodes, which are the main drivers of trips to the emergency room and hospitalization, particularly among the elderly. According to CMS, in 2020, approximately 38% of Medicare expenditures (including both Medicare Part A spend and Medicare Part B institutional spend), or approximately $319 billion, were dedicated to hospitalization.
Emergency department overutilization is a common symptom of patients, particularly elderly patients, who often do not understand how to navigate an overly complex healthcare system. Because elderly patients are more likely to have chronic and complex conditions, they are often admitted to the hospital for expensive treatment following these unnecessary emergency room visits.
Despite high levels of spending, the United States healthcare system struggles to produce better health outcomes and to keep doctors and patients satisfied. Life expectancy in the United States was 77.0 years in 2020, compared to 82.1 years in comparable developed countries, and patient satisfaction with the healthcare system is low.

New payment structures have begun to address the problem
Policymakers and healthcare experts generally acknowledge the fundamental challenges and opportunities for improvement in the delivery of healthcare in the United States. Historically, healthcare delivery was centered around reactive care to acute events, which resulted in the development of a fee-for-service
payment model. By linking payments to volume of encounters and pricing for higher complexity interventions, the fee-for-service
model does not reward prevention, but rather unintentionally incentivizes the treatment of acute care episodes as they occur.
Policymakers have taken note of the negative impacts created by the fee-for-service
model and have realized that an aging United States population with high prevalence of chronic disease requires a new payment structure. They have responded by creating programs like Medicare Advantage and pushing for transitions to value-based reimbursements.
Medicare Advantage
Medicare Advantage works as an alternative to traditional
fee-for-service
Medicare. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care.
Value-based payments
Value-based refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. In January 2015, HHS announced a goal of tying 30% and 50% of all Medicare payments to value through alternative payment models by the end of 2016 and 2018, respectively. In addition, while not a policy-setting body, the Health Care Payment Learning & Action Network, an active group of public and private healthcare leaders, indicated in October of 2019 its desire to move 100% of Medicare payments to being tied to value- based care by 2025. Additionally, CMS began using a Direct Contracting Model in 2021 for value-based payment arrangements directly with 53 provider groups for their current Medicare fee-for-service
patients similar to the value-based contracts that we enter into with our Medicare Advantage partners. Effective January 2023, ACO REACH program is replacing the Direct Contracting Model.
The trend toward value-based payment systems has been supported at both the patient and policymaker level. Medicare Advantage has been well received since it was introduced, with penetration among Medicare beneficiaries increasing from 13% in 2004 to 42% in 2021, according to KFF. By 2030, the Congressional Budget Office projects that Medicare Advantage penetration will increase to approximately 51%.
Legacy Healthcare Delivery Infrastructure Has Been Slow to Transition from Reactive and Episodic Care to Proactive and Comprehensive Care Models
In order for shifts to value-based payment models to drive meaningful results, there must be a corresponding shift in care delivery models. To date, such care delivery models have been slow to develop. While there has been significant investment by providers, payors and technology companies in developing solutions to drive higher quality and lower cost of care, these investments have not resulted in meaningful change within a healthcare delivery infrastructure that remains optimized for the fee-for-service
model.
In order to maintain economically viable practices in a
fee-for-service
payment model, typical primary care providers need to see an ever-increasing number of patients per day with limited support from staff, which limits the time providers are able to spend with each patient during office visits. In addition, financial constraints further limit the ability of primary care providers to invest in technology and other capabilities that would enable them to have more personalized patient engagement and prevent primary care providers from providing their patients with many of the supplemental services that they need, such as home-based primary care, medication management and behavioral health services that are often not reimbursed at a sufficient level to enable providers to offer these services.

Many payors have been early adopters of value-based payment models, but their ability to influence the care delivery model is limited. Any particular payor represents a small portion of the average provider’s panel, making it difficult for the payor to gain sufficient provider mindshare to meaningfully influence the way that any one provider delivers care. Some payors attempt to solve this problem by directly investing in provider assets; however, the provider assets available for investment are primarily optimized for the legacy fee-for-service
model.
There is demand for technology-driven disruption that would shift the healthcare system to a value-based model. However, technology-based solutions alone have been unable to drive significant change without also addressing the constraints on providers’ time and resources.
Advancements in technology have disrupted multiple industries when the technology was thoughtfully applied and integrated. These new business models, systems and approaches have replaced legacy offerings and driven significant changes in consumer behavior. We believe that an integrated, value-based care platform enabled by data and technology has the potential to similarly revolutionize the healthcare industry.
CareMax Medical centers
The foundation of CareMax’s model is its medical centers. A typical medical center ranges in size from approximately 5,250 to 15,000 feet with the capacity for three to five full clinical care teams, depending on size. Each clinical care team can provide high-touch preventive care to up to 600 Medicare Advantage members.
Once fully-staffed with four full clinical care teams, each medical center can provide care to up to 2,400 members. It typically takes about 12 to 18 months to complete the buildout of each medical center and about six more months for each medical center to gain sufficient membership to reach break-even, which typically ranges between 250 and 500 members per center, depending upon payor allocation and capacity of the center.
CareMax’s currently operational medical centers are located throughout Miami Dade, Broward, Orange, Osceola, Lake Seminole and Hillsborough counties in Florida and the Company recently opened two medical centers in Memphis, Tennessee and one medical center in New York City, New York. A fleet of approximately 150 vans provides transportation for members between their homes and the medical centers, wellness centers, and other medical appointments outside of the medical center. Medications can be delivered directly to members’ homes from CareMax’s central fill pharmacy, negating the burden of an additional trip to a retail pharmacy for members, which may otherwise provide a barrier to medication compliance. Medical personnel are available to serve members in their homes following discharge from the hospital or if travel to a medical center is burdensome for a member. Each medical center typically includes an optical shop to provide patients with frames and lenses made in-house
at the CareMax optical lab, a pharmacy dispensary supplied by CareMax’s owned central fill pharmacy, and nonpharmacological pain management, such as massage therapy and acupuncture, through the wellness center. Almost all of CareMax’s medical centers include health and wellness centers that offer health educational classes, fitness programs, and social services intended to address the social barriers to accessing care faced by many of CareMax’s Medicare Advantage members. In Florida, each wellness center includes an ACCESS center, licensed by the Florida Department of Children and Families, that is able to connect members with additional social services, such as food and housing assistance. Each wellness center typically extends these social services to the surrounding community through community outreach personnel, who host health fairs and events open to non-members.
As a result, each CareMax medical center is a
“one-stop-shop”
health and welfare solution for members.
CareMax’s Clinical Care Teams
CareMax utilizes a team-based approach. Each clinical care team is led by a primary care physician, who may work with a physician’s assistant or registered nurse and each of which is supported by a medical assistant to deliver value-based, coordinated care. As a medical center grows, CareMax increases the number of clinical care teams serving members. Each of CareMax’s clinical care teams is trained in preventive and comprehensive care designed to address the whole person and provide a comprehensive, high touch approach to health care delivery.
Each of CareMax’s team members has a specific role to play in delivering CareMax’s care model, as described below:

Primary Care Physician	Leads the clinical care team and implements CareMax’s comprehensive, high touch approach to health care
Physician’s Assistant or Registered Nurse Practitioner	Educate and manage clinical needs between visits and provide group education on chronic disease management
Medical Assistant	Manage clinical workflows and act as guides for patient visits
Supporting each clinical care team at each center are the following additional care and service providers:

Phlebotomist	Front Desk	Access Representative
Pharmacy Technician	Referral Coordinator	Community Sales Representative
Administrator	Transportation Dispatches	Wellness Staff & Massage Therapist
Additional care and service providers allow members to receive laboratory services, ultrasounds, electrocardiograms,
x-rays,
and limited procedures, such as joint injections, centrally at a medical center. Specialty providers, ranging from cardiology, dermatology, pulmonology, gastroenterology, podiatry, psychiatry, pain management, optometry, ophthalmology, and dental, are also available to members at each medical center.
Additionally, CareMax’s medical centers are supported by a centralized office which contains a 24/7 inbound call center, member outreach outbound call center, referrals processing, medical records and clinical documentation reviewers. Members are guided through the entirety of the healthcare system by referrals and care coordinators who handle the appointment scheduling and medical record retrieval that would otherwise be the responsibility of the member to coordinate, thereby addressing another potential barrier to care for most members.
CareOptimize
CareOptimize is CareMax’s technology platform that powers its comprehensive, high touch approach to health care delivery. CareOptimize is a proprietary end-to-end
technology platform that does the following:

•
Aggregates Data.
CareOptimize collects health-related data from CareMax members and the patients served by healthcare organizations in the CareOptimize network from a broad set of sources, including state level health information exchanges, payor claims data, laboratory results, eligibility data and data gathered from remote monitoring, such as through CareBox. CareOptimize is designed to structure and sort these data sets to develop a comprehensive understanding of member and patient medical and social attributes.

•
Data Analytics.
CareOptimize utilizes proprietary algorithms and machine learning to support more informed care delivery decisions and to focus care decisions on preventative chronic disease management and the social determinants of health. CareMax uses these analytics and data science to generate insights that CareMax and the healthcare organizations in the CareOptimize network use in care decisions for members and patients.

•	Informed Care Decisions. Based on the data and analysis, CareOptimize saves time for providers and improves the consistent and coordinated application of care delivery;

•
CareOptimize offers providers curated patient data accessible by providers during office visits, which allows providers to review medical histories more easily, identify relevant data points, and reduce the administrative burden of the practice of medicine;

•
CareOptimize alerts providers to changes in conditions between visits, making interventions between visits possible without the need for a patient to contact the provider, thereby reducing another potential barrier for care;

•	CareOptimize will identify where a patient may have not yet completed preventative tests;

•	CareOptimize helps providers to identify specialists convenient to patients’ geography; and

•	CareOptimize may identify care events, such as hospitalizations, or other care provided outside the care network, to give providers a complete picture of a patients’ medical status.
As a result, CareOptimize stratifies risk for providers and helps providers build meaningful relationships with patients.
CareMax’s Impact
For CareMax’s Medicare Advantage members, many of whom suffer from one or more chronic conditions and are dual-eligible and low-income
subsidy eligible, CareMax’s vertically integrated ambulatory care and community-centric services provides coordinated care and better health outcomes.
CareMax believes that the benefit of its vertically integrated ambulatory care and community-centric services became apparent during the outbreak of the
COVID-19
pandemic. While other healthcare organizations experienced significant loss of fee-for-service
revenue from declines in
in-person
visits, CareMax was able to convert 90% of
in-person
visits to real-time audio/video telehealth sessions. Where members faced technological barriers to accessing telehealth, CareMax provided tablets to those members. In order to support continued
in-person
visits, all CareMax employees, staff and members were provided with personal protective equipment and other medical supplies. CareMax clinical teams were also staggered with alternating schedules and staffing redundancies to prevent disruption in member care in the event of an employee infection. Consistent with CareMax’s commitment to whole person wellness, during the peak of the
COVID-19
pandemic, CareMax coordinated a number of social supports for members, including the delivery of over 2,300 meals to members per day, weekly check-in
calls to members that also supported
COVID-19
related education and virtual exercise and wellness classes and virtual social activities to reduce member loneliness and maintain community among members.
Capitation arrangements
From its founding, CareMax has focused its business on Medicare Advantage or similar capitation arrangements, which CareMax believes aligns provider incentives with both quality and efficiency of care. Under capitation arrangements, payors pay a fixed per patient per month (“PPPM”) amount for every plan member that selects CareMax as its primary care provider. Each member who selects CareMax as primary thus becomes a patient, giving CareMax a significant portion of the responsibility and risk for managing patient care. CareMax believes this approach to care management improves the quality of care for patients and the potential profitability for efficient care providers.
The PPPM rates for CareMax’s capitation arrangements are determined as a percent of the premium the Medicare Advantage plan receives from CMS for CareMax’s at-risk
patients. Those premiums are determined via the Medicare Advantage plans’ competitive bidding process with CMS and are based upon the cost of care in a local market and the average utilization of services by the patients enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on health status (acuity) of each individual patient. Payors with higher acuity patients receive more, and those with lower acuity patients receive less. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after the final data is compiled. As premiums are adjusted via the risk adjustment model, CareMax’s PPPM payments will change in unison with how CareMax’s payors’ premiums change with CMS. In certain contracts, PPPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.
Following the Business Combination, CareMax also serves Medicaid patients under capitation arrangements. Similar to the capitation arrangements with Medicare Advantage plans, under Medicaid plans, CareMax is allocated an agreed percentage of the premium the Medicaid plan receives from Florida’s Agency for Health Care Administration (“AHCA”). Premiums are determined by Florida’s AHCA and base rates are adjusted annually using historical utilization data projected forward by a third-party actuarial firm. The rates are established based on specific cohorts by age and sex and geographical location. AHCA uses a “zero sum” risk adjustment model that establishes acuity for certain cohorts of patients and quarterly, depending on the scoring of that acuity, may shift premiums from health plans with lower acuity members to health plans with higher acuity members.
The premiums paid under capitation are often higher than under fee-for-service
arrangements.
Consequently, the revenue and, when costs for providing service are effectively managed, profit opportunity available under a capitation arrangement are more attractive.
CareMax believes that the advantages, savings and efficiencies made possible by the capitation model are most pronounced when the care demands of the population are the most severe and require the most coordination, such as for older patients and patients with chronic, complex and follow-on
diseases that CareMax serves. While organized coordination of care is central to the capitation model, it is also well suited to the implementation of preventive care and disease management over the long term. The capitation model gives practitioners a financial incentive to control costs by improving the overall health of their patient population by managing chronic conditions, offering preventive care and avoiding expensive hospital stays and emergency department visits. Although capitation arrangements involve a certain degree of risk that patients’ medical expenses will exceed the capitation amount, CareMax believes that it has the scale, comprehensive medical delivery resources, infrastructure and care management knowledge to spread this risk across a large patient population. See “
Risk Factors
—
Risks Related to Our Business and Industry—
Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation
.”
Fee-for-service
arrangements
Under traditional
fee-for-service
reimbursement models, payors pay a specified amount for each service or procedure performed during a patient visit. As a result, compensation under fee-for-service
arrangements is closely tied to the volume of patient visits and procedures performed, thus offering limited financial incentive to focus on cost containment and preventative care. As of December 31, 2021, less than 1% of CareMax’s revenue was derived from fee-for-service
arrangements.
Payor Relationships
CareMax’s ability to consistently attract patients across multiple geographic markets depends on its ability to contract with payors in each market. By opening centers in locations where CareMax’s current payors have large numbers of insured Medicare members, CareMax believes it is creating net benefits for payors, as CareMax is able to reduce unnecessary costs and consistently raise the quality of the payors’ plans, driving Medicare quality bonuses that increase their revenue.

As of December 31, 2021, CareMax had contractual relationships with 30 payors. See “Risk Factors— Risks Related to Our Business and Industry—Our revenues and operations are dependent upon a limited number of key payors, the loss of any of which could adversely affect our business.” While length of contract and economic terms are often negotiated, payors generally use form contracts that contain usual and customary terms and conditions. CareMax’s contracts with payors provide for terms of varying lengths with annual renewals following the initial term; however, certain of these payor contracts also permit the payor to terminate the contract for convenience upon 60 to 90 days’ notice to CareMax. CareMax’s agreements with each payor may also include terms and conditions to incentivize CareMax and facilitate its ability to provide quality care to that plan’s members, such as care coordination or stabilization fees, quality adjustments, marketing support and other usual and customary provisions.
The contracts governing CareMax’s relationships with payors include key terms which may include the period of performance, revenue rates, advanced billing terms, service level agreements, termination clauses and right of first refusal clauses. Typically, these contracts provide for a monthly PPPM payment to CareMax determined as a percentage of the Medicare Advantage premium received by the applicable plan. The specified percentage varies depending on the plan and the terms of the particular contract. In some cases, CareMax’s contracts also include other shared medical savings arrangements. In addition, certain of CareMax’s contracts provide that if CareMax fails to meet specified implementation targets, it may be subject to financial penalties.
Most of CareMax’s contracts include cure periods for certain breaches, during which time CareMax may attempt to resolve any issues that would trigger a payor’s ability to terminate the contract. Certain of CareMax’s contracts may be terminated immediately by the payor if CareMax loses applicable licenses, goes bankrupt, loses liability insurance, becomes insolvent, files for bankruptcy or receives an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities, CareMax’s contract with such payor could in effect be terminated. The loss, termination or renegotiation of any contract could negatively impact CareMax’s results. In addition, as payors’ businesses respond to market dynamics and financial pressures, and as they make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, CareMax expects that certain of its payors will, from time to time, seek to restructure their agreements with CareMax. See “Risk Factors Risks Related to Our Business and Industry—The termination or non-renewal
of the MA contracts held by the health plans with which we contract, or the termination or non-renewal
of our contracts with those plans, could have a material adverse effect on our revenue and our results of operations.” The contracts with CareMax’s payors impose other obligations on CareMax. For example, CareMax typically agrees that all services provided under the payor contract and all employees providing such services will comply with the payor’s policies and procedures. In addition, in most instances, CareMax has agreed to indemnify CareMax’s payors against certain third-party claims, which may include claims that CareMax’s services infringe the intellectual property rights of such third parties.
Regulation
CareMax’s operations and those of its affiliated physician entities are subject to extensive federal, state and local governmental laws and regulations. These laws and regulations require CareMax to meet various standards relating to, among other things, billings and reports to government payment programs, primary care medical centers and equipment, dispensing of pharmaceuticals, management of centers, personnel qualifications, maintenance of proper records, and quality assurance programs and patient care. If any of CareMax’s operations or those of its affiliated physicians are found to violate applicable laws or regulations, CareMax could suffer severe consequences that would have a material adverse effect on CareMax’s business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of CareMax’s participation in government and/or private payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of CareMax’s licenses required to operate healthcare facilities or administer pharmaceuticals in the jurisdictions in which CareMax operates;

•
criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law of the Social Security Act, Stark Law, the federal False Claims Act (the “FCA”) and/or state analogs to these federal enforcement authorities, or other regulatory requirements;

•
enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including with respect to violations of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and the regulations promulgated thereunder;

•	mandated changes to CareMax’s practices or procedures that significantly increase operating expenses or decrease CareMax’s revenue;

•
imposition of and compliance with corporate integrity agreements that could subject CareMax to ongoing audits and reporting requirements as well as increased scrutiny of CareMax’s billing and business practices which could lead to potential fines, among other things;

•
termination of various relationships and/or contracts related to CareMax’s business, including joint venture arrangements, contracts with payors, real estate leases and provider employment arrangements;

•
changes in and reinterpretation of rules and laws by a regulatory agency or court, such as state corporate practice of medicine laws, that could affect the structure and management of CareMax’s business and its affiliated physician practice corporations;

•	negative adjustments to government payment models including, but not limited to, Medicare Parts A, B and C and Medicaid; and

•
harm to CareMax’s reputation, which could negatively impact CareMax’s business relationships, the terms of payor contracts, CareMax’s ability to attract and retain patients and physicians, CareMax’s ability to obtain financing and CareMax’s access to new business opportunities, among other things.

CareMax expects that CareMax’s industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. CareMax’s activities could be subject to investigations, audits and inquiries by various government and regulatory agencies and private payors with whom CareMax contracts at any time in the future. See “Risk Factors—Risks Related to Regulation.” Adverse findings from such investigations and audits could bring severe consequences that could have a material adverse effect on CareMax’s business, results of operations, financial condition, cash flows, reputation and stock price. In addition, private payors could require pre-payment
audits of claims, which can negatively affect cash flow, or terminate contracts for repeated deficiencies.
There is no requirement in the jurisdictions in which CareMax currently operates for a risk-bearing provider to register as an insurance company and CareMax has not registered as such in any of the jurisdictions in which CareMax currently operates
,
however, CareMax anticipates that such registration will be required in certain of CareMax’s planned expansion markets.
Federal Anti-Kickback Statute
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid.
Federal civil and criminal penalties may be imposed violations of the federal Anti-Kickback Statute include imprisonment, fines and exclusion of the provider from future participation in the federal healthcare programs, including Medicare and Medicaid. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal Anti-Kickback Statute are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years. Civil penalties for violation of the Anti-Kickback Statute include up to $100,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and suspension from future participation in Medicare and Medicaid. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. The Affordable Care Act (“ACA”) amended the federal Anti-Kickback Statute to clarify that a defendant does not need to have actual knowledge of the federal Anti-Kickback Statute or have the specific intent to violate it. In addition, the ACA amended the federal Anti-Kickback Statute to provide that any claims for items or services resulting from a violation of the federal Anti-Kickback Statute may be considered false or fraudulent for purposes of the FCA, as discussed below.
The federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. Compliance with these exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor will generally be considered outside the ambit of the federal Anti-Kickback Statute. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a facts and circumstances basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies. If any of CareMax’s business transactions or arrangements were found to violate the federal Anti-Kickback Statute, CareMax could face, among other things, criminal, civil or administrative sanctions, including possible exclusion from participation in Medicare, Medicaid and other state and federal healthcare programs. Any findings that CareMax has violated these laws, or even accusations of the same, could have a material adverse impact on CareMax’s business, results of operations, financial condition, cash flows, reputation and stock price.
As part of HHS’s Regulatory Sprint to Coordinated Care (“Regulatory Sprint”), the Office of Inspector General (the “OIG”) of HHS issued a request for information in August 2018 seeking input on regulatory provisions that may act as barriers to coordinated care or value-based care. Specifically, the OIG sought to identify ways in which it might modify or add new safe harbors to the Anti-Kickback Statute (as well as exceptions to the definition of “remuneration” in the beneficiary inducements provision of the Civil Monetary Penalty statute) to foster arrangements that promote care coordination and advance the delivery of value-based care, while also protecting against harms caused by fraud and abuse. Numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements.
On November 20, 2020, the OIG released final rules clarifying and revising the Anti-Kickback Statute safe harbors. The new rules are intended to reduce regulatory barriers, accelerate the shift in service reimbursement from volume to value-based payments, and advance coordinated care across healthcare settings. OIG’s final rule adds seven new safe harbor provisions for certain coordinated care and value- based arrangements, modifies four existing safe harbor protections, and codifies one new exception under the civil monetary penalty prohibitions against beneficiary inducements related to telehealth technologies furnished to certain in-home
dialysis patients.
In coordination with the exceptions under the Stark Law, OIG established three “new safe harbors for remuneration exchanged between or among participants in a value-based arrangement.” OIG also finalized a new safe harbor related to patient engagement tools and supports furnished by a participant in a value-based enterprise to a patient in a target patient population, and a safe harbor for participants in
CMS-sponsored
model arrangements and model patient incentives (e.g., Medicare Shared Savings Program) to provide greater predictability and uniformity across models. The other safe harbor provisions include cybersecurity technology, tools, and related services, and electronic health records (“EHR”) items and services, along with revisions to safe harbors addressing personal services arrangements, warranties, and local transportation.
These changes in federal regulations are anticipated to make a significant impact on health care providers and other stakeholders. These and similar changes may cause OIG, CMS or other regulators to change the parameters of rules and regulations that CareMax must follow and thus impact CareMax’s business, results of operations and financial condition.
Risk Bearing Provider Regulation
Certain of the jurisdictions where CareMax currently operates or may choose to operate in the future regulate the operations and financial condition of risk bearing providers like CareMax and its affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on CareMax’s business to date, as CareMax continues to expand, these rules may require additional resources and capitalization and add complexity to CareMax’s business.
Stark Law
The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing Designated Health Services (“DHS”) from referring Medicare patients to such entities for the furnishing of DHS, unless an exception applies.
Although uncertainty exists, federal agencies and at least two courts have taken the position that the Stark Law also applies to Medicaid. DHS is defined to include clinical laboratory services, physical therapy services, occupational therapy services, radiology services including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, prosthetics, orthotics and prosthetic devices and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing DHS that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute, the Stark Law is a strict liability violation where unlawful intent need not be demonstrated.
The Stark Law prohibits any entity providing DHS that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a DHS to another entity in which it has a financial relationship when that entity bills for the service. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist that cover employed physicians and those referring DHS that are ancillary to the physician’s practice to the physician group.
If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. There are a number of exceptions to the self-referral prohibition, including exceptions for many of the customary financial arrangements between physicians and providers, such as employment contracts, leases, professional services agreements, and risk sharing arrangements, amongst others. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions. Sanctions for violation of the Stark Law include denial of payment for claims for services provided in violation of the prohibition, refunds of amounts collected in violation of the prohibition, a civil penalty of up to $15,000 for each service arising out of the prohibited referral, a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law prohibition, civil assessment of up to three times the amount claimed and potential exclusion from the federal healthcare programs, including Medicare and Medicaid. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. Furthermore, Stark Law violations and failure to return overpayments in a timely manner can form the basis for FCA liability, as discussed below.
If CMS or other regulatory or enforcement authorities determine that claims have been submitted for referrals by CareMax that violate the Stark Law, CareMax would be subject to the penalties described above. In addition, it might be necessary to restructure existing compensation agreements with CareMax’s physicians. Any such penalties and restructuring or other required actions (including mere accusations) could have a material adverse effect on CareMax’s business, results of operations, financial condition and cash flows.
In 2018, CMS issued a request for information seeking input on how to address any undue regulatory impact and burden of the Stark Law. CMS placed the request for information in the context of the Regulatory Sprint and stated that it identified aspects of the Stark Law that pose potential barriers to coordinated care. CMS has since issued a sweeping set of new regulations that introduce significant new value-based terminology, safe harbors and exceptions to the Stark Law. Those or other changes implemented by CMS may change the parameters of Stark Law exceptions that CareMax relies on and thus impact CareMax’s business, results of operations and financial condition. On November 20, 2020, CMS and OIG issued new exceptions to promote coordinated services among healthcare providers and emphasize value-based payment and collaborative care. In the final rule, CMS finalized three new exceptions and definitions for certain value-based compensation arrangements between or among physicians, providers and suppliers, and amended the existing exception for EHR items. When it comes to value-based arrangements, CMS codified three “new, permanent exceptions to the physician self-referral law.” The specific activities of the parties involved in these compensation relationships will be key to determining whether the proposed value-based arrangement qualifies for an exception under the Stark Law.
CMS also added two new exceptions—one for certain arrangements under which a physician receives limited remuneration for items or services actually provided by the physician, and the other, aligned with OIG, for donations of cybersecurity technology that includes hardware, software, and related services. The final rule also includes commentary and insight into how CMS now interprets numerous defined terms and various requirements scattered throughout the Stark Law.
The definition of DHS under the Stark Law does not include physician services. Because most services furnished to Medicare beneficiaries provided in CareMax’s centers are physician services, CareMax’s services generally do not implicate the Stark Law referral prohibition. However, certain ancillary services CareMax may provide, including certain diagnostic testing, may be considered DHS. CareMax also refers Medicare beneficiaries to third parties for the provision of DHS and CareMax’s financial relationships with those third parties must satisfy a Stark Law exception.
CareMax has entered into several types of financial relationships with physicians, including compensation arrangements. If CareMax’s centers were to bill for a DHS service and the financial relationships with the physician did not satisfy an exception, CareMax could be required to change CareMax’s practices, face civil penalties, pay substantial fines, return certain payments received from Medicare and beneficiaries or otherwise experience a material adverse effect as a result of a challenge to payments made pursuant to referrals from these physicians under the Stark Law.
Fraud and Abuse under State Law
States also have laws similar to or more strict than the federal Anti-Kickback Statute and Stark Law that may affect CareMax’s ability to receive referrals from physicians with whom CareMax has financial relationships. State laws of this nature are significant, particularly if they apply to all payors and not just to government-funded healthcare programs. Some states have laws prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. These state prohibitions may differ from the Stark Law’s prohibitions and exceptions may apply to a broader or narrower range of services and financial relationships. Some of these laws could potentially be interpreted broadly as prohibiting physicians who hold shares of CareMax’s publicly traded stock or are physician owners from referring patients to CareMax’s centers if the centers perform services for their patients or do not otherwise satisfy an exception to the law. State statutes and regulations also may require physicians or other healthcare professionals to disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is recommended to patients.
Some state anti-kickback laws include civil and criminal penalties. Some of these laws include exemptions that may be applicable to CareMax’s physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. These laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been interpreted by courts or regulatory agencies. Exclusions and penalties, if applied to us, could result in significant loss of reimbursement to us, thereby significantly affecting CareMax’s financial condition.
If these laws are interpreted to apply to physicians who hold equity interests in CareMax’s centers or to physicians who hold CareMax’s publicly traded stock, and for which no applicable exception exists, CareMax may be required to terminate or restructure CareMax’s relationships with these physicians. Violations of these state laws may result in prohibition of payment for services rendered, loss of licenses, fines, criminal penalties, administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on CareMax’s business, results of operations, financial condition, cash flows, reputation and stock price.
Similarly, states may have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements, incentives and other forms of remuneration to patients and prospective patients. Violations range from civil to criminal and could have a material adverse effect on CareMax’s business, results of operations and financial condition.
Corporate Practice of Medicine and
Fee-Splitting
The laws and regulations relating to the practice of medicine vary from state to state and many states prohibit general business corporations, such as CareMax, from practicing medicine, employing physicians to practice medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. While CareMax believes that it is in substantial compliance with state laws prohibiting the corporate practice of medicine and fee-splitting,
other parties may assert that CareMax is engaged in the corporate practice of medicine or unlawful fee-splitting.
Were such allegations to be asserted successfully before the appropriate judicial or administrative forums, CareMax could be subject to adverse judicial or administrative penalties, certain contracts could be determined to be unenforceable and CareMax may be required to restructure CareMax’s contractual arrangements. The laws of other states do not prohibit non-physician
entities from employing physicians to practice medicine but may retain a ban on some types of fee-splitting
arrangements.
Violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. In limited cases, courts have required management services companies to divest or reorganize structures deemed to violate corporate practice restrictions. Third-party payors may also seek to terminate their contracts with, or recoup past amounts paid from, CareMax arising out of CareMax’s alleged violation corporate practice or fee-splitting
laws. Moreover, state laws are subject to change. Any allegations or findings that CareMax has violated these laws could have a material adverse impact on CareMax’s business, results of operations and financial condition.
The False Claims Act
The FCA is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•	knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•	knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

•
knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•	conspires to commit the above acts.
The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing for items or services provided by entities or individuals that are not appropriate licensed, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage plans. The penalties for a violation of the FCA range from $5,500 to $11,000 (adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 20, 2020, the Department of Justice issued a final rule announcing adjustments to FCA penalties, under which the per claim penalty range increased to a range from $11,665 to $23,331 for penalties assessed after June 19, 2020, so long as the underlying conduct occurred after November 2, 2015.
The Fraud Enforcement and Recovery Act (“FERA”), enacted on May 20, 2009, greatly expanded the reach of the FCA by eliminating the prior requirement that a false claim be presented to a federal official, or that such a claim directly involve federal funds. FERA clarifies that liability attaches whenever an individual or entity makes a false claim to obtain money or property, any part of which is provided by the government, without regard to whether the individual or entity makes such claim directly to the federal government. Consequently, under FERA, liability attaches when such false claim is submitted to an agent acting on the government’s behalf or with a third party contractor, grantee or other recipient of such federal money or property. Additionally, under FERA, individuals and entities violate the FCA by knowingly retaining historic improper payments (overpayments/overprovisions) even if the individual or entity did not make claim for such payments. The ACA requires that overpayments be reported and returned within 60 days after the overpayment is identified or the corresponding cost report was due.
An overpayment impermissibly retained could subject CareMax to liability under the FCA, exclusion from government healthcare programs and penalties under the federal Civil Monetary Penalty statute. As a result of these provisions, CareMax’s procedures for identifying and processing overpayments may be subject to greater scrutiny.

In addition to actions being brought under the FCA by government officials, the FCA also allows a private individual with direct knowledge of fraud to bring a whistleblower, or qui tam, lawsuit on behalf of the government for violations of the FCA. The ACA also broadens the direct knowledge requirement so that the private individual is not required to have direct knowledge of the allegations, but must provide information to the government before it is publicly disclosed and that is independent of and materially adds to any publicly disclosed allegations. In that event, the whistleblower is responsible for initiating a lawsuit that sets in motion a chain of events that may eventually lead to the recovery of money by the government.
The ACA provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the FCA. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the FCA. In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute individuals and entities who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that CareMax has violated the FCA could have a material adverse impact on CareMax’s business, results of operations and financial condition.
In addition to the FCA, various states have adopted their own analogs of the FCA. States are becoming increasingly active in using their false claims laws to police the same activities listed above, particularly with regard to Medicaid fee-for-service
and Managed Medicaid programs.
Civil Monetary Penalties Statute
The Civil Monetary Penalties Statute, 42 U.S.C. §
1320a-7a,
authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

•
presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

•
offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider;

•	arranging contracts with an entity or individual excluded from participation in the federal health care programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal health care program;

•
making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal health care program; and

•	failing to report and return an overpayment owed to the federal government.
Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalty Statute and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state health care programs. In addition, exclusion from the Medicare program may be imposed for violations.
CareMax could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Statute would apply. CareMax performs monthly checks on CareMax’s employees, affiliated providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and CareMax fails to detect it, a federal agency could require CareMax to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual, assess significant penalties or, worse case scenario, exclude CareMax from participating in the Medicare program. Likewise, CareMax’s patient programs, which can include enhancements, incentives, benefits and additional care coordination not otherwise covered by third-party payors (including Medicare and Medicaid), could be alleged to be intended to influence the patient’s choice in obtaining services or the amount or types of services sought. Thus, CareMax cannot foreclose the possibility that CareMax will face allegations subject to the Civil Monetary Penalty Statute with the potential for a material adverse impact on CareMax’s business, results of operations and financial condition.
HIPAA and Other Data Privacy Laws
The Health Insurance Portability and Accountability Act of 1996, as amended by as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and the regulations promulgated thereunder, collectively “HIPAA”, as well as a number of other federal and state privacy and information security laws, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information,” or “PHI” and require covered entities, including health plans and most health care providers, to implement administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide patients with substantive rights with respect to their health information. As a HIPAA covered entity, CareMax is required to enter into written agreements with certain contractors, known as business associates, to whom CareMax discloses PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. In instances where CareMax acts as a business associate to a covered entity, there is the potential for additional liability beyond CareMax’s status as a covered entity.
Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require CareMax to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.
Violations of HIPAA by providers like CareMax, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. Penalties for impermissible use or disclosure of PHI were increased by the HITECH Act by imposing tiered penalties of more than $50,000 per violation and up to $1.5 million per year for identical violations. In addition, HIPAA provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining and disclosing PHI with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. CareMax follows and maintains a HIPAA compliance plan, which CareMax believes complies with the HIPAA privacy and security regulations, but there can be no assurance that OCR or other regulators will agree. There can be no assurance that CareMax will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance
with HIPAA regulations in CareMax’s maintenance of PHI. The HIPAA privacy and security regulations impose and will continue to impose significant costs on CareMax in order to comply with these standards.

In addition, certain states have proposed or enacted legislation that will create new data privacy and security obligations for certain entities, such as the California Consumer Privacy Act that went into effect January 1, 2020.
In addition, there are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns and CareMax remains subject to federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to alleged privacy and data security violations. The California Consumer Privacy Act (the “CCPA”), which came into effect January 1, 2020, was recently amended and expanded by the California Privacy Rights Act (the “CPRA”) passed on November 3, 2020. Most of the CPRA’s substantive provisions will not take effect until January 1, 2023, however, the CPRA’s expansion of the “Right to Know” impacts personal information collected on or after January 1, 2022. Companies must still comply with the CCPA during the ramp up period before the CPRA goes into effect. The CCPA and CPRA, among other things, create new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also created a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, additional modifications will be made to the CPRA by the California legislature or how it will be interpreted.
In addition to the laws discussed above, CareMax may see more stringent state and federal privacy legislation in 2021 and beyond, as the increased cyber-attacks during the
COVID-19
pandemic have once again put a spotlight on data privacy and security in the U.S. and other jurisdictions. CareMax cannot predict where new legislation might arise, the scope of such legislation, or the potential impact to CareMax’s business and operations.
HIPAA also created two federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
Healthcare reform
In March 2010, broad healthcare reform legislation was enacted in the United States through the ACA. Although many of the provisions of the ACA did not take effect immediately and continue to be implemented, and some have been and may be modified before or during their implementation, the reforms could continue to have an impact on CareMax’s business in a number of ways. CareMax cannot predict how employers, private payors or persons buying insurance might react to federal and state healthcare reform legislation, whether already enacted or enacted in the future, nor can CareMax predict what form many of these regulations will take before implementation.
Other aspects of the 2010 healthcare reform laws may also affect CareMax’s business, including provisions that impact the Medicare and Medicaid programs. These and other provisions of the ACA remain subject to ongoing uncertainty due to developing regulations and clarifications, including those described above, as well as continuing political and legal challenges at both the federal and state levels.
While there may be significant changes to the healthcare environment in the future, the specific changes and their timing are not yet apparent. As a result, there is considerable uncertainty regarding the future with respect to the exchanges and other core aspects of the current health care marketplace. Future elections may create conditions for Congress to adopt new federal coverage programs that may disrupt CareMax’s current commercial payor revenue streams. While specific changes and their timing are not yet apparent, such changes could lower CareMax’s reimbursement rates or increase CareMax’s expenses. Any failure to successfully implement strategic initiatives that respond to future legislative, regulatory, and executive changes could have a material adverse effect on CareMax’s business, results of operations and financial condition.
CMS and state Medicaid agencies also routinely adjust the risk adjustment factor which is central to payment under Medicare Advantage and Managed Medicaid programs in which CareMax participates. The monetary “coefficient” values associated with diseases that CareMax manages in its population are subject to change by CMS and state agencies. Such changes could have a material adverse effect on CareMax’s financial condition.
Other regulations
CareMax’s operations are subject to various state hazardous waste and non-hazardous
medical waste disposal laws. Occupational Safety and Health Administration regulations require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up,
waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.
Federal and state law also governs the dispensing of controlled substances by physicians. For example, the Prescription Drug Marketing Act governs the distribution of drug samples. Physicians are required to report relationships they have with the manufacturers of drugs, medical devices and biologics through the Open Payments Program database. Any allegations or findings that CareMax or its providers have violated any of these laws or regulations could have a material adverse impact on CareMax’s business, results of operations and financial condition.
In addition, while none of the jurisdictions in which CareMax currently operates have required it, certain jurisdictions in which CareMax may desire to do business in the future have certificate of need programs regulating the establishment or expansion of healthcare facilities, including primary care centers. These regulations can be complex and time-consuming. Any failure to comply with such regulatory requirements could adversely impact CareMax’s business, results of operations and financial condition.
Intellectual Property
CareMax’s continued growth and success depend, in part, on its ability to protect its intellectual property and internally developed technology, including CareOptimize. CareMax primarily protects its intellectual property through a combination of copyrights, trademarks and trade secrets, intellectual property licenses and other contractual rights (including confidentiality, non-disclosure
and
assignment-of-invention
agreements with CareMax’s employees, independent contractors, consultants and companies with which CareMax conducts business). CareMax does not currently hold a patent or other registered or applied for intellectual protection for the CareOptimize platform, and instead relies upon non-registered
rights, including trade secrets, contractual provisions and restrictions on access, to protect its intellectual property rights in CareOptimize.
However, these intellectual property rights and procedures may not prevent others from competing with CareMax. CareMax may be unable to obtain, maintain and enforce CareMax’s intellectual property rights, and assertions by third parties that CareMax violates their intellectual property rights could have a material adverse effect on CareMax’s business, financial condition and results of operations. See “
Risk Factors
—
Risks Related to

Our Business and Industry
—
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, particularly with respect to the CareOptimize platform, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected
” and “
Risk Factors
—
Risks Related to Our Business and Industry
—
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations
.”
Insurance
CareMax maintains insurance and excess coverage for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms believed adequate by management, based on CareMax’s actual claims experience and expectations for future claims. CareMax also utilizes stop-loss insurance for its patients, protecting CareMax for medical claims per episode in excess of certain levels which vary depending on the applicable payor. Future claims could, however, exceed CareMax’s applicable insurance coverage. CareMax provides malpractice insurance for the physician practicing at CareMax centers.
Employees and Human Capital Resources
As of December 31, 2021, CareMax had approximately 1,270 employee team members, including approximately 100 primary care providers. CareMax’s physicians and other care providers are paid salaries or contracted flat rates in order to incentive them to provide high quality care rather than volume of care.
This base compensation for providers is then overlaid with bonuses for quality and member satisfaction. CareMax considers its relationship with its employees to be good. None of CareMax’s employees are represented by a labor union or party to a collective bargaining agreement.
Seasonality
Our ability to grow our patient population with capitation arrangements is dependent in part on our ability to successfully enroll MA patients during the annual enrollment period. During the annual enrollment period, we must convince new MA patients to select us as their primary care provider and existing patients to not select another provider. CareMax typically sees large increases in ACA patients during the first quarter as a result of the annual enrollment period. CareMax’s operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:
Per-Patient
Revenue
CareMax’s revenue derived from
at-risk
patients is a function of the percent of premium CareMax has negotiated with its payors as well as its ability to accurately and appropriately document the acuity of a patient. CareMax experiences some seasonality with respect to its per-patient
revenue as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-patient
revenue. As the year progresses, CareMax’s
per-patient
revenue declines as new patients join CareMax typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patient mortality disproportionately impacts CareMax’s higher-risk (and therefore greater revenue) patients.
Medical costs
Medical costs vary seasonally depending on a number of factors, but most significantly the weather. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which result in an increase in medical expenses during these time periods. CareMax therefore expects to see higher levels of per-patient
medical costs in the first and fourth quarters. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. CareMax also expects to experience an impact should there be a pandemic such as
COVID-19,
which may result in increased or decreased total medical costs depending upon the severity of the infection, the duration of the infection and the impact to the supply and availability of healthcare services for CareMax’s patients.
Our Competition
The U.S. healthcare industry is highly competitive. We compete with local and national providers of primary care services, including Leon Medical Centers locally in Florida and ChenMed, CanoHealth and Oak Street Health on a national level, for, among other things, recruitment of physicians and other medical and non-medical
personnel, individual patients and IPAs. Because of the low barriers of entry into the primary care business and the ability of physicians to own primary care centers and/or also be medical directors for their own centers, competition for growth in existing and expanding markets is not limited to large competitors with substantial financial resources. There have also been increasing indications of interest from non-traditional
providers and others to enter the primary care space and/or develop innovative technologies or business activities that could be disruptive to the industry. For example, payors have and may continue to acquire primary care and other provider assets. Our growth strategy and our business could be adversely affected if we are not able to continue to acquire or open new medical centers, expand our healthcare providers serviced by CareOptimize, recruit qualified physicians, or attract new members and retain our existing members. See “
Risk Factors
—
Risks Related to Our Business and Industry
—
We face significant competition from primary care facilities and other healthcare services providers. Our failure to adequately compete could adversely affect our business
.”
Website Access to CareMax, Inc. SEC Reports
We use our websites as channels of distribution of company information. Our Form
10-K,
Quarterly Reports on Form
10-
Q, Current Reports on Form
8-K,
Proxy Statement related to our annual shareholders meeting, and all amendments to those reports are available free of charge at www.caremax.com and on the SEC’s website at www.sec.gov as soon as reasonably practicable after we have electronically filed or furnished these reports with the SEC. In addition, you may automatically receive email alerts and other information when you enroll your email address by visiting the Investor Services section of our website. The content of any website referred to in this document is not incorporated by reference into this document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this section to “CareMax,” “we,” “us,” “our,” and the “Company” refers to CareMax Medical Group, LLC and its subsidiaries. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our Business
CareMax currently operates 45 medical centers in Florida, has recently opened two centers in Memphis, Tennessee and one in New York for a total of 48 centers and plans to open a total of 15 additional medical centers in 2022. CareMax offers a comprehensive range of medical services, including primary and preventative care, specialist services, diagnostic testing, chronic disease management and dental and optometry services under global capitation contracts.
CareMax’s comprehensive, high touch approach to health care delivery is powered by its CareOptimize technology platform. CareOptimize is a proprietary end-to-end
technology platform that aggregates data and analyzes that data using proprietary algorithms and machine learning to support more informed care delivery decisions and to focus care decisions on preventative chronic disease management and the social determinants of health. CareMax believes that CareOptimize is designed to drive better outcomes and lower costs. The CareOptimize technology platform also provides CareMax with a national reach beyond Florida. As of December 31, 2021, the CareOptimize platform was used by approximately 20,000 providers in more than 30 states. CareMax has shifted from selling the CareOptimize platform to new outside customers for a software subscription fee and is instead focused on providing the software to affiliated practices of its managed services organization (“MSO”) to further improve financial, clinical and quality outcomes from the affiliated providers. As of December of 2021, this MSO services more than 100 independent physician associations (“IPAs”).
CarMax’s medical centers offer 24/7 access to care through employed providers and provide a comprehensive suite of high-touch health care and social services to its patients, including primary care, specialty care, telemedicine, health & wellness, optometry, dental, pharmacy and transportation. CareMax’s differentiated healthcare delivery model is focused on care coordination with vertically integrated ambulatory care and community-centric services. The goal of CareMax is to intercede as early as possible to manage chronic conditions for its patient members in a proactive, holistic, and tailored manner to provide a positive influence on patient outcomes and a reduction in overall healthcare costs. CareMax specifically focuses on providing access to high quality care in underserved communities, with approximately 60% of its Medicare Advantage patients being dual-eligible (meaning eligible for both Medicare and Medicaid) and low-income
subsidy eligible as of December 31, 2021.
While CareMax’s primary focus is providing care to Medicare eligible seniors who are mostly 65+ (79% of revenue for the twelve months ended December 31, 2021, came from these patients), we also provide services to children and adults through Medicaid programs as well as through commercial insurance plans. Substantially all of CareMax’s Medicare patients are enrolled in MA plans which are run by private insurance companies, and are approved by and under contract with Medicare. With MA, patients get all of the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage. In many cases, MA plans offer more benefits than original Medicare, including dental, vision, hearing and wellness programs.

Comparability of Financial Results
On June 8, 2021, we consummated the transactions contemplated by that certain Business Combination Agreement, dated December 18, 2020 (the “Business Combination Agreement”), by and among Deerfield Healthcare Technology Acquisitions Corp., a Delaware corporation now known as CareMax, Inc. (“DFHT”). CareMax Medical Group, L.L.C., a Florida limited liability company (“CMG”), the entities listed in Annex I to the Business Combination Agreement (the “CMG Sellers”), IMC, IMC Holdings, LP, a Delaware limited partnership (“IMC Parent”), and Deerfield Partners, L.P pursuant to which, on June 8, 2021 (the “Closing Date”), DFHT acquired 100% of the equity interests in CMG and 100% of the equity interests in IMC, with CMG and IMC becoming wholly owned subsidiaries of DFHT. Immediately upon completion (the “Closing”) of the transactions contemplated by the Business Combination Agreement and the related financing transactions (the “Business Combination”), the name of the combined company was changed to CareMax, Inc. CMG was determined to be the accounting acquirer in the Business Combination. Accordingly, the acquisition of CMG by the Company was accounted for as a reverse recapitalization. Under this method of accounting, CMG was treated as the acquiree for financial reporting purposes. The net assets of CMG were stated at their historical cost, with no goodwill or other separately identifiable intangible assets recorded. The balance sheet, results of operations and cash flows prior to the Business Combination are those of CMG. Further, CMG was determined to be the accounting acquirer of IMC and the acquisition of IMC (the “IMC Acquisition”) was accounted for in accordance with FASB ASC Topic 805,
Business Combinations
(“ASC 805”) as a business combination. Accordingly, the IMC assets acquired, including separately identifiable intangible assets, and liabilities assumed were recorded at their fair value as of the Closing Date. The IMC Acquisition drove, among other things, increases of $6.2 million in Property and Equipment, $34.1 million in amortizable intangible assets and $302.2 million in goodwill as of December 31, 2021, as compared to our balance sheet as of December 31, 2020. The amortization of the acquired intangibles is expected to materially increase our noncash amortization expense for the foreseeable future.
In connection with the Business Combination, we (i) issued and sold in a private placement an aggregate of 41,000,000 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), (ii) issued 10,796,069 shares of Class A Common Stock to the CMG Sellers, and 10,412,023 shares of Class A Common Stock to IMC Parent (See Note 1 to the Consolidated Financial Statements) and (iii) entered into a Credit Agreement (as amended, the “Credit Agreement), by and among the Company, Royal Bank of Canada, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank; RBC Capital Markets, LLC and Truist Securities, Inc., as Syndication Agents, Joint Lead Arrangers and Joint Book Runners; and certain other banks and financial institutions serving as lenders. The Credit Agreement provides for credit facilities (collectively, the “Credit Facilities”), including (i) an initial term loans in the aggregate principal amount of $125.0 million, which was fully drawn on the Closing Date to finance the Business Combination, (ii) a revolving credit facility in an aggregate principal amount of $40.0 million (the “Revolving Credit Facility”) and (iii) a delayed term loan facility in an aggregate principal amount of $20.0 million (the “Delayed Draw Term Loan”) (See Note 7 to the Consolidated Financial Statements—Credit Agreement). This Delayed Draw Term Loan was not drawn upon and matured on December 8, 2021. Interest and other costs associated with the Credit Facilities are expected to materially increase our interest expense for the foreseeable future.
In connection with the closing of the Business Combination, the Company repaid all outstanding borrowings under CMG’s then existing Loan Agreement, (the “Loan Agreement”), which was terminated on the Closing Date (See Note 7 to the Consolidated Financial Statements—CMG Loan Agreement
As a result of the Business Combination, we have had to hire personnel and incur costs that are necessary and customary for our operations as a public company, which has contributed and is expected to continue contributing to higher corporate, general and administrative costs in the near term.
On June 18, 2021, we completed the acquisition of the assets of SMA (the “SMA Acquisition”) (See Note 3 to the Consolidated Financial Statements—Acquisition of SMA Entities). The SMA Acquisition was accounted for as a business combination. Accordingly, the SMA assets acquired, including separately identifiable intangible assets, and liabilities assumed were recorded at their fair value as of June 18, 2021. The SMA Acquisition drove, among other things, increases of $178,000 in property and equipment, $9.4 million in amortizable intangible assets and $45.7 million in goodwill as of December 31, 2021, compared to our balance sheet as of December 31, 2020. The amortization of the acquired intangibles is expected to materially increase our noncash amortization expense for the foreseeable future.
On September 1, 2021, we completed the acquisition of the assets of DNF (the “DNF Acquisition”) (See Note 3 to the Consolidated Financial Statements—Acquisition of DNF). The DNF Acquisition was accounted for as a business combination. Accordingly, the DNF assets acquired, including separately identifiable intangible assets, and liabilities assumed were recorded at their fair value as of September 1, 2021. The DNF Acquisition drove, among other things, increases of $3.5 million in property and equipment, $15.3 million in amortizable intangible assets and $91.5 million in goodwill as of December 31, 2021, compared to our balance sheet as of December 31, 2020. The amortization of the acquired intangibles is expected to materially increase our noncash amortization expense for the foreseeable future.
On December 22, 2021, we completed the acquisition of the assets of Advantis (the “Advantis Acquisition”) (See Note 3 to the Consolidated Financial Statements—Acquisition of Advantis). The Advantis Acquisition was accounted for as a business combination. Accordingly, the Advantis assets acquired, including separately identifiable intangible assets were recorded at their fair value as of December 22, 2021. The Advantis acquisition drove, among other things, increases of $18,000 in Property and Equipment, $1.1 million in amortizable intangible assets, and $9.6 million in goodwill as of December 31, 2021, compared to our balance sheet as of December 31, 2020. The amortization of the acquired intangibles is expected to materially increase our noncash amortization expense for the foreseeable future.
On December 22, 2021, we completed the acquisition of the assets of Business Intelligence & Analytics LLC (“BIX”) (the “BIX Acquisition”) (See Note 3 to the Consolidated Financial Statements—Acquisition of BIX). The BIX Acquisition was accounted for as a business combination. Accordingly, the BIX assets acquired, including separately identifiable intangible assets were recorded at their fair value as of December 22, 2021. The BIX acquisition drove, among other things, increases $289,000 in amortizable intangible assets, and $4.8 million in goodwill as of December 31, 2021, compared to our balance sheet as of December 31, 2020. The amortization of the acquired intangibles is expected to materially increase our noncash amortization expense for the foreseeable future.
The following discussion (except for
pro-forma
financial information) includes our results of operations for the twelve months ended December 31, 2021, our results of operations include the full period for CMG, results of operations of IMC from June 8, 2021 through December 31, 2021, results of operations from SMA from June 18, 2021 through December 31, 2021, results of operations of DNF from September 1, 2021 through December 31, 2021, and results of operations of Advantis and BIX from December 22, 2021 through December 31, 2021. Accordingly, our consolidated results of operations for prior periods are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results of operations for future periods.
Key Factors Affecting Our Performance
Our Patients
As discussed above, the Company partners with MA, Medicaid, and commercial insurance plans. While CareMax currently services mostly MA patients, we also accept Medicare
Fee-for-Service
patients. The chart

below shows a breakdown of our current membership on a pro forma basis. This pro forma view assumes the Business Combination with IMC occurred on January 1, 2020 and is based upon estimates which we believe are reasonable:

Patient Count as of*	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021
Medicare	15,500	15,500	16,500	16,500	16,500	21,500	26,500	33,500
Medicaid	12,500	22,500	22,500	21,000	23,000	23,500	24,500	28,000
Commercial	15,500	13,500	15,000	14,500	15,000	17,500	17,500	21,500

Total Count	43,000	51,500	54,000	52,000	54,500	62,500	68,500	83,500

*	Figures may not sum due to rounding
Because CareMax accepts multiple insurance types, it uses a Medicare-Equivalent Member (“MCREM”) value in reviewing key factors of its performance. To determine the Medicare-Equivalent, CareMax calculates the amount of support typically received by one Medicare patient as equivalent to the level of support received by three Medicaid or Commercial patients. This is due to Medicare patients on average having significantly higher levels of chronic and acute conditions that need higher levels of care. Due to this dynamic, a 3:1 ratio is applied when normalizing membership statistics year over year. The breakdown of membership on a pro forma basis using MCREM is below:

MCREM Count as of*	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021
Medicare	15,500	15,500	16,500	16,500	16,500	21,500	26,500	33,500
Medicaid	4,200	7,400	7,500	7,000	7,600	7,900	8,100	9,400
Commercial	5,100	4,600	5,000	4,900	5,100	5,900	5,800	7,200

Total MCREM	24,800	27,500	29,000	28,400	29,200	35,300	40,400	50,100

*	Figures may not sum due to rounding
Medicare Advantage Patients
As of December 31, 2021, CareMax had approximately 33,500 MA patients of which 86% were in value-based, or risk-based, agreements. This means CareMax has been selected as the patient’s primary care provider and is financially responsible for all of the patient’s medical costs For these patients, CareMax is attributed an agreed percentage of the premium the MA plan receives from the Centers for Medicare and Medicaid Services (“CMS”) (typically a substantial majority of such premium given the risk assumed by the Company). A reconciliation is performed periodically and if premiums exceed medical costs paid by the MA plan, CareMax receives payment from the MA plan. If medical costs paid by the MA plan exceed premiums, CareMax is responsible to reimburse the MA plan.
Medicaid Patients
As of December 31, 2021, CareMax had approximately 28,000 Medicaid patients of which approximately 93% were in value-based contracts. Using the MCREM metric, the level of support required to manage these Medicaid patients equates to that of approximately 9,400 Medicare patients. In Florida, most Medicaid recipients are enrolled in the Statewide Medicaid Managed Care program.
Similar to the risk it takes with Medicare, CareMax is attributed an agreed percentage of the premium the Medicaid plan receives from Florida’s Agency for Health Care Administration (“AHCA”) (typically a substantial majority of such premium given the risk assumed by the Company). A reconciliation is performed periodically and if premiums exceed medical costs paid by the Medicaid plan, CareMax receives payment from the Medicaid plan. If medical costs paid by the Medicaid plan exceed premiums, we are responsible to reimburse the Medicaid plan.

Commercial Patients
As of December 31, 2021, CareMax managed approximately 21,500 commercial patients of which 29% were under a value-based arrangement that provided upside only financial incentives for quality and utilization performance. Using the MCREM metric, the level of support required to manage these commercial patients equates to that of approximately 7,200 Medicare patients.
CareMax cares for a number of commercial patients (approximately 15% of the Company’s total patients) for whom it is reimbursed on a fee-for-service
basis via their health plan in situations where it does not have a capitation relationship with that particular health plan.
CareMax fee
for-service
revenue, received directly from commercial plans, on a per patient basis is lower than its per patient revenue for at-risk
patients basis in part because its
fee-for-service
revenue covers only the primary care services that it directly provides to the patient, while the risk revenue is intended to compensate it for the services directly performed by it as well as the financial risk that it assumes related to the third-party medical expenses of at-risk
patients.
Contracts with Payors
Our economic model relies on its capitated partnerships with payors which manage and market MA plans across the United States. CareMax has established strategic value-based relationships with twelve different payors for Medicare Advantage patients, four different payors for Medicaid patients and one payor for ACA patients. On a pro forma basis giving effect to the Business Combination with IMC as of January 1, 2020, our three largest payor relationships were Anthem, Centene, and United, which generated 43%, 17%, 15% of our revenue in the twelve months ended December 31, 2021, respectively, and 51%, 16%, and 17% of our revenue in the twelve months ended December 31, 2020, respectively. These existing contracts and relationships with our partners’ and their understanding of the value of the CareMax model reduces the risk of entering into new markets as CareMax typically seeks to have payor contracts in place before entering a new market. Maintaining, supporting, and growing these relationships, particularly as CareMax enters new markets, is critical to our long-term success. We believe CareMax’s model is well-aligned with its payor partners—to drive better health outcomes for their patients, enhancing patient satisfaction, while driving incremental patient and revenue growth. This alignment of interests helps ensures our continued success with our payor partners.
Effectively Manage the Cost of Care for Our Patients
The capitated nature of our contracting with payors requires us to prudently manage the medical expense of our patients. Our external provider costs are our largest expense category, representing 64% of our total operating expenses for the twelve months ended December 31, 2021. Our care model focuses on leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as acute hospital admissions. Our patients retain the freedom to seek care at ERs or hospitals; we do not restrict their access to care. Therefore, we could be liable for potentially large medical claims should we not effectively manage our patients’ health. We utilize stop-loss insurance for our patients, protecting us for medical claims per episode in excess of certain levels.
Center-Level Contribution Margin
We endeavor to expand our number of centers and number of patients at each center over time. Due to the significant fixed costs associated with operating and managing our centers, we generate significantly better center-level contribution margins as the patient base within our centers increases and our costs decrease as a percentage of revenue. As a result, the value of a center to our business increases over time when the number of patients at a center expands.

Seasonality to our Business
Due to the large number of dual-eligible patients (meaning eligible for both Medicare and Medicaid) we serve, the annual enrollment period does not materially affect our growth during the year. We typically see large increases in ACA patients during the first quarter as a result of the ACA annual enrollment period (October to December). However, this is not a large portion of our business.
Our operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:
Per-Patient
Revenue
The revenue derived from our
at-risk
patients is a function of the percentage of premium we have negotiated with our payor partners, as well as our ability to accurately and appropriately document the acuity of a patient. We experience some seasonality with respect to our per-patient
revenue, as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to changes in per-patient
revenue. As the year progresses, our
per-patient
revenue declines as new patients join us, typically with less complete or accurate documentation (and therefore lower risk-adjustment scores), and patient mortality disproportionately impacts our higher-risk (and therefore greater revenue) patients.
External Provider Costs
External Provider Costs will vary seasonally depending on a number of factors, but most significantly the weather. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which can result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per-patient
medical costs in the first and fourth quarters. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. We would also expect to experience an impact in the future should there be another pandemic such as
COVID-19,
which may result in increased or decreased total medical costs depending upon the severity of the infection, the duration of the infection and the impact to the supply and availability of healthcare services for our patients.
Investments in Growth
We expect to continue to focus on long-term growth through investments in our centers, platform, care model and marketing. In addition, we expect our corporate, general and administrative expenses to increase in absolute dollars for the foreseeable future to support our growth and because of additional costs as a public company, including expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act compliance, the stock exchange listing standards, additional corporate and director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. As we have communicated, we plan to invest in openings of new de novo centers both within and outside of Florida over the next several years. Historically, de novo centers require upfront capital and operating expenditures, which may not be fully offset by additional revenues in the near-term, and we similarly expect a period of unprofitability in our future de novo centers before they break even. While our net income may decrease in the future because of these activities, we plan to balance these investments in future growth with a continued focus on managing our results of operations and generating positive income from our core centers and scaled acquisitions. In the longer term we anticipate that these investments will positively impact our business and results of operations.
Key Business Metrics
In addition to our financial information which conforms with generally accepted accounting principles in the United States of America (“GAAP”), management reviews a number of operating and financial metrics, including the following key metrics, to evaluate its business, measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions.
Use of
Non-GAAP
Financial Information
Certain financial information and data contained this prospectus is unaudited and does not conform to Regulation
S-X.
Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, any periodic filing, information or proxy statement, or prospectus or registration statement to be filed by the Company with the SEC. Some of the financial information and data contained in this prospectus, such as Adjusted EBITDA and margin thereof, Platform Contribution and margin thereof and Pro Forma Medical Expense Ratio have not been prepared in accordance with GAAP. These non-GAAP
measures of financial results are not GAAP measures of our financial results or liquidity and should not be considered as an alternative to net income (loss) as a measure of financial results, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes these non-GAAP
measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP
measures for trend analyses and for budgeting and planning purposes.
The Company believes that the use of these
non-GAAP
financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP
financial measures to investors. Management does not consider these non-GAAP
measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP
financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP
financial measures. In order to compensate for these limitations, management presents non-GAAP
financial measures in connection with GAAP results. You should review the Company’s audited financial statements, which included in this prospectus.
EBITDA and Adjusted EBITDA
Management defines “EBITDA” as net income or net loss before interest expense, income tax expense or benefit, depreciation and amortization, change in fair value of warrant liabilities, and gain or loss on extinguishment of debt. “Adjusted EBITDA” is defined as EBITDA adjusted for special items such as duplicative costs, non-recurring
legal, consulting, and professional fees, stock based compensation, de novo costs for the first 18 months after opening, discontinued operations, acquisition costs and other costs that are considered one-time
in nature as determined by management. Additionally, Adjusted EBITDA presented on a pro forma basis gives effect to the acquisitions of IMC and Care Holdings Group, LLC, which owned Care Optimize, as if they had occurred in historical periods, which does not necessarily reflect what the Company’s Adjusted EBITDA would have been had the acquisitions occurred on the dates indicated. Adjusted EBITDA is intended to be used as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Management believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measure with those of comparable companies, which may present similar non-GAAP
financial measures to investors. However, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentations of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring
items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Due to these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. Please review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business:
Twelve months ended December 31, 2021 and 2020 Reconciliation to Adjusted EBITDA

	For the Twelve Months Ended December 31,
$ in thousands	2021	2020	Y/Y Change
Net (loss) income	$(6,675)	$7,572	$(14,246)

GAAP Pro Forma Adjustments	(8,916)	(1,629)	(7,287)

Pro Forma Net (loss)/income	(15,590)	5,943	(21,533)

Interest expense	6,263	6,630	(368)
Depreciation and amortization	17,583	13,544	4,039
Income tax provision	159	—	159
Gain on remeasurement of warrant liabilities	(20,757)	—	(20,757)
Gain on remeasurement of contingent earnout liabilities	(5,794)	—	(5,794)
Loss on disposal of fixed assets, net	50	—	50
Loss on extinguishment of debt	534	451	83
Other expenses	(823)	(912)	89

EBITDA	(18,376)	25,657	(44,033)

Other Adjustments
Non-recurring expenses	19,955	5,829	14,126
Acquisition costs	9,169	3,016	6,153
Stock based compensation	1,341	—	1,341
De novo losses	1,232	578	654
Discontinued operations	(1)	(48)	47

Adjusted EBITDA	$13,321	$35,033	$(21,712)

*	Pro Forma figures give effect to the Business Combinations of IMC and Care Holdings as if they had occurred in historical periods. Figures may not sum due to rounding.
In addition to our GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. The chart below is a pro forma view of our operations. This pro forma view assumes the Business Combination occurred on January 1, 2020, and are based upon estimates which we believe are reasonable.
Non-GAAP
Operating Metrics

Patient & Platform Contribution	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021
Centers	21	21	22	24	24	34	40	45
Markets	1	1	1	1	1	2	3	4
Patients (MCREM)	24,800	27,500	29,000	28,400	29,200	35,300	40,400	50,100
At-risk	84.8%	86.7%	85.6%	87.7%	87.0%	84.1%	87.2%	79.3%
Platform Contribution ($, Millions)	$14.1	$18.1	$15.5	$17.9	$14.7	$8.2	$11.0	$16.0

Note: In prior filings, management had defined “markets” as states instead of Metropolitan Statistical Areas (“MSA’s”). 2021 figures have been re-cast
to reflect this change from states to MSA’s.
Centers
We define our centers as those primary care medical centers open for business and attending to patients at the end of a particular period.
Patients (MCREM)
MCREM patients includes both
at-risk
MA patients (those patients for whom we are financially responsible for their total healthcare costs) as well as risk and non-risk,
non-MA
patients. We define our total
at-risk
patients as
at-risk
patients who have selected us as their provider of primary care medical services as of the end of a particular period. We define our total fee-for-service
patients as
fee-for-service
patients who come to one of our centers for medical care at least once per year. A fee-for-service
and
at-risk
patient remains active in our system until we are informed by the health plan the patient is no longer active. As discussed above, CareMax calculates the amount of support typically received by one Medicare patient as equivalent to the level of support received by three Medicaid or Commercial patients.
Platform Contribution
We define platform contribution as revenue less the sum of (i) external provider costs and (ii) cost of care, excluding depreciation and amortization. We believe this metric best reflects the economics of our care model as it includes all medical claims expense associated with our patients’ care as well as the costs we incur to care for our patients via the CareMax System. As a center matures, we expect the platform contribution from that center to increase both in terms of absolute dollars as well as a percentage of capitated revenue. This increase will be driven by improving patient contribution economics over time, as well as our ability to generate operating leverage on the costs of our centers. Our aggregate platform contribution may not increase despite improving economics at our existing centers should we open new centers at a pace that skews our mix of centers towards newer centers. We would expect to experience minimal seasonality in platform contribution due to minimal seasonality in our patient contribution.
Impact of
COVID-19
The rapid spread of
COVID-19
around the world and throughout the United States altered the behavior of businesses and people, with significant negative effects on federal, state and local economies. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients.
We estimate our performance for the twelve months ended December 31, 2021 was impacted by approximately $23.1 million of direct non-recurring
COVID-19
costs, consisting of a decrease in revenues due to our inability to adequately document the acuity of our patients and an increase in costs related to
COVID-19
claims.
While we utilized telehealth to document the health conditions of our patients and increased our efforts to return our patients to our centers for in-person
visits during the latter half of 2020 and the beginning of 2021, based on the difference between the risk adjusted PPPM revenue expected by our historical models and the actual risk adjusted PPPM rates in 2021, we believe our revenue was negatively impacted by approximately $11.5 million in 2021 due to our inability to adequately document the acuity of our patients in 2020. In the event we were unable to adequately document the acuity of our patients for 2021 and in subsequent years, our revenues and financial performance could be significantly affected.
Additionally, for the twelve months ended December 31, 2021 we experienced increased costs that we were able to document as claims directly related to
COVID-19
totaling $11.6 million.

Management cannot accurately predict the future impacts of
COVID-19
due to the uncertainty surrounding future spikes in
COVID-19
cases or new variants that may emerge in the future.
Components of Results of Operations
Revenue
Medicare Risk-Based Revenue and Medicaid Risk-Based Revenue.
Our capitated revenue consists primarily of fees for medical services provided by us or managed by our MSO under a global capitation arrangement made directly with various MA payors. Capitation is a fixed amount of money per patient per month paid in advance for the delivery of health care services, whereby we are generally liable for medical costs in excess of the fixed payment and are able to retain any surplus created if medical costs are less than the fixed payment. A portion of our capitated revenues are typically prepaid monthly to us based on the number of MA patients selecting us as their primary care provider. Our capitated rates are determined as a percentage of the premium the MA plan receives from CMS for our at-risk
members. Those premiums are determined via a competitive bidding process with CMS and are based upon the cost of care in a local market and the average utilization of services by the patients enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Payors with higher acuity patients receive more in premium, and those with lower acuity patients receive less in premium. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after the final data is compiled. As premiums are adjusted via this risk adjustment model, our capitation payments will change in unison with how our payor partners’ premiums change with CMS. Risk adjustment in future periods may be impacted by
COVID-19
and our inability to accurately document the health needs of our patients in a compliant manner, which may have an adverse impact on our revenue.
For Medicaid, premiums are determined by Florida’s AHCA and based rates are adjusted annually using historical utilization data projected forward by a third-party actuarial firm. The rates are established based on specific cohorts by age and sex and geographical location. AHCA uses a “zero sum” risk adjustment model that establishes acuity for certain cohorts of patients quarterly, depending on the scoring of that acuity, and may periodically shift premiums from health plans with lower acuity members to health plans with higher acuity members.
Other Revenue.
Other revenue includes professional capitation payments. These revenues are a fixed amount of money per patient per month paid in advance for the delivery of primary care services only, whereby CareMax is not liable for medical costs in excess of the fixed payment. Capitated revenues are typically prepaid monthly to CareMax based on the number of patients selecting us as their primary care provider. Our capitated rates are fixed, contractual rates. Incentive payments for Healthcare Effectiveness Data and Information Set (“HEDIS”) and any services paid on a fee-for-service
basis by a health plan are also included in other revenue. Other revenue also includes ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our affiliated medical groups. Revenue for primary care service for patients in a partial risk or up-side
only contracts, pharmacy revenue and revenue generated from CareOptimize are reported in other revenue.
See “
-Critical Accounting Policies and Estimates-Revenue
” for more information. We expect capitated revenue will increase as a percentage of total revenues over time because of the greater revenue economics associated with at-risk
patients compared to
fee-for-service
patients.
Operating Expenses
Medicare and Medicaid External Provider Costs.
External provider costs include all services
at-risk
patients utilize. These include claims paid by the health plan and estimates for unpaid claims. The estimated reserve for incurred but not paid claims is included in accounts receivable as we do not pay medical claims. Actual claims expense will differ from the estimated liability due to factors in estimated and actual patient utilization of health care services, the amount of charges, and other factors. We typically reconcile our medical claims expense with our payor partners on a monthly basis and adjust our estimate of incurred but not paid claims if necessary. To the extent we revise our estimates of incurred but not paid claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on our current period results that may or may not reflect changes in long term trends in our performance. We expect our medical claims expenses to increase in both absolute dollar terms as well as on a PPPM basis given the healthcare spending trends within the Medicare population and the increasing disease burden of patients as they age.
Cost of Care.
Cost of care includes the costs of additional medical services we provide to patients that are not paid by the plan. These services include patient transportation, medical supplies, auto insurance and other specialty costs, like dental or vision. In some instances, we have negotiated better rates than the health plans for these health plan covered services.
In addition, cost of care includes rent and facilities costs required to maintain and operate our centers.
Expenses from our physician groups that contract with our MSO are consolidated with other clinical and MSO expenses to determine profitability for our at-risk
and
fee-for-service
arrangements. Physician group economics are not evaluated on a stand-alone basis, as certain non-clinical
expenses need to be consolidated to consider profitability.
We measure the incremental cost of our capitation agreements by starting with our center-level expenses, which are calculated based upon actual expenses incurred at a specific center for a given period of time and expenses that are incurred centrally and allocated to centers on a ratable basis. These expenses are allocated to our at-risk
patients based upon the number of visit slots these patients utilized compared to the total slots utilized by all of our patients. All visits, however, are not identical and do not require the same level of effort and expense on our part. Certain types of visits are more time and resource intensive and therefore result in higher expenses for services provided internally. Generally, patients who are earlier in their tenure with CareMax utilize a higher percentage of these more intensive visits, as we get to know the patient and properly assess and document such patient’s health condition.
Selling and Marketing Expenses.
Selling and marketing expenses include the cost of our sales and community relations team, including salaries and commissions, radio and television advertising, events and promotional items.
Corporate General and Administrative Expenses.
Corporate general and administrative expenses include employee-related expenses, including salaries and related costs and stock-based compensation, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development departments. In addition, corporate general and administrative expenses include corporate technology, third party professional services and corporate occupancy costs. We expect these expenses to increase over time due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow its business. We also expect our corporate, general and administrative expenses to increase in absolute dollars in the foreseeable future. However, we anticipate corporate, general and administrative expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.
Depreciation and Amortization.
Depreciation and amortization expenses are primarily attributable to our capital investments and consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, and amortization of capitalized internal-use
software costs.

Other Income (Expense)
Interest Expense.
Interest expense consists primarily of interest payments on our outstanding borrowings (see Note 7
-to
the Consolidated Financial Statements—Long Term Debt).
Results of Operations
Twelve Months Ended December 31, 2021 compared to Twelve Months Ended December 31, 2020.
The following table sets forth our consolidated statements of operations data for the periods indicated:

	For the Twelve Months Ended December 31,
$ in thousands	2021	2020	$ Change	% Change
Revenue
Medicare risk-based revenue	$233,282	$103,051	$130,231	126.4%
Medicaid risk-based revenue	46,493	—	46,493
Other revenue	15,987	370	15,617	4220.9%

Total revenue	295,762	103,421	192,341	186.0%

Operating expense
External provider costs	206,747	66,050	140,697	213.0%
Cost of care	57,566	17,373	40,193	231.4%
Sales and marketing	4,955	1,067	3,888	364.4%
Corporate, general and administrative	40,579	7,748	32,831	423.7%
Depreciation and amortization	13,216	1,501	11,715	780.5%
Acquisition related costs	1,522	—	1,522

Total costs and expenses	324,585	93,739	230,846	246.3%

Operating (loss) income	$(28,822)	$9,682	$(38,504)	(397.7)%

Interest expense, net	(4,492)	(1,659)	(2,833)	170.8%
Gain on remeasurement of warrant liabilities	20,757	—	20,757
Gain on remeasurement of contingent earnout liabilities	5,794	—	5,794
Loss on disposal of fixed assets, net	(50)	—	(50)
Gain (loss) on extinguishment of debt, net	1,630	(451)	2,081	(461.3)%
Other (expense), net	(1,333)	—	(1,333)

Income/(loss) before income taxes	$(6,516)	$7,572	$(14,088)	(186.1)%
Income tax provision	159	—	159

Net (loss)/income	$(6,675)	$7,572	$(14,247)	(188.2)%

Net loss attributable to non-controlling interest	$—	$(29)	$—	0.0%

Net (loss) income attributable to controlling interest	$(6,675)	$7,601	$(14,276)	(187.8)%

*	Figures may not sum due to rounding
Medicare Risk-Based Revenue.
Medicare risk-based revenue was $233.3 million for the twelve months ended December 31, 2021, an increase of $130.2 million, or 126.4%, compared to $103.1 million for the twelve months ended December 31, 2020. This increase was primarily driven by a 174% increase in the total number of at-risk
patients from the acquisitions of IMC, SMA, and DNF, partially offset by a 17% reduction in PPPM rates, driven by member mix and a decrease in risk adjustment payments due to our inability to adequately document the acuity of our patients in 2020 due to
COVID-19.

Medicaid Risk-Based Revenue.
Medicaid risk-based revenue was $46.5 million for the twelve months ended December 31, 2021. Medicaid risk-based revenue relates entirely to patients that were acquired in the Business Combination with IMC.
Other Revenue
. Other revenue was $16.0 million for the twelve months ended December 31, 2021, an increase of $15.6 million, or 4,221%, compared to $0.4 million for the twelve months ended December 31, 2020. The increase is almost entirely related to revenue from patients that were acquired in the Business Combination with IMC.
External Provider Costs
. External provider costs were $206.7 million for the twelve months ended December 31, 2021, an increase of $140.7 million, or 213.0%, compared to $66.1 million for the twelve months ended December 31, 2020. The increase was primarily due to a 377% increase in total at-risk
MCREM patients that were acquired in the Business Combination with IMC and the additional costs attributable to claims with a
COVID-19
diagnosis.
Cost of Care Expenses
. Cost of care expenses were $57.6 million for the twelve months ended December 31, 2021, an increase of $40.2 million or 231.4%, compared to $17.4 million for the twelve months ended December 31, 2020. The increase was primarily due to additional membership growth from the IMC, SMA, and DNF acquisitions and the reopening of our wellness centers.
Sales and Marketing Expenses.
Sales and marketing expenses were $5.0 million for the twelve months ended December 31, 2021, an increase of $3.9 million or 364.4%, compared to $1.1 million for the twelve months ended December 31, 2020. The increase was primarily due to the increase in sales staff resulting from acquisitions and the recommencing of sales and community activities in 2021.
Corporate, general and administrative. Corporate
, general and administrative expense was $40.6 million for the twelve months ended December 31, 2021, an increase of $32.8 million, or 423.7%, compared to $7.7 million for the twelve months ended December 31, 2020. The increase was primarily from the acquired overhead related to IMC, SMA, DNF, and Advantis as well as costs associated with becoming a publicly traded company.
Depreciation and amortization.
Depreciation and amortization expense was $13.2 million for the twelve months ended December 31, 2021, an increase of $11.7 million, or 780.5%, compared to $1.5 million for the twelve months ended December 31, 2020. This was due to amortization of intangible assets purchased in the IMC, SMA, and DNF acquisitions.
Interest expense, net
. Net interest expense was $4.5 million for the twelve months ended December 31, 2021, an increase of $2.8 million, or 170.8%, compared to $1.7 million for the twelve months ended December 31, 2020. This was due to the increased borrowings under the Credit Facilities.
Acquisition related costs.
Acquisition related costs were $1.5 million for the twelve months ended December 31, 2021. This cost was driven primarily by the acquisitions of IMC, DNF, SMA, Advantis, and BIX.
Change in fair value of derivative warrant liabilities
. We recorded a gain of $20.8 million for the twelve months ended December 31, 2021 as a result of a reduction in the fair value of derivative warrant liabilities.
Change in fair value of contingent earnout liabilities.
We recorded a gain of $5.8 million for the twelve months ended December 31, 2021, as a result of a reduction in the fair value of contingent earnout liabilities.
Gain on extinguishment of debt
. We recorded a gain of $1.6 million, mostly related to the forgiveness of Paycheck Protection Program (“PPP”) loans.

Other income (expense), net.
We recorded $1.3 million in other expenses, net for the twelve months ended December 31, 2021,,resulting primarily from the payment of franchise taxes, miscellaneous corporate expenses, and research and development costs associated with CareOptimize.
Liquidity and Capital Resources
Overview
As of December 31, 2021, we had cash on hand of $47.9 million. Our principal sources of liquidity have been our operating cash flows, borrowings under our Credit Facilities and proceeds from equity issuances. We have used these funds to meet our capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, medical center and office lease expenses, insurance premiums, acquisitions and debt service. Our future capital expenditure requirements will depend on many factors, including the pace and scale of our expansion in new and existing markets, patient volume, and revenue growth rates. Many of our capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up. We also expect to incur costs related to acquisitions and de novo growth through the opening of new medical centers, which we expect to require significant capital expenditures, including lease and construction expenses. We may be required to seek additional equity or debt financing, in addition to cash on hand and borrowings under our Credit Facilities in connection with our business growth, including debt financing that may be available to us from certain health plans for each new medical center that we open under the terms of our agreements with those health plans. In the event that additional financing is required from outside sources, we may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, our business, results of operations, and financial condition would be materially and adversely affected. We do not expect to rely materially on the cash exercise of Warrants to fund our operations. We do not believe it is likely that a warrant holder would elect to exercise their Warrants when our Class A Common Stock is trading below $11.50 and any cash proceeds that would be received by the Company is dependent on the trading price of the Class A Common Stock underlying the Warrants. We believe that our expected operating cash flows, together with our existing cash, cash equivalents, amounts available under our Credit Facilities, and amounts available to us under our agreement with Anthem, each as described below will continue to be sufficient to fund our operations and growth strategies for at least the next 12 months and remain in compliance with the covenants under the Credit Facilities and other agreements.
The Impact of
COVID-19
As further detailed above in “
Impact of
COVID-19
”, we estimate our performance during the twelve months ended December 31, 2021 has been impacted by approximately $23.1 million of direct non-recurring
COVID-19
costs. While it is impossible to predict the scope or duration of
COVID-19
or the future impact on our liquidity and capital resources,
COVID-19
could materially affect our liquidity and operating cash flows in future periods.
Credit Facilities
On the Closing Date, we drew the full principal amount of $125.0 million of the Initial Term Loan to finance the Business Combination and related transaction costs. As of December 31, 2021, we had approximately $35.4 million available under the Credit Facilities, representing $40.0 million of total capacity under the Revolving Credit Facility, net of $4.6 million of stand-by
Letters of Credit outstanding.
Interest is payable on the outstanding term loans under the Credit Facilities at a variable interest rate (See Note 7 to the Consolidated Financial Statements—
Long Term Debt
).
The Revolving Credit Facility allows up to $40.0 million to be drawn, less outstanding Letters of Credit, in order to finance working capital, make capital expenditures, finance permitted acquisitions and fund general corporate purposes. The Company’s previous $20.0 million Delayed Draw Loan expired undrawn on the six month anniversary of the Closing Date, or December 8, 2021.
Anthem Collaboration Agreement
In connection with our collaboration agreement with Anthem, which was announced in August of 2021, we plan to open approximately 50 centers across eight priority states as part of our de novo strategy to open new centers in additional markets. Anthem has agreed to provide debt financing of up to $1 million for each new center opened in partnership with Anthem. We intend to use such funds to partially offset the costs of opening new medical centers in connection with our de novo growth strategy.
Cash Flows
The following table summarizes our cash flows for the periods presented:

(in thousands)	Twelve Months Ended
	2021	2020
Net cash (used in)/provided by operating activities	$(23,856)	$5,316
Net cash used in investing activities	(316,579)	(6,942)
Net cash provided by financing activities	383,418	2,123
Operating Activities
. Net cash used in operating activities for the twelve months ended December 31, 2021 was $23.9 million, compared to $5.3 million provided by operating activities for the twelve months ended December 31, 2020, an increase of $29.2 million. The primary driver of the change is due to the net loss from operations of $12.2 million reported for the twelve months ended December 31, 2021, compared to the net income from operations of $7.5 million reported for the twelve months ended December 31, 2020. The primary driver of this change is related to the performance in our value-based contracts due to the impacts of
COVID-19
as described above.
Investing Activities
. Net cash used in investing activities for the twelve months ended December 31, 2021 was $316.3 million compared, to $6.9 million for the twelve months ended December 31, 2020. The use of funds in the twelve months ended December 31, 2021 consisted of $309.4 million used in acquisitions, including the IMC Acquisition, SMA Acquisition, DNF Acquisition, Advantix Acquisition, and BIX Acquisition, as well as $4.0 million for equipment and other fixed asset purchases. The use of funds in the twelve months ended December 31, 2020 consisted primarily of $2.6 million for acquisitions of businesses and $2.1 million for equipment and other fixed asset purchases.
Financing
Activities: Net cash provided by financing activities for the twelve months ended December 31, 2021 was $383.4 million compared to $2.1 million during the twelve months ended December 31, 2020. Net cash provided by financing activities for the twelve months ended December 31, 2021 was primarily related to the Business Combination, and consisted of $125.0 million of borrowings from the borrowings under the Credit Facilities, $415.0 million for the issuance and sale of Class A Common Stock, partially offset by cash used in the consummation of the reverse recapitalization of $108.4 million, repayment of borrowings, including all outstanding borrowings under the Loan Agreement, of $27.7 million, equity issuance costs of $12.5 million, payment of deferred financing costs of $7.4 million and payment of debt prepayment penalties of $487,000 related to the early repayment of borrowings under the Loan Agreement.
Net cash provided by financing activities for the twelve months ended December 31, 2020 consisted of $4.1 million of borrowings under a legacy revolving loan commitment, $2.2 million of borrowings from the PPP Loans, partially offset by member distributions and repayments of debt under the Loan Agreement.

Contractual Obligations and Commitment
s
Construction in progress at December 31, 2021 is made up of various leasehold improvements at the Company’s medical centers. The Company has a contractual commitment to complete the construction of its Homestead medical center with remaining estimated capital expenditures of $500,000 and an estimated opening in 2022.
Off-Balance
Sheet Arrangements
We did not have any
off-balance
sheet arrangements as of December 31, 2021 or December 31, 2020 other than operating leases.
JOBS Act
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with a public company which is neither an emerging growth company, nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.
Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “to the Consolidated Financial Statements—
Summary of Significant Accounting Policies
” for more detailed information regarding our critical accounting policies.
Revenue
The transaction price for our capitated payor contracts is variable as it primarily includes PPPM fees associated with unspecified membership. PPPM fees can fluctuate throughout the contract based on the health status (acuity) of each individual enrollee. In certain contracts, PPPM fees also include “risk adjustments” for items such as performance incentives, performance guarantees and risk shares. The capitated revenues are recognized based on the estimated PPPM fees earned net of projected performance incentives, performance guarantees, risk shares and rebates because we are able to reasonably estimate the ultimate PPPM payment of these contracts. We recognize revenue in the month in which eligible members are entitled to receive healthcare benefits. Subsequent changes in PPPM fees and the amount of revenue to be recognized are reflected through subsequent period adjustments to properly recognize the ultimate capitation amount.
External Provider Costs
External Provider Costs includes all costs of caring for our at-risk
patients and for third-party healthcare service providers that provide medical care to our patients for which we are contractually obligated to pay (through our full-risk capitation arrangements). The estimated reserve for a liability for unpaid claims is included in “Accounts receivable, net” in the consolidated balance sheets. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges and other factors. From time to time, but at least annually, we assess our estimates with an independent actuarial expert to ensure our estimates represent the best, most reasonable estimate given the data available to us at the time the estimates are made. Certain third-party payor contracts include a Medicare Part D payment related to pharmacy claims, which is subject to risk sharing through accepted risk corridor provisions. Under certain agreements the fund risk allocation is established whereby we, as the contracted provider, receive only a portion of the risk and the associated surplus or deficit. We estimate and recognize an adjustment to medical expenses for Part D claims related to these risk corridor provisions based upon pharmacy claims experience to date, as if the annual risk contract were to terminate at the end of the reporting period.
We assess the profitability of our capitation arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a premium deficiency reserve is recognized. No premium deficiency reserves were recorded as of December 31, 2021 or December 31, 2020.
Business Combinations
We account for business acquisitions in accordance with ASC Topic 805,
Business Combinations
. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.
The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions, contingent consideration and contingencies. We may refine these estimates over a one-year
measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of risk contracts and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expenses. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.
The Business Combination acquisition of IMC and the acquisitions of SMA, DNF, Advantis and BIX were accounted for under ASC 805. Pursuant to ASC 805, we were (and in the case of IMC, CMG was) determined to be the accounting acquirer. Refer to Note 3 to the Consolidated Financial Statements—
Acquisitions
for more information. In accordance with the acquisition method, we recorded the fair value of assets acquired and liabilities assumed from IMC, SMA, DNF, Advantis, and BIX. The allocation of the consideration to the assets acquired and liabilities assumed is based on various estimates. As of December 31, 2021, we performed our preliminary purchase price allocations. We continue to evaluate the fair value of the acquired assets, liabilities and goodwill. As such, these estimates are subject to change within the respective measurement period, which will not extend beyond one year from the acquisition date. Any adjustments will be recognized in the reporting period in which the adjustment amounts are determined.
Goodwill and Other Intangible Assets
Intangible assets consist primarily of risk-based contracts acquired through business acquisitions. Goodwill represents the excess of consideration transferred in excess of the fair value of net assets acquired through business acquisitions. Goodwill is not amortized but is tested for impairment at least annually.
We test goodwill for impairment annually or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors. The Company’s policy is to conduct the annual impairment testing for goodwill and indefinite-lived intangibles at the reporting unit level.
ASC 350,
Intangibles—Goodwill and Other
(“ASC 350”) allows entities to first use a qualitative approach to test goodwill for impairment. ASC 350 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. In performing this “Step 0”, management analyzed changes in macroeconomic conditions related to the spread of the Omicron variant of
COVID-19
and significant changes in the capital markets in fourth quarter 2021. Management concluded that it was not more likely that not that the fair value of the reporting unit was greater than its carrying value. Based on this, management engaged a 3rd party valuation specialist to provide a valuation as of as of December 31, 2021 of the reporting unit as prescribed in ASC
350-20-35-3C.
Based on these factors, the Company concluded that it was necessary to perform a quantitative assessment of the reporting unit’s goodwill. The results of the quantitative assessment noted that the fair value of the goodwill and intangible assets of the Company were in excess of the carrying value. There was no goodwill impairment recorded during the twelve months ended December 31, 2021.
Risk contracts represent the estimated values of customer relationships of acquired businesses and have definite lives. We amortize the risk contracts on an accelerated basis over their estimated useful lives ranging from four to seven years. We amortize non-compete
agreement intangible assets over five years on a straight-line basis.
The determination of fair values and useful lives require us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, patient attrition rates, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 “Distinguishing Liabilities from Equity,” and ASC
815-15,
“Derivatives and Hedging—Embedded Derivatives.”. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.

DFHT issued 5,791,667 common stock warrants in connection with our initial public offering (2,875,000) and a simultaneous private placement (2,916,667), which are recognized as derivative liabilities in accordance with ASC
815-40.
Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued has been estimated using Monte-Carlo simulations at each measurement date.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information, including ages as of April 29, 2022, of our executive officers and members of the Board.

Name	Age	Position(s)
Carlos A. de Solo	43	Class III Director; Chief Executive Officer
Beatriz Assapimonwait	59	Class II Director
Dr. Jennifer Carter	58	Class I Director
Bryan Cho	49	Class III Director
Dr. Vincent Omachonu	68	Class I Director
Jose R. Rodriguez	63	Class II Director; Chairman of the Board of Directors
Hon. Dr. David J. Shulkin	62	Class II Director
Randy Simpson	53	Class I Director
Alberto de Solo	44	Chief Operating Officer
Kevin Wirges	42	Chief Financial Officer
Directors and Officers
The following is a brief biography of each of our directors and executive officers.
Carlos A. de Solo
, has served as our President and Chief Executive Officer, and as a director, since the Closing Date. Mr de Solo was a co-founder
and the President and Chief Executive Officer of CMG and served in those capacities from May 2011 until the Closing Date. Mr. de Solo has more than 10 years of experience in the healthcare industry. Prior to co-founding
CareMax, Mr. de Solo served as Chief Operating Officer and partner of Solera Health Systems, LLC a startup managed healthcare company. Mr. de Solo serves as a board member of the Coral Gables Hospital. Mr. de Solo received a B.B.A. in Accounting and Finance from Florida International University. We believe Mr. de Solo’s experience as co-founder,
President and Chief Executive Officer of CMG makes him well qualified to serve as a member of the Board.
Beatriz Assapimonwait
has served as an independent director on the Board since September 2021. She has over 39 years of experience in the managed health care industry. Ms. Assapimonwait was, until August 2021, Regional President for the South Florida region at Humana Inc. (NYSE:HUM), one of the largest private insurance health insurers in the U.S. with a focus on administering Medicare Advantage plans. In her role at Humana, Inc., Ms. Assapimonwait was responsible for developing market strategies and leading all market operations for all Medicare lines of business, including HMOs and PPOs for the South Florida region. Prior to her role at Humana, she served as CEO of Family Physicians of Winter Park, Inc., until its acquisition by Humana, Inc., where from December 2016 to July 2019, she led the strategic and operational efforts of a global risk MSO with 22 primary clinics in the Central Florida Region. Additionally, she served as the Vice President of Medicare Advantage Prescription Drug Plans at Aetna, Inc. from November 2014 to November 2016; Chief Operations Officer at Innovacare Health, from January 2014 to October 2014; Founder and President of Seven Stars Quality Healthcare, from July 2013 to December 2013; and Regional President for the North Florida region at Humana, Inc., from January 2009 to June 2013. Ms. Assapimonwait earned her Bachelor of Arts degree from Florida International University in 1983, and is certified in Healthcare Compliance by the Health Care Compliance Association and in HIPAA Compliance from Kennesaw State University. She has won several awards and commendations, including being a Stevie Award Finalist of the American Business Awards for Best Customer Service Organization in 2004 and appointed Preceptor and Clinical Adjunct Faculty for the Healthcare Administration Program in 1997 at the University of Houston-Clear Lake. We believe Ms. Assapimonwait’s experience in the managed health care industry makes her well qualified to serve as a member of the Board.

Dr.
 Jennifer Carter
, has served as an independent director on the Board since the Closing Date. Dr. Carter is a healthcare executive, investor, board member and entrepreneur with a track record of developing and investing in innovative strategies and solutions at the intersection of and healthcare IT and services, digital health and machine learning, precision medicine, and genomics. Dr. Carter has been a Managing Director at Sandbox Industries and Blue Venture Fund since March 2021. Sandbox provides healthcare-related investment management exclusively for the Blue Venture Fund. Previously, Dr. Carter served as Managing Director of JLC Precision Health Strategies from July 2020 to April 2021 and VP and Head of Precision Health at Integral Health (now Valo Health), a Flagship Pioneering company, from March 2019 to August 2020. In 2018, Dr. Carter founded TrialzOWN, Inc. a healthcare company that was acquired in the development stage by Integral Health in March 2019. Prior to serving as CEO of TrialzOWN, Dr. Carter founded
N-of-One,
Inc. and served as its Chief Executive Officer from 2008 to 2012, and as its Chief Medical Officer from 2012 until its acquisition by Qiagen in 2019. At
N-of-One,
Dr. Carter led the development of the platform to create of award winning novel treatment strategies for cancer patients. Prior to founding
N-of-One,
Dr. Carter spent nine years working as an Investment Consultant with Levin Capital Strategies and with other groups specializing in biotechnology and life sciences investments evaluating existing and emerging markets, new medical technologies, and early-stage companies. After obtaining her medical degree, Dr. Carter practiced internal medicine at Mount Auburn Hospital in Cambridge, MA. Dr. Carter has served on the board of directors of Oncocyte (NASDAQ: OCX) since 2020 and multiple private companies. Dr. Carter received a BS degree from Yale University, an MD from Harvard Medical School, an MPH from the Harvard School of Public Health, and an MBA from MIT. We believe Dr. Carter’s experience as a physician and in healthcare management makes her well qualified to serve as a member of the Board.
Bryan Cho
has served as an independent director of the Board since July 2021. He is Executive Vice President of The Related Companies, L.P. and a senior partner of the firm’s New York and California development divisions, as well as president of Related’s Senior Living business which currently has close to $2.5 billion in properties under development. Since joining Related in 2000, Bryan has led over $10.0 billion of development ventures creating close to 6,000 new multi-family residences (including over 1,000 units of new construction affordable housing) and over 6.0 million square feet of commercial and institutional non-profit
space across the New York City, Los Angeles, and San Francisco metropolitan areas. He is a member of the board of trustees of The Buckley School in New York City, The Stony Brook School, in Stony Brook, New York, as well as a member of the board of directors of homeless services non-profit
The Bowery Mission in New York City where he serves as Chair of the Mission’s Real Estate Committee. We believe Mr. Cho’s expertise in real estate, specifically the development of facilities for Medicare eligible populations, makes him well qualified to serve as a member of the Board.
Dr.
 Vincent Omachonu,
has served as an independent director on the Board since September 2021. Dr. Omachonu is the Chair of the Department of Industrial and Systems Engineering at the University of Miami College of Engineering. Dr. Omachonu is an award-winning expert and author in the field of healthcare quality management and patient experience. His most recent book is titled, Healthcare Value Proposition. He has published several peer-reviewed papers in Technical and professional journals, including Health Services Research, Journal of Population Health, and European Journal of Operational Research. Dr. Omachonu has written extensively about technology and innovation in the services sector. He is a Master Black Belt in Lean Six Sigma Quality Methodology. He earned his bachelor’s and master’s degrees in industrial engineering from the University of Miami, a master’s degree in operations research from Columbia University, and his PhD in industrial engineering from New York University, Tandon School of Engineering. We believe Dr. Omachonu’s expertise in healthcare quality management makes him well qualified to serve as a member of the Board.
Jose R. Rodriguez
, has served as an independent director on the Board since the Closing Date. Prior to his retirement from KPMG LLP (KPMG), effective March 31, 2021, Mr. Rodriguez was a senior audit partner (admitted to the partnership, July 1995). During his career at KPMG he held various leadership positions, which included serving on its board of directors and as lead director; chief operating officer of KPMG International’s global audit practice; office managing partner; leader of its Audit Committee Institute (ACI); east region professional practice partner and most recently ombudsman. As an audit partner, Mr. Rodriguez had extensive experience with large multinational companies and
mid-sized
private and publicly held companies, with primary emphasis on industrial manufacturing; consumer markets (retail, automotive, and distribution concerns); pharmaceuticals; healthcare; agribusiness; oil and gas and mergers and acquisitions. Additionally, Mr. Rodriguez is a National Association of Corporate Directors (NACD) Fellow and has been included in the NACD’s
D-100
list, which recognizes the most influential people in and around the boardroom. Mr. Rodriguez serves on the board of trustees of Marymount University; board of directors of Latin Corporate Directors Association (treasurer), SECU Family House (Chair-elect), the North Carolina Association of CPAs, the Dean’s Advisory Council at the University of Miami Herbert School of Business (Chair) and the Business School Advisory Board at Wake Forest University. He is a certified public accountant (licensed in FL, NC and NY). Mr. Rodriguez is currently on the board of directors of Primoris Services Corporation (NASDAQ: PRIM) and Popular, Inc. (NASDAQ: BPOP). Mr. Rodriguez received a B.B.A. with a major in accounting from the University of Miami. We believe that Mr. Rodriguez’s in-depth
knowledge and understanding of generally accepted accounting principles, his experience in auditing and SEC reporting, mergers and acquisitions, understanding of the responsibilities and functions of audit committees and experience in corporate governance makes him well qualified to serve as a member of the Board.
Hon. David J. Shulkin, M.D.
, has served as an independent director on the Board since July 2020. Since 2018, Dr. Shulkin has served as the President of Shulkin Solutions, LLC, which works with healthcare organizations and companies to foster innovation and improve well-being for patients. Previously, Dr. Shulkin served as the ninth United States Secretary of Veterans Affairs from February 2017 to April 2018 and the Under Secretary of Veterans Affairs for Health from July 2015 to February 2017. Prior to coming to such appointments, Dr. Shulkin was a healthcare executive, having served as chief executive of leading hospitals and health systems including Beth Israel in New York City and Morristown Medical Center in Northern New Jersey. Dr. Shulkin has also held numerous physician leadership roles including the Chief Medical Officer of the University of Pennsylvania Health System, the Hospital of the University of Pennsylvania, Temple University Hospital, and the Medical College of Pennsylvania Hospital. Dr. Shulkin has held academic positions including the Chairman of Medicine and Vice Dean at Drexel University School of Medicine. As an entrepreneur, Dr. Shulkin founded and served as the Chairman and CEO of DoctorQuality, one of the first consumer-orientated sources of information for quality and safety in healthcare. Dr. Shulkin serves on the boards of Cactus Acquisition Corp. 1 Ltd. (Nasdaq: CCTS) and Orasure Technologies, Inc. (Nasdaq: OSUR). He has also previously served on boards of managed care companies, technology companies, and health care organizations. Dr. Shulkin was the 2018 University of Pennsylvania Leonard Davis Institute Distinguished Health Policy Fellow. He is board-certified internist. He received his medical degree from the Medical College of Pennsylvania, his internship at Yale University School of Medicine, and a residency and Fellowship in General Medicine at the University of Pittsburgh Presbyterian Medical Center. He received advanced training in outcomes research and economics as a Robert Wood Johnson Foundation Clinical Scholar at the University of Pennsylvania. We believe that Dr. Shulkin’s significant management experience in the healthcare and technology industries makes him well qualified to serve as a member of the Board.
Randy Simpson
, has served as an independent director on the Board since the Closing Date. Mr. Simson is the co-founder
and a director of Orion Acquisition Corp. (NASDAQ: OHPA). Recently, Mr. Simpson served as a Partner and Head of the Healthcare Group at Glenview Capital Management, an investment fund with over $7 million of capital under management as of 2019, where he was a member of Glenview’s investment team and managed its healthcare investment team through December 2019. Mr. Simpson joined Glenview Capital Management in September 2005 and was named Partner in April 2011. Mr. Simpson was a senior member of Glenview Capital Management’s investment team and managed Glenview Capital Management’s healthcare investments through 2019. Prior to joining Glenview Capital Management, Mr. Simpson was an equity research analyst at Goldman Sachs from 2003 until 2005, and before that, he spent three years as a generalist in the M&A group at Credit Suisse First Boston. Mr. Simpson served on the Board of Directors of Tenet Healthcare Corporation (NYSE: THC) from January 2016 through August 2017 and Butterfly Network, Inc. (NYSE: BFLY) from May 2020 through February 2021. He received his M.B.A. in Finance and Accounting from the University of Chicago. Mr. Simpson also earned a J.D. from Georgetown University Law Center and a Bachelor of Arts in

Quantitative Economics and Decision Sciences from the University of California, San Diego. We believe that Mr. Simpson’s significant investment experience makes him well qualified to serve as a member of the Board.
Alberto de Solo
, has served as our Executive Vice President and Chief Operating Officer since the Closing Date. Prior to the Closing Date, Mr. de Solo was the Chief Financial Officer of CMG and served in that capacity since May 2011. Between July 2005 and May 2011, Mr. de Solo held several executive positions at Merrill Lynch. Mr. de Solo received a B.B.A. in Accounting and Finance from Florida International University.
Kevin Wirges
, has served as our Executive Vice President, Treasurer and Chief Financial Officer since the Closing Date. Prior to the Closing Date, Mr. Wirges was the Chief Financial Officer of IMC and served in that capacity since September 2017. Between October 2015 and September 2017, Mr. Wirges was Regional Vice President, Finance, Medicare East Region at Anthem, one of the largest health benefits companies in the United States. Prior to Anthem’s acquisition of Simply Healthcare Plans in 2015, Mr. Wirges held several executive positions at Simply Healthcare Plans, which was one of the largest privately owned Health Maintenance Organizations, including Chief Financial Officer, Vice President of Finance and Controller. Mr. Wirges received a B.B.A. in Accounting from the University of Central Arkansas.
Family Relationships
Carlos A. de Solo, our President, Chief Executive Officer and a director, and Alberto de Solo, our Executive Vice President and Chief Operating Officer, are brothers. Other than the foregoing, there are no family relationships among any of our executive officers or directors.
Board Composition
The Board is comprised of eight directors and divided into three staggered classes. Each of our Class I directors have a term that expires at the first annual meeting of our stockholders, each of our Class II directors will have a term that expires at the second annual meeting of our stockholders and each of our Class III directors will have a term that expires at the third annual meeting of our stockholders, or in each case until their earlier death, resignation, or removal, or the earlier termination of their term of office.
Independence of Directors
Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that each of Drs. Carter, Omachonu and Shulkin, Ms. Assapimonwait and Messrs. Rodriguez, Cho and Simpson is an “independent director” under the Nasdaq listing standards.
Committees of the Board of Directors
The standing committees of the Board currently include an audit committee, a compensation committee and a nominating and corporate governance committee and a compliance committee. Each of the committees will report to the Board as they deem appropriate and as the Board may request. The initial composition, duties and responsibilities of these committees are set forth below.
Audit Committee
The principal functions of the audit committee include, among other things:

•	the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The audit committee consists of Messrs. Rodriguez and Simpson and Dr. Shulkin, with Mr. Rodriguez serving as the chair of the audit committee. The Board has determined that each of Messrs. Rodriguez and Simpson and Dr. Shulkin qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that each of Messrs. Rodriguez and Simpson qualify as an “audit committee financial expert,” as that term is defined in Item 401(h) of
Regulation S-K.
The Board has adopted a written charter for the audit committee, which is available free of charge on our corporate website (
www.caremax.com
). The information on our website is not part of this prospectus.
Compensation Committee
The principal functions of the compensation committee include, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other executive officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans; assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The compensation committee consists of Drs. Carter and Shulkin, Ms. Assapimonwait and Mr. Cho, with Dr. Shulkin serving as the chair of the compensation committee. The Board has determined that each of Drs. Carter and Shulkin, Ms. Assapimonwait and Mr. Cho qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership. The Board has adopted a written charter for the compensation committee, which is available free of charge on our corporate website (
www.caremax.com
). The information on our website is not part of this prospectus.
Nominating and Corporate Governance Committee
The principal functions of the nominating and corporate governance committee include, among other things:

•	identifying and screening individuals qualified to become Board members;

•	selecting, or recommending to the Board, director nominees for each election of directors;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors;

•	developing and recommending to the Board criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	overseeing our corporate governance policies and reporting;

•	making recommendations to the Board concerning governance matters; and

•	providing oversight in the evaluation of the Board and each committee.
The nominating and corporate governance committee consists of Dr. Omachonu and Messrs. Cho and Simpson, with Mr. Simpson serving as the chair of the nominating and corporate governance committee. The Board has determined that each of Dr. Omachonu and Messrs. Cho and Simpson qualify as independent directors according to the rules and regulations of Nasdaq. The Board has adopted a written charter for the nominating and corporate governance committee, which is available free of charge on our corporate website (
www. caremax.com
). The information on our website is not part of this prospectus.
Compliance Committee
The principal functions of the compliance committee include, among other things:

•	overseeing our activities in the area of compliance with applicable laws and regulations related to the provision of healthcare or healthcare-related services;

•	assessing management’s implementation of a compliance program;

•	evaluating the adequacy and effectiveness of policies and procedures to ensure our compliance with applicable laws and regulations;

•	overseeing the organization, responsibilities, plans, budget, staffing and performance of our compliance department, including its independence, authority and reporting obligations;
•	overseeing the appointment and review of members of our compliance department, including a review of reports and summaries related to compliance matters;

•	monitoring any significant internal and external investigations;

•	monitoring our actions in response to applicable legislative, regulatory and legal developments;

•	determining the appropriate mechanisms for employees to seek guidance to report compliance concerns; and

•	overseeing our compliance risk assessment activities and efforts to promote an ethical culture.
The compliance committee consists of Drs. Carter and Omachonu and Mr. Rodriguez, with Dr. Carter serving as the chair of the compliance committee.
Compensation Committee Interlocks and Insider Participation
Our compensation committee consists of Drs. Shulkin and Carter, Ms. Assapimonwait and Mr. Cho. None of the members of our compensation committee has at any time been an officer or employee the Company, or of DFHT, CareMax or IMC. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our compensation committee or Board.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq, which is available on our website at
www.caremax.com
. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics by posting on our corporate website (
www.caremax.com
). The information on our website does not constitute part of this prospectus.
Board Oversight of Risk
One of the key functions of the Board is to be informed oversight of our risk management process. We do not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.
Limitation on Liability and Indemnification Matters
Our Amended and Restated Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the laws of the State of Delaware. Consequently, our directors will not be personally liable to the combined company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
Our Amended and Restated Charter and our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Amended and Restated Charter and our Amended and Restated Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the laws of the State of Delaware.

Additionally, we have entered into indemnification agreements with each of our directors and executive officers, which provide for indemnification and advancements of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware. The form of indemnification agreement is included as an exhibit to the registration statement of which this prospectus is a part.
The limitation of liability and indemnification provisions in our Amended and Restated Charter and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
We are considered a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. For the fiscal year ended December 31, 2021, our named executive officers (“NEOs”) were:

•	Carlos A. de Solo, President and Chief Executive Officer;

•	Kevin Wirges, Executive Vice President, Treasurer and Chief Financial Officer; and

•	Alberto R. de Solo, Executive Vice President and Chief Operating Officer.
Our compensation policies and philosophies are designed to align compensation with business objectives, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. Following the Business Combination, the Compensation Committee has recommended the compensation to be paid to our NEOs, which has been approved by the Board. The compensation of our NEOs since the Business Combination has primarily consisted of salary, equity-based incentive awards and an annual discretionary performance bonus as described below. For a description of the compensation of our NEOs who were NEOs prior to the Business Combination, see “Narrative Disclosure to the Summary Compensation Table — Management Payments and Distributions” below.
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to our NEOs for the fiscal years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Carlos A. de Solo	2021	419,465		325,000	(1)	527,456	249,678	—	—	120,000	(2)	1,541,599
President and Chief Executive Officer	2020	111,946	(3)				—	—	—	2,688,000	(2)	2,799,946
Kevin Wirges	2021	321,538	(4)	256,500	(5)	163,524	77,406	—	—	—		818,968
Executive Vice President, Treasurer and Chief Financial Officer(4)	2020	275,000	(4)	182,500	(6)	—	—	—	—	—		457,500
Alberto R. de Solo	2021	309,465		225,000	(1)	232,376	109,998	—	—	121,271	(2)	998,110
Executive Vice President and Chief Operating Officer	2020	111,946	(3)	—		—	—	—	—	1,430,000	(2)	1,541,946

(1)	Consists of a bonus of 100% of the target amount, pro-rated for the period from June 8, 2021 through December 31, 2021.
(2)
Prior to the Business Combination, each of Messrs. Carlos de Solo and Alberto de Solo, through a management company wholly-owned by such NEO, was an indirect owner of limited liability company interests of CMG, CareHoldings (which held the interests of CareOptimize) and Managed Healthcare Partners, and was entitled to receive distributions of profits and/or losses in proportion to such NEO’s limited liability company interests held respectively in, CMG, CareHoldings and Managed Healthcare Partners, or in respect of taxes, in each case, under the terms of the applicable limited liability company agreement for CMG and CareHoldings. In addition, each of the management companies for such NEOs was party to a management services agreement with CMG and was entitled to receive management payments pursuant to the terms of such management services agreements. All other compensation for each of Messrs. Carlos de Solo and Alberto de Solo for the year ended December 31, 2021 and December 31, 2020 reflects for the applicable period the aggregate amount of such distributions or management payments made to such NEO, and in the case of

Mr. Alberto de Solo, includes $1,271 paid to Mr. de Solo as 401(k) match. See “
Management Payments and Distributions
” and “
Additional Narrative Disclosure – Retirement Benefits”
below for further information on such distributions and payments.
(3)
Salary reflects the compensation reported on Form
W-2
that was paid to the respective NEO for the years ended December 31, 2021 and December 31, 2020, as applicable, by Managed Healthcare Partners, LLC (“Managed Healthcare Partners”).

(4)
Mr. Wirges was appointed as the Company’s Executive Vice President, Treasurer and Chief Financial Officer, effective as of the Closing. Prior to the Closing, Mr. Wirges was the Chief Financial Officer of IMC, and all amounts reported for Mr. Wirges for periods prior to June 8, 2021 reflect Mr. Wirges’ compensation as the Chief Financial Officer of IMC.

(5)
Consists of a (i) bonus of $81,500 paid in 2021 prior to the execution of Mr. Wirges’ employment agreement and (ii) a bonus of $175,000, which was 100% of the target amount under Mr. Wirges’ employment agreement, pro-rated for the period from June 8, 2021 through December 31, 2021.

(6)	Consists of (i) a retention bonus of $100,000 earned and paid in 2020 by IMC and (ii) an annual bonus of $82,500 for the 2020 fiscal year paid by IMC in 2021.
Narrative Disclosure to the Summary Compensation Table
Employment Agreements
Each of the NEOs entered into an employment agreement with Managed Healthcare Partners, which became a subsidiary of the Company in connection with the Business Combination, on December 13, 2021. (each, an “Employment Agreement,” and collectively, the “Employment Agreements”). The narrative below summarizes the payments and benefits that each NEO is currently eligible to receive on an annual basis.
Base Salary
Each NEO’s base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance. The Employment Agreements provide for annual salaries of $650,000, $350,000 and $450,000 for Messrs. Carlos de Solo, Wirges and Alberto de Solo, respectively, in each case subject to annual review by the Board.
Bonus Compensation
Each NEO is entitled to participate in our annual cash bonus plan that is applicable for the relevant fiscal year. The annual cash bonus plan provides for discretionary bonuses. Under the Employment Agreements, the annual target cash bonus opportunity for the NEOs may not be less than 100% of each Executive’s base salary, including a pro-rated
bonus for the period from June 8, 2021 through December 31, 2021. The target cash bonus opportunities set by the Compensation Committee for 2021 were set at 100% for each of our NEOs and were based on the achievement of certain financial and operational metrics. Bonuses awarded for fiscal 2021 to Messrs. Carlos de Solo, Alberto de Solo and Wirges are included in the “Bonus” column of the Summary Compensation Table.
Other Compensation Elements
Each NEO is entitled to annual vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each NEO is entitled to participate in employee retirement and welfare benefit plans available to senior level executive employees generally. See “
Additional Narrative Disclosure—Retirement Benefits”
below for further information regarding the Company’s retirement benefits. Each NEO is reimbursed by for all ordinary and reasonable expenses incurred in the course of the performance of employment services.

Long Term Incentive Compensation
Each NEO is eligible to participate in the Company’s 2021 Long-Term Incentive Plan (the “Incentive Plan”), which provides for the grant of awards in the form of stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to officers and employees, non-employee
directors, officers, and service providers. As of December 31, 2021, the maximum aggregate number of shares of Class A Common Stock that were reserved for issuance under the Incentive Plan was 5.6 million shares of Class A Common Stock, excluding outstanding awards that may become vested and/or exercisable into an aggregate of up to 1.4 million shares of Class A Common Stock. The maximum aggregate number of shares became subject to annual increases beginning on January 1, 2022 and continuing on the first day of each subsequent fiscal year through and including the tenth anniversary of the commencement of the initial annual increase, equal to the lesser of four percent of the number of shares of Class A Common Stock outstanding at the conclusion of the Company’s immediately preceding fiscal year (excluding any such outstanding shares of Class A Common Stock granted under the Incentive Plan), or an amount determined by the Company’s Board of Directors. As of December 31, 2021, the Company had only granted awards in the form of restricted stock units (“RSUs”), options to purchase shares of Class A Common Stock (“Options”) and performance stock units (“PSUs”).
In October 2021, the Compensation Committee recommended, and the Board of Directors approved, awards of 42,900, 13,300 and 18,900 RSUs, and an equal number of Options at an exercise price of $10.00 per share, to each of Messrs. Carlos de Solo, Wirges and Alberto de Solo, respectively, which vest in three equal installments on October 29, 2022, June 8, 2023 and June 8, 2024. Additionally, in October 2021, the Compensation Committee recommended, and the Board of Directors approved, awards of a base number of 21,450, 6,650 and 9,450 PSUs to Messrs. Carlos de Solo, Wirges and Alberto de Solo, respectively. The PSUs vest based on the volume weighted average price (the “VWAP”) of the Class A Common Stock during the thirty trading days prior to July 1, 2023 (the “Measurement Period”), and the actual amount of PSUs that may vest is between zero and two times the base number of PSUs depending on the VWAP of the Class A Common Stock during the Measurement Period.
The grant date fair value attributable to the awards of RSUs and PSUs granted to each NEO is reported in the “Stock Awards” column of the Summary Compensation Table, and the grant date fair value attributable to the awards of the Options is reported in the “Stock Awards” column of the Summary Compensation Table.
Management Payments and Distributions
The table below reflects payments made to Messrs. Carlos de Solo and Alberto de Solo as an indirect owner of limited liability company interests of CMG, CareHoldings (which held the interests of CareOptimize) and Managed Healthcare Partners, and as management payments pursuant to the terms of management services agreements with CMG.

	Management Payments and Distributions Made to NEOs for the Years Ended December 31, 2021 and 2020
	Year	CareMax Distribution	Management Payment	Distribution	Managed Healthcare Partners Management Payment	Total ($)
Carlos A. de Solo	2021	$—	$—	$—	$120,000	$$120,000
	2020	$2,183,000	$220,000	$45,000	$240,000	$2,688,000
Alberto R. de Solo	2021	$—	$—	$—	$120,000	$120,000
	2020	$925,000	$220,000	$45,000	$240,000	$1,430,000
Prior to the Business Combination, which was consummated on June 8, 2021, each of Messrs. Carlos de Solo and Alberto de Solo received a base salary amount as an employee of Managed Healthcare Partners.
Additionally, each of Messrs. Carlos de Solo and Alberto de Solo, through a management company wholly-owned by such NEO, was an indirect owner of limited liability company interests of each of CMG, CareHoldings and Managed Healthcare Partners and was entitled to receive distributions of profits and/or losses in proportion to such NEO’s limited liability company interests held respectively in CareMax, CareHoldings and Managed Healthcare Partners, as applicable, or in respect of taxes under the terms of the applicable limited liability company agreement for CareMax, CareHoldings or Managed Healthcare Partners. In addition, each of the management companies for Messrs. Carlos de Solo and Alberto de Solo was party to a management services agreement with CMG pursuant to which such management company agreed to dedicate an individual to provide executive management services to CMG and its subsidiaries or affiliates. In consideration for such services, CMG agreed to make management payments up to a maximum of $500,000 per year pursuant to the terms of each such management services agreements.
In connection with the Closing, each of the management services agreements were terminated and CMG, CareHoldings and Managed Healthcare Partners became wholly owned subsidiaries of the Company and the terms of the limited liability company agreements for CareMax, CareHoldings and Managed Healthcare Partners were amended. As a result, since the Closing Date, the NEOs, through their respective management companies, have not been entitled to distributions profits and/or losses or in respect of taxes under the applicable limited liability company agreements for CMG, CareHoldings or Managed Healthcare Partners.
Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table reflects information regarding outstanding equity-based awards held by the NEOs as of December 31, 2021, all of which were granted under the Incentive Plan.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Carlos A. de Solo	42,900	42,900	10.00	10/29/2031	—		—
	—	—	—	—	42,900	(2)	329,472
	—	—	—	—	21,450	(3)	164,736
Kevin Wirges	13,300	13,300	10.00	10/29/2031	—		—
	—	—	—	—	13,300	(2)	102,144
	—	—	—	—	6,650	(3)	51,072
Alberto R. de Solo	18,900	18,900	10.00	10/29/2031	—		—
	—	—	—	—	18,900	(2)	145,152
	—	—	—	—	9,450	(3)	72,576

(1)	The market value of unvested stock awards is based on the closing market price of our Class A Common Stock on December 31, 2021 of $7.68.
(2)	Represents RSUs which vest in three equal installments on October 29, 2022, June 8, 2023 and June 8, 2024.
(3)
Represents PSUs which vest based on the VWAP of the Common Stock during the Measurement Period, and the actual amount of PSUs that may vest is between zero and two times the base number of PSUs depending on the VWAP of the Class A Common Stock during the Measurement Period.

Additional Narrative Disclosure
Retirement Benefits
The Company currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code, in which employees, including the NEOs, are allowed to contribute portions of their base compensation to

a
tax-qualified
retirement account. The Company matches eligible employee contributions up to 4% of eligible compensation which are subject to a vesting period over six years. CareMax may also make voluntary contributions in addition to the match above based on management discretion, which are also subject to the vesting period. Each of the NEOs is entitled to participate in the 401(k) plan; however, for the year ended December 31, 2021 Mr. Alberto de Solo was the only NEO who participated in the 401(k) plan.
Potential Payments Upon Termination or Change in Control
Each Employment Agreement provides that upon a termination of employment without “Cause” or for “Good Reason” (as such terms are defined in the Employment Agreements), the respective NEO will receive cash severance, the target bonus for the year in which such termination occurs and certain healthcare benefits, with the cash severance being equal to 24 months of base salary for Mr. Carlos de Solo and 12 months of base salary for each other NEO; provided that upon a termination of employment without “Cause” or for “Good Reason” within 12 months following a “change in control” (as defined in the Incentive Plan), each of Messrs. Alberto de Solo and Wirges will receive cash severance equal to 18 months of base salary. Severance and termination benefits payable pursuant to each Employment Agreement are subject to the respective NEO’s execution of a release of claims and compliance with restrictive covenants, including non-competition
and
non-solicitation
and
non-disparagement
covenants.
Directors
No members of the Board of Directors received compensation for their services to DFHT prior to the Closing. The non-employee
directors of the Company are entitled to the following compensation for their service on the Board: (i) an annual cash retainer of $70,000, paid quarterly; (ii) an equity retainer of RSUs with a grant date fair value equal to $135,000, granted annually upon election; (iii) an annual retainer of $87,500 for the Chair and $25,000 for the Lead Independent Director, in each case if elected, payable quarterly in cash, (iv) an annual retainer of $30,000 for the chair of the audit committee, payable quarterly in cash or, if elected by such director upon annual election to the Board or in advance thereof, in RSUs on the same terms as such director’s annual equity retainer; and (v) an annual retainer of $20,000 for chair of each other committee of the Board, payable quarterly in cash or, if elected by such director upon annual election to the Board or in advance thereof, in RSUs on the same terms as such director’s annual equity retainer. Each grant of RSUs described above will vest in full on the first anniversary of the grant date subject to continued service on the Board. The table below sets forth the compensation received by each of our non-employee
directors from the Closing through December 31, 2021. Employee directors are not compensated for their additional service provided to the Board and thus are not included in the table below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Richard Barasch (3)	403,686	—	403,686
Jose R. Rodriguez (4)	45,481	152,955	198,436
Beatriz Assapimonwait	20,543	143,685	164,228
Dr. Jennifer Carter	39,231	143,685	182,916
Bryan Cho	32,527	125,145	157,672
Dr. Vincent Omachonu	23,016	125,145	148,161
Hon. Dr. David J. Shulkin	39,231	143,685	182,916
Randy Simpson	39,231	143,685	182,916

(1)	Includes amounts paid for each director’s annual retainer amount for Board, committee and committee chair service, as applicable, pro-rated for each director’s service through December 31, 2021.
(2)
Represents the aggregate grant date fair value of RSUs granted to each of non-employee
director on October 29, 2021 determined in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of such restricted stock units granted in 2021 are set forth in Note 8 to our audited consolidated financial statements included in this Registration Statement. The RSUs granted to these non-employee
directors will vest in full on October 29, 2022, subject to the director’s continued service on the Board of Directors. As of December 31, 2021, all outstanding RSU awards held by our non-employee
directors had not yet vested.
(3)
Includes amounts paid for Mr. Barasch’s annual retainer amount for Board service and for service as Executive Chair of the Board, which was pro-rated
from the Closing Date through December 31, 2021. Prior to the Closing Date, Mr. Barasch did not receive any compensation for service on the board of directors of DFHT.

(4)
In addition to Mr. Rodriguez’s
pro-rated
annual retainer amount for service on the Board, the compliance committee and as Chair of the audit committee, includes a pro-rated
fee for service as Lead Independent Director from October 1, 2021, through December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	the Company, DFHT, CMG or IMC have been or are to be a participant;

•	the amounts involved exceeded or exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets on a consolidated basis at year end for the past two fiscal years; and

•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

DFHT’s Related Party Transactions
Founder Shares / Sponsor
On May 22, 2020, the Sponsor purchased an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per share. On June 25, 2020, DFHT effected a 1:1.25 stock split of the Class B Common Stock resulting in the Sponsor holding an aggregate of 3,593,750 founder shares. In June 2020, the Sponsor transferred 50,000 Founder Shares to each of Steven Hochberg, Christopher Wolfe, and Richard Barasch, who were DFHT’s executive officers at such time, and 25,000 Founder Shares to each of Dr. Peter J. Fitzgerald, Dr. Linda Grais and Hon. Dr. David J. Shulkin, who were DFHT’s independent directors, for the same per-share
price initially paid by the Sponsor, resulting in the Sponsor holding 3,368,750 Founder Shares. The number of Founder Shares outstanding was determined so that such Founder Shares would represent 20% of the outstanding shares after the IPO.
Such Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.
Business Combination
Lock-Up
Agreement
In connection with the execution of the Business Combination Agreement, DFHT entered into the Business Combination
Lock-up
Agreement with the Business Combination
Lock-Up
Holders pursuant to which, subject to certain exceptions, the Business Combination
Lock-Up
Holders agreed to not transfer specified shares of Class A Common Stock until the earlier of (i) six, nine or twelve months (as applicable to shares of Class A Common Stock of each Business Combination
Lock-Up
Holders) after the date of the Closing, (ii) only with respect to certain shares of Class A Common Stock of the Business Combination
Lock-Up
Holders, the date on which, subsequent to the Business Combination, the VWAP of Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 calendar days after the Closing, and (iii) the date following the Closing Date on which we complete a Change in Control Transaction (as defined in the Business Combination Agreement).
Consent and Waiver Letter
In connection with the execution of the Business Combination Agreement, DFHT, Deerfield Partners and the Sponsor entered into Consent and Waiver Letter, pursuant to which, among other things, Deerfield Partners consented to the consummation of the Business Combination as required under that certain letter agreement, dated as of July 16, 2020 (the “July 16 Letter Agreement”), pursuant to which DFHT agreed not to consummate its initial Business Combination (as defined in the July 16 Letter Agreement) without the consent of Deerfield Partners. In the Consent and Waiver Letter, the Sponsor (the holder of a majority of the then outstanding Class B Common Stock) also waived, in accordance with the second amended and restated certificate of incorporation of DFHT applicable at the time (the “DFHT Charter”), any adjustment of the conversion provisions in Section 4.3(b)(ii) of the DFHT Charter that would, solely as a result of the consummation of the Business Combination, including the issuance of the stock portion of the Closing Consideration, the issuance, if at all, of the Escrow Shares, the IMC Earnout Shares, or CMG Earnout Shares, the Third-Party PIPE Investments or the Deerfield PIPE Investments, in each case, cause the DFHT Class B Common Stock to convert to DFHT Class A Common Stock at a ratio of greater than one-for-one
upon consummation of the Business Combination contemplated by the Business Combination Agreement.
Private Placement Warrants
Concurrently with the closing of the IPO, the Sponsor purchased an aggregate of 2,916,667 Private Warrants at a price of $1.50 per private placement warrant, generating gross proceeds to DFHT of $4,375,000. Each private placement warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. The proceeds from the Private Warrants were added to the proceeds from our IPO held in the Trust Account, which was released at Closing. The Private Warrants are non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Our Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until 30 days after the completion of our initial business combination.
Transactions with Deerfield Partners
Deerfield Partners purchased 3,360,000 Units in the IPO at $10.00 per unit. The underwriting commission with respect to Units purchased by Deerfield Partners in the IPO, was $0.10 per unit upon the closing of the IPO and $0.175 per unit in the deferred underwriting commissions.
Additionally, in connection with the Business Combination, Deerfield Partners and the Sponsor purchased an aggregate of 10,000,000 shares of Class A Common Stock in the Deerfield PIPE Investments, consisting of 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners and 400,000 shares of Class A Common Stock purchased by the Sponsor, for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, with each of Deerfield Partners and the Sponsor, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.
Related-Party Loans
The Sponsor loaned DFHT an aggregate of $200,000 pursuant to a promissory note to cover expenses related to the IPO. The loan was non-interest
bearing and was repaid on July 21, 2020.
In addition, the Sponsor or an affiliate of the Sponsor or certain of DFHT’s officers and directors were permitted, but are not obligated to, loan DFHT funds as may be required on a non-interest
basis (“Working Capital Loans”), which would have been repaid out of the proceeds of the Trust Account released to us and up to $1,500,000 of such loans would have been convertible into warrants at a price of $1.50 per warrant at the option of the lender. DFHT did not receive any borrowings under Working Capital Loans.
Registration Rights Agreement
DFHT entered into a registration rights agreement, dated July 16, 2020, with respect to the holders of the Founder Shares, the Private Warrants and any warrants that would have been issued upon conversion of Working

Capital Loans. Assuming $1,500,000 million of Working Capital Loans were converted into warrants, DFHT would have been obligated to register up to 7,510,417 shares of Class A Common Stock and up to 3,916,667 warrants. The number of shares of Class A Common Stock included (i) up to 3,593,750 shares of Class A Common Stock to be issued upon conversion of the Founder Shares, (ii) up to 2,916,667 shares of Class A Common Stock underlying the Private Warrants and (iii) up to 1,000,000 shares of Class A Common Stock underlying the warrants issued upon conversion of Working Capital Loans. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Amended and Restated Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, DFHT, the CMG Sellers, IMC Parent, the Sponsor, Deerfield Partners and certain other parties thereto, including affiliates of CMGs’ owners, directors and executive officers (collectively, the “rights holders”) entered into the Amended and Restated Registration Rights Agreement, which amended and restated in its entirety the existing registration rights agreement, dated July 16, 2020, described in “
Registration Rights Agreement”
above. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we are obligated to file a registration statement to register the resale of certain shares of Class A Common Stock held by the rights holders. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the rights holders may demand at any time or from time to time, that we file a registration statement on Form
S-1
or Form
S-3
to register certain shares of Class A Common Stock held by such rights holders. The Amended and Restated Registration Rights Agreement also provides the rights holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
CMG and IMC’s Related Party Transactions
CareSmile, LLC
CMG had a 49% ownership interest in Care Smile, LLC (“Care Smile”), a dental care organization with majority ownership by the dental provider, who is the spouse of Mr. De Vera, who was a member and executive officer of CMG and who is currently our Senior Vice President and Legal Counsel. Managed Health Care Partners paid for dental services provided to enrollees by Care Smile on a capitated basis. Total capitation payments for the years ended December 31, 2020 and 2019 were $222,160 and $471,000, respectively. The net loss of Care Smile was $96,238 and $19,926 for the years ended December 31, 2020 and 2019. Care Smile was voluntarily dissolved on November 24, 2020.
Care Optical, LLC
Prior to Closing, O.M., C.G.D. and Joseph N. De Vera, Inc., entities controlled by Carlos A. de Solo, our President and Chief Executive Officer, Alberto R. de Solo, our Executive Vice President and Chief Operating Officer, and Joseph N. De Vera, our Senior Vice President and Legal Counsel, respectively, each owned a 25% interest in Care Optical, LLC (“Care Optical”). Care Optical received a capitated payment for optometry services provided to enrollees by Care Optical on a capitated basis. Total capitation payments for years ended December 31, 2021 and 2020 were $670,828 and $273,514, respectively.
IMC Management and Consulting Services
In each of 2020 and 2019, IMC paid $432,000 for management and consulting services provided by a company owned by a former IMC member who prior to November 2020 held more than 10% of the outstanding membership interests of IMC.

The Company’s Related Party Transactions
Escrow Agreements
On the Closing Date, DFHT, the Sponsor, O.M., in its capacity as representative of the members of the CMG Sellers, and Continental Stock Transfer & Trust Company, in its capacity as escrow agent (“the Escrow Agent”), entered into the CMG Escrow Agreement, and DFHT, the Sponsor, IMC Parent and the Escrow Agent entered into the IMC Escrow Agreement. The Escrow Agreements provided for the deposit of the Adjustment Escrow Amounts with the Escrow Agent for the purpose of securing certain post-closing adjustment obligations of the CMG Sellers and IMC Parent, respectively.
Advisory Agreement
On July 13, 2021, we entered into an exclusive real estate advisory agreement (the “Advisory Agreement”) with Related CM Advisor, LLC (the “Advisor”), a Delaware limited liability company and a subsidiary of Related, and, with respect to certain sections of the Advisory Agreement, Related. The Advisory Agreement provides the Advisor with the right to designate a director to serve on the Board, subject to the continuing satisfaction of certain conditions, including that the Advisor and its affiliates maintain ownership of at least 500,000 shares of Class A Common Stock, and in connection with the Advisory Agreement Bryan Cho, an Executive Vice President of Related, was appointed to serve as a Class III director of the Board.
In connection with the Advisory Agreement, the Advisor entered into a subscription agreement (the “Subscription Agreement”), whereby the Advisor purchased 500,000 shares Class A Common Stock (the “Advisor Shares”), for an aggregate purchase price of $5,000,000, and we issued to the Advisor (i) a warrant (the “Series A Warrant”) to purchase 2,000,000 shares of Class A Common Stock (the “Series A Warrant Shares”), which vested immediately upon issuance, is exercisable for a period of five years and is not redeemable by the Company and (ii) a warrant (the “Series B Warrant” and together with the Series A Warrant, the “Warrants”) to purchase up to 6,000,000 shares of Class A Common Stock (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”), pursuant to which 500,000 Series B Warrant Shares will vest and become exercisable from time to time upon the opening of each medical center under the Advisory Agreement for which the Advisor provides services, other than two initial medical centers. As of the date of this prospectus, 500,000 Series B Warrant Shares have vested. The Series B Warrant is exercisable, to the extent vested, until the later of five years from the date of issuance or one year from vesting of the applicable Series B Warrant Shares and is redeemable with respect to vested Warrant Shares at a price of $0.01 per Warrant Share if the price of the Common Stock equals or exceeds $18.00 per share, or $0.10 per Warrant Share if the price of the Common Stock equals or exceeds $10.00 per share, in each case when such price conditions are satisfied for any 20 trading days within a
30-trading
day period and subject to certain adjustments and conditions as described in the Series B Warrant. In the event that the Series B Warrant is called for redemption by the Company, the Advisor may pay the exercise price for the Series B Warrant Shares six months following the notice of redemption by the Company. Additionally, each of the Warrants is exercisable on a cashless basis.
Indemnification Arrangements
We have entered into indemnification agreements with each of our directors and executive officers, which provide for indemnification and advancements of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware. The form of indemnification agreement is included as an exhibit to the registration statement of which this prospectus is a part.
Related Party Transactions Policy
In connection with the Closing, the Board adopted a written related party transactions policy. The policy provides that officers, directors (or nominees to become a director), holders of more than 5% of any class of the

Company’s voting securities, and any member of the immediate family of, person sharing the household of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company (including any subsidiary or entity in which the Company or any subsidiary has a 50% or greater interest, or voting power or profits) without the prior consent of the audit committee, or other independent members of the Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the general counsel of the Company for review and, if the general counsel determines that the proposed transaction is a related person transaction and is material to the Company, they will submit the proposed transaction to the audit committee for their consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of our Class A Common Stock as of April 29, 2022 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Class A Common Stock;

•	each of our executive officers and directors; and

•	all executive officers and directors of the Company as a group.
The beneficial ownership percentages set forth in the table below are based on 87,367,972 shares of Class A Common Stock issued and outstanding as of April 29, 2022, plus, with respect to each beneficial owner, the number of shares of our Class A Common Stock such person had the right to acquire within 60 days of April 29, 2022. Beneficial ownership for the purposes of the following table is determined according to the rules and regulations of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In accordance with
Rule 13d-3
under the Exchange Act, any securities which are subject to options, warrants, rights or conversion privileges exercisable or convertible into shares of Class A Common Stock within 60 days are deemed to be outstanding solely for the purpose of computing the percentage of outstanding Class A Common Stock owned by the beneficial owner of such securities but shall not be deemed to be outstanding for the purpose of computing the percentage of Class A Common Stock owned by any other person. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them.

Name of Beneficial Owners (1)	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock
Directors and Executive Officers:
Carlos A. de Solo (2)	6,416,926	7.34%
Alberto de Solo (3)	2,894,429	3.31%
Kevin Wirges (4)	146,080	*
Beatriz Assapimonwait	—	—
Hon. Dr. David J. Shulkin (5)	25,000	*
Randy Simpson (6)	421,063	*
Dr. Jennifer Carter	—	—
Jose R. Rodriguez	1,500	*
Dr. Vincent Omachonu	—	—
Bryan Cho (7)	3,000,000	3.36%
All directors and executive officers as a group (10 individuals)	12,361,869	14.77%
Five Percent Holders:
Entities affiliated with Deerfield Management Company, L.P., including Deerfield Partners, L.P. and DFHTA Sponsor LLC (8)	18,691,423	21.39%
Entities affiliated with Athyrium Capital Management, LP (9)	4,487,219	5.14%
Comvest IMC Holdings, LLC (10)	5,290,687	6.06%
O.M. Investment Group, Inc. (2)	6,416,926	7.33%
Entities affiliated with Eminence Capital, LP (11)	7,871,691	9.01%

*	Less than one percent
(1)	Unless otherwise indicated, the business address of each of the individuals and entities is 1000 NW 57 Court, Suite 400, Miami, FL 33126.
(2)
Represents the aggregate number of shares of Class A Common Stock held indirectly by Carlos de Solo, his spouse and family trusts through an investment vehicle, O.M. Includes 16,000 shares Class A Common Stock (the “O.M. Escrow Shares”) held in escrow immediately following the Closing, which are subject to forfeiture in connection with the post-closing adjustment obligations of the CMG Sellers in accordance with the Business Combination Agreement. O.M. and Mr. de Solo may be deemed to beneficially own the O.M. Escrow Shares, and each disclaims beneficial ownership of the O.M. Escrow Shares except to the extent of O.M. and Mr. de Solo’s pecuniary interest therein.

(3)
Represents the aggregate number of shares of Class A Common Stock held indirectly by Alberto de Solo, his spouse and a family trust through an investment vehicle, C.G.D. Investment Group, Inc. (“C.D.G.”).

(4)	Represents 146,080 shares of Class A Common Stock previously held by IMC Parent and distributed to Mr. Wirges as a partner in IMC Parent.
(5)	Represents 25,000 Founder Shares.
(6)	Represents (i) 281,309 shares of Class A Common Stock and (ii) 139,754 shares of Class A Common Stock underlying an equal number of Public Warrants, each held by Mr. Simpson prior to Closing.
(7)
Represents 500,000 Advisor Shares, 2,000,000 Series A Warrant Shares underling an equal number of Series A Warrants and 500,000 Series B Warrant Shares underling an equal number of vested Series B Warrants, in each case held by the Advisor, none of which are registered hereunder. Excludes 5,500,000 Series B Warrant Shares underlying underling an equal number of unvested Series B Warrants. As of April 29, 2022, the Advisor did not have the right to acquire such Series B Warrant Shares within 60 days of such date.

(8)
Represents 12,960,000 shares of Class A Common Stock held directly by Deerfield Partners, L.P; (ii) 672,000 shares of Class A Common Stock underlying an equal number of warrants held directly by Deerfield Partners; (iii) 2,851,090 shares of Class A Common Stock, 2,158,333 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor and distributed to Deerfield Partners as a member of the Sponsor; and (iv) 50,000 shares of Class A Common Stock held directly by Steven Hochberg, a partner in Deerfield Management, for the benefit, and at the direction, of Deerfield Management. The address of all entities affiliated with Deerfield Management is 345 Park Avenue South, 12th Floor, New York, New York 10010.

(9)
Consists of 13,194 shares of Class A Common Stock directly held by Athyrium Opportunities III Acquisition LP and 4,474,025 shares of Class A Common Stock directly held by Athyrium Opportunities III Acquisition 2 LP. Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of Athyrium Opportunities III Acquisition LP and Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell is President of Athyrium Opportunities Associates III GP LLC and the Managing Member of Athyrium Funds GP Holdings LLC, which is the Managing Member of Athyrium Opportunities Associates III GP LLC, and in his capacity as such may be deemed to exercise shared voting and investment power over the shares owned by Athyrium Opportunities III Acquisition LP and Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares that he or it does not directly own except to the extent of his or its pecuniary interest therein. The business address of each of the foregoing is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.

(10)
Represents 5,290,687 shares of Class A Common Stock previously held by IMC Parent and distributed to Comvest IMC Holdings, LLC as a partner in IMC Parent. The address of Comvest IMC Holdings, LLC is 525 Okeechobee Boulevard, Suite 1010, West Palm Beach, Florida 33401.

(11)
Represents (a) 3,426,488 shares owned of record by Eminence Holdings LLC (“Eminence Holdings”) and (b) 573,512 shares owned of record by EC Longhorn LLC (“Longhorn”) and includes 3,871,691 shares of Class A Common Stock that are not registered hereunder. Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to each of Eminence Holdings and Longhorn. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned of record by Eminence Holdings and Longhorn. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities. The principal business address of Eminence Capital, LP and its affiliates is 399 Park Avenue, 25th Floor, New York, New York 10022.

SELLING SECURITYHOLDERS
The Selling Securityholders acquired the shares of Class A Common Stock and Private Warrants from us in private offerings, each pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Amended and Restated Registration Rights Agreement and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A Common Stock, and the Private Warrants (and shares of Class A Common Stock that may be issued upon exercise of the Private Warrants), issued to the Selling Securityholders, as further detailed in “Certain Relationships with Selling Securityholders” below.
The following table sets forth, based on written representations from the Selling Securityholders, certain information as of April 18, 2022 regarding the beneficial ownership of our Class A Common Stock and Private Warrants by the Selling Securityholders and the shares of Class A Common Stock and Private Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Class A Common Stock is based on 87,367,972 shares of Class A Common Stock outstanding as of April 18, 2022. Information with respect to shares of Class A Common Stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock and Private Warrants offered and no other purchases or sales of our Class A Common Stock or Private Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock or Private Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own, subject to applicable community property laws.
Up to 2,875,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.
Unless otherwise indicated below, the address of each Selling Securityholder listed in the table below is c/o CareMax, Inc., 1000 NW 57 Court, Suite 400, Miami, FL 33126.

	Shares Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Alua Master Fund LP (1)(50)	2,646,917	—	2,000,000	—	646,917	*	—	—
Sellcore, Inc. (2)(50)	500,000	—	500,000	—	—	—	—	—
Antipodean Domestic Partners, LP (3)(50)	498,292	—	498,292	—	—	—	—	—
Avidity Capital Fund II LP (4)(50)	64,000	—	64,000	—	—	—	—	—
Avidity Master Fund LP (4)(50)	636,000	—	636,000	—	—	—	—	—
BlackRock, Inc. (5)(50)	3,000,000	—	3,000,000	—	—	—	—	—
Guardian Small Cap Core VIP Fund (6)(50)	213,620	—	213,620	—	—	—	—	—
ClearBridge Small Cap CIF (6)(50)	9,760	—	9,760	—	—	—	—	—
ClearBridge Small Cap Fund (6)(50)	752,440	—	752,440	—	—	—	—	—
Affiliates of Eminence Capital, LP (7)(50)	7,871,691	—	4,000,000	—	3,871,691	4.43%	—	—

	Shares Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC (8)(50)	100,000	—	100,000	—	—	—	—	—
Fidelity Select Portfolios: Health Care Services Portfolio (8)(50)	384,615	—	384,615	—	—	—	—	—
Maverick Fund II, Ltd. (9)(50)	679,445	—	679,445	—	—	—	—	—
Maverick Fund USA, Ltd (9)(50)	1,820,555	—	1,820,555	—	—	—	—	—
Integrated Core Strategies (US) LLC (10)(50)	208,204	—	208,204	—	1,419,226	1.62%	—	—
Perceptive Life Sciences Master Fund, Ltd (11)(50)	3,000,000	—	3,000,000	—	—	—	—	—
Hawkes Bay Master Investors (Cayman) L.P. (12)(50)	391,567	—	391,567	—	—	—	—	—
North River Investors (Bermuda) L.P. (12)(50)	188,993	—	188,993	—	—	—	—	—
North River Partners, L.P. (12)(50)	161,538	—	161,538	—	—	—	—	—
Schroder Investment Management (Luxembourg) S.A. (12)(50)	26,044	—	26,044	—	—	—	—	—
O.M. Investment Group, Inc. (13)(51)	6,416,926	—	7,377,743	—	—	—	—	—
C.G.D. Investment Group, Inc. (14)(51)	2,894,429	—	3,328,900	—	—	—	—	—
Joseph N. DeVera, Inc. (15)(51)	1,332,445	—	1,549,705	—	—	—	—	—
Jonathan Paul De Vera (16)(51)	15,000	—	15,000	—	—	—	—	—
NKP Caremax, LLC (17)(51)	699,506	—	804,506	—	—	—	—	—
Mouquin Trotter, Inc. (18)(51)	1,203,763	—	1,251,215	—	—	—	—	—
Athyrium Opportunities III Acquisition LP (19)(51)	13,194		13,194	—	—	—	—	—
Athyrium Opportunities III Acquisition 2 LP (20)(51)	4,474,025		4,474,025	—	—	—	—	—
IMC Holdings, L.P. (21)(51)	1,129,469	—	2,524,069	—	—	—	—	—
Comvest IMC Holdings, LLC (22)(51)	5,290,687	—	5,290,687	—	—	—	—	—
Operating Advisory Group, LLC (23)(51)	74,913	—	74,913	—	—	—	—	—
Justo Pozo (24)(51)	67,422	—	67,422	—	—	—	—	—
Bill Lamoreaux (25)(51)	397,004	—	397,004	—	—	—	—	—
John Randazzo (26)(51)	50,685	—	50,685	—	—	—	—	—
Mayda Antun, M.D. (27)(51)	67,422	—	67,422	—	—	—	—	—
Tom Aponte (28)(51)	22,474	—	22,474	—	—	—	—	—
Ismael Caicedo (29)(51)	22,474	—	22,474	—	—	—	—	—
Pablo Alonso (30)(51)	3,949	—	3,949	—	—	—	—	—
Gordon Carroll (31)(51)	11,147	—	11,147	—	—	—	—	—

	Shares Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Kevin Wirges (32)(51)	146,080	—	146,080	—	—	—	—	—
Douglas Cowieson (33)(51)	67,422	—	67,422	—	—	—	—	—
Felix German (34)(51)	28,091	—	28,091	—	—	—	—	—
Cristina Pinckney (35)(51)	22,474	—	22,474	—	—	—	—	—
Karen Pacheco (36)(51)	28,091	—	28,091	—	—	—	—	—
Steven Hochberg (37)	50,000	—	50,000	—	—	—	—	—
Deerfield Partners, L.P. (38)	18,691,423	2,158,333	18,691,423	2,158,333	—	—	—	—
Tara Acquisition LLC (39)(52)	515,419	—	515,419	—	—	—	—	—
Gary Davis 1995 Trust for Children Howard Sharfstein, Trustee (40)(47)(48)	100,567	46,667	100,567	46,667	—	—	—	—
Jane B. Hankin (41)(52)(53)	43,064	17,500	43,064	17,500	—	—	—	—
Anthony Wolk (42)(52)(53)	31,427	14,583	31,427	14,583	—	—	—	—
Randy Simpson (43)	421,063	—	139,754	—	281,309	*	—	—
Richard Barasch (44)(52)(53)	778,988	562,917	50,000	562,917	—	—	—	—
Christopher Wolfe (45)	306,529	116,667	50,000	116,667	—	—	—	—
Dr. Peter J. Fitzgerald (46)	25,000	—	25,000	—	—	—	—	—
Dr. Linda Grais (47)	25,000	—	25,000	—	—	—	—	—
Hon. Dr. David J. Shulkin (48)	25,000	—	25,000	—	—	—	—	—
Moshin Jaffer, MD (49)	384,615	—	384,615	—	—	—	—	—

*	Less than one percent
(1)
Includes 646,917 shares of Class A Common Stock that are not registered hereunder. Alua Capital Management LP, the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Tom Purcell and Marco Tablada are the
Co-Presidents
of Alua Capital Management LP. and may be deemed to be the beneficial owners of such shares. Mr. Purcell and Mr. Tablada, however, disclaim any beneficial ownership of the shares held by the Selling Securityholder.

(2)	SellCore, Inc. is a wholly-owned subsidiary of Anthem, Inc.
(3)
Antipodean Advisors LLC, the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Eric Chen is the Managing Member of Antipodean Advisors LLC. And may be deemed to be the beneficial owner of such shares. Eric Chen, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder.

(4)
Avidity Capital Partners Fund (GP) LP is the general partner of Avidity Master Fund LP and Avidity Capital Fund II LP (collectively, the “Avidity Funds”). Avidity Capital Partners (GP) LLC is the general partner of Avidity Capital Partners Fund (GP) LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and may be deemed to have voting and dispositive power over the securities held directly by the Avidity Funds. The address of the Avidity Funds is 2828 N. Harwood St., Suite 1220, Dallas, TX 75201.

(5)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: Arch Reinsurance Ltd.; BlackRock Capital Allocation Trust; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Health Sciences Opportunities Portfolio, a Series of BlackRock Funds; BlackRock Health Sciences Trust; BlackRock Health Sciences Trust II; Master Total Return Portfolio of Master Bond LLC and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 55 East 52nd Street, New York, NY 10055 and 60 State Street, 19th/20th Floor, Boston, MA 02109. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(6)
ClearBridge Investments, LLC is the discretionary investment adviser of ClearBridge Small Cap Fund, ClearBridge Small Cap CIF and Guardian Small Cap Core VIP Fund (collectively, the “ClearBridge Funds”). Albert Grosman and Brian Lund are portfolio managers at ClearBridge Investments, LLC and have voting and investment control of the securities held by the ClearBridge Funds. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such securities.

(7)
Represents (a) 3,426,488 shares owned of record by Eminence Holdings LLC (“Eminence Holdings”) and (b) 573,512 shares owned of record by EC Longhorn LLC (“Longhorn”) and includes 3,871,691 shares of Class A Common Stock that are not registered hereunder. Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to each of Eminence Holdings and Longhorn. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned of record by Eminence Holdings and Longhorn. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities. The principal business address of Eminence Capital, LP and its affiliates is 399 Park Avenue, 25th Floor, New York, New York 10022.

(8)
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for the Fidelity accounts is 245 Summer Street, Boston, Massachusetts 02210.

(9)
Maverick Capital, Ltd., or Maverick Capital, is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as the investment adviser to each of Maverick Fund USA, Ltd. and Maverick Fund II, Ltd. Maverick Capital Management, LLC, or Maverick Management, is the general partner of Maverick Capital. Lee S. Ainslie III is the manager of Maverick Management. The address for the Maverick Fund USA, Ltd. and Maverick Fund II, Ltd. is c/o Maverick Capital, Ltd., 1900 N. Pearl Street, 20th Floor, Dallas, Texas 75201.

(10)
Includes 1,627,430 shares of the Company’s Class A Common Stock beneficially owned by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”) (consisting of 208,204 shares of the Company’s Class A Common Stock purchased in a private placement pursuant to a subscription agreement dated December 18, 2020 and 1,419,226 shares of the Company’s Class A Common

Stock acquired separately from the private placement). Does not include: (i) 440,892 shares of the Company’s Class A Common Stock beneficially owned by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”) (consisting of 435,492 shares of the Company’s Class A Common Stock and 5,400 shares of the Company’s Class A Common Stock issuable upon exercise of certain warrants); (ii) 168,906 shares of the Company’s Class A Common Stock beneficially owned by ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS Opportunities II”); and (iii) 98,759 shares of the Company’s Class A Common Stock beneficially owned by Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands (“Integrated Assets”). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities, ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities, ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities, ICS Opportunities II and Integrated Assets. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities, ICS Opportunities II or Integrated Assets, as the case may be. The address of Integrated Core Strategies is 399 Park Avenue New York, New York 10022.
(11)
Perceptive Advisors LLC (Perceptive) is the investment manager to the Master Fund and may be deemed to beneficially own the securities directly held by the Master Fund. Joseph Edelman is the managing member of Perceptive. Perceptive and Mr. Edelman may be deemed to beneficially own the shares held by the Master Fund. The address of Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.

(12)
Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d—3 promulgated under the Exchange Act) of the securities, all of which are held of record by the entity or a nominee on its behalf. Wellington Management Company LLP, the investment adviser to the securityholder, is an investment adviser registered under the Investment Advisers Act of 1940 and is an indirect subsidiary of Wellington Management Group LLP. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(13)
Carlos de Solo, our Chief Executive Officer and President and a member of our Board, beneficially owns the shares of Class A Common Stock held by O.M., as the Selling Securityholder. Includes 960,818 shares of Class A Common Stock that were issued as Earnout Shares, and Solely with respect to the “Shares of Class A Common Stock Offered” includes 960,818shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(14)
Alberto de Solo, our Executive Vice President and Chief Operating Officer, beneficially owns the shares of Class A Common Stock held by C.D.G., as the Selling Securityholder. Includes 434,471 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered”

includes 434,471 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.
(15)
Joseph N. De Vera, our Senior Vice President and Legal Counsel, beneficially owns the shares of Class A Common Stock held by Joseph N. De Vera, Inc., as the Selling Securityholder. Includes 202,259 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 202,260 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(16)	Consists of 15,000 shares Class A Common Stock previously held by Joseph N. De Vera, Inc. and gifted to Jonathan Paul De Vera.
(17)
Nayan K. Pathak beneficially owns the shares of Class A Common Stock held by NKP CareMax LLC, as the Selling Securityholder. Includes 105,000 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 105,000 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(18)
Benjamin Quirk, our Senior Vice President and Chief Strategy Officer, beneficially owns the shares of Class A Common Stock held by Mouquin Trotter, Inc., as the Selling Securityholder. Includes 47,452 shares of Class A Common Stock that were issued as Earnout Shares, and “Shares of Class A Common Stock Offered” includes 47,452 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement.

(19)
Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Athyrium Opportunities III Acquisition LP as a partner of IMC Holdings, LP. Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of Athyrium Opportunities III Acquisition LP. Jeffrey A. Ferrell is President of Athyrium Opportunities Associates III GP LLC and the Managing Member of Athyrium Funds GP Holdings LLC, which is the Managing Member of Athyrium Opportunities Associates III GP LLC, and in his capacity as such may be deemed to exercise shared voting and investment power over the shares owned by Athyrium Opportunities III Acquisition LP. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares that he or it does not directly own except to the extent of his or its pecuniary interest therein. The business address of each of the foregoing is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.

(20)
Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Athyrium Opportunities III Acquisition 2 LP as a partner of IMC Holdings, LP. Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell is President of Athyrium Opportunities Associates III GP LLC and the Managing Member of Athyrium Funds GP Holdings LLC, which is the Managing Member of Athyrium Opportunities Associates III GP LLC, and in his capacity as such may be deemed to exercise shared voting and investment power over the shares owned by Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of the foregoing is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.

(21)
“Shares of Class A Common Stock Offered” includes 1,450,000 shares of Class A Common Stock which remain issuable as Earnout Shares pursuant to the terms of the Business Combination Agreement. All investment and voting decisions with regard to shares of Class A Common Stock are made by the board of managers of IMC Holdings, LP, which is composed of seven individuals.

(22)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Comvest IMC Holdings, LLC as a partner of IMC Holdings, LP.
(23)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Operating Advisory Group, LLC as a partner of IMC Holdings, LP.
(24)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Justo Pozo as a partner of IMC Holdings, LP.

(25)
Bill Lamoreaux is our former Executive Vice President and the former Chief Executive Officer of IMC. Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Bill Lamoreaux as a partner of IMC Holdings, LP.

(26)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to John Randazzo as a partner of IMC Holdings, LP.
(27)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Mayda Antun, M.D. as a partner of IMC Holdings, LP.
(28)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Tom Aponte as a partner of IMC Holdings, LP.
(29)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Ismael Caicedo as a partner of IMC Holdings, LP.
(30)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Pablo Alonso as a partner of IMC Holdings, LP.
(31)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Gordon Carroll as a partner of IMC Holdings, LP.
(32)
Kevin Wirges is our Executive Vice President, Chief Financial Officer and Treasurer. Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to as a partner of IMC Holdings, LP.

(33)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Douglas Cowieson as a partner of IMC Holdings, LP.
(34)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Felix German as a partner of IMC Holdings, LP.
(35)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Cristina Pinckney as a partner of IMC Holdings, LP.
(36)	Consists of shares of Class A Common Stock previously held by IMC Holdings, LP and distributed to Karen Pacheco as a partner of IMC Holdings, LP.
(37)
Comprised of 50,000 Founder Shares held directly by Steven Hochberg, a partner in Deerfield Management, for the benefit, and at the direction, of Deerfield Management initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Steven Hochberg for the same per-share
price initially paid by the Sponsor.

(38)
Deerfield Mgmt, L.P. is the general partner of Deerfield Partners. Deerfield Management is the investment manager of Deerfield Partners. James E. Flynn is the sole member of the general partner of each of Deerfield Management and Deerfield Mgmt, L.P. Shares of Class A Common Stock Offered includes: (i) 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners in the Deerfield PIPE Investments for a purchase price of $10.00 per share; (ii) 3,360,000 shares of Class A Common Stock and 672,000 shares of Class A Common Stock underlying an equal number of Public Warrants held directly by Deerfield Partners, each of which were purchased as a part of Units in the IPO at $10.00 per Unit; (iii) 2,851,090 shares of Class A Common Stock previously held by the Sponsor and distributed to Deerfield Partners as a member of the Sponsor, of which 2,492,875 are Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and 358,215 are shares of Class A Common Stock initially purchased by the Sponsor in the Deerfield PIPE Investments for a purchase price of $10.00 per share; and (iv) 2,158,333 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants initially purchased by the Sponsor at a price of $1.50 per Private Warrant and distributed to Deerfield Partners as a member of the Sponsor. Common Stock Beneficially Owned Prior to Offering does not 50,000 shares of Class A Common Stock held by Steven Hochberg, a partner in Deerfield Management, for the benefit, and at the direction, of Deerfield Management, which is the investment manager of Deerfield Partners.

(39)
Comprised of 515,419 shares of Class A Common Stock previously held by the Sponsor, distributed to RAB Ventures (DFP) LLC (“RAB”) as a member of the Sponsor and subsequently distributed to Tara Acquisition LLC as a member of RAB.

(40)	Comprised of 53,900 shares of Class A Common Stock, 46,667 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor,

distributed to RAB as a member of the Sponsor and subsequently distributed to the Gary Davis 1995 Trust for Children Howard Sharfstein, Trustee, as a member of RAB.
(41)
Comprised of 25,564 shares of Class A Common Stock, 17,500 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Jane B. Hankin as a member of RAB.

(42)
Comprised of 16,844 shares of Class A Common Stock, 14,583 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Anthony Wolk as a member of RAB.

(43)
Comprised of 281,309 shares of Class A Common Stock that are not registered hereunder and 139,754 shares of Class A Common Stock underlying an equal number of Public Warrants that will become exercisable 30 days following the Closing, in each case held by Randy Simpson, our director.

(44)
Richard Barasch is the former Executive Chair of our Board. Comprised of: (i) 50,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Richard Barasch for the same per-share
price initially paid by the Sponsor; (ii) 166,071 shares of Class A Common Stock, 562,917 Private Warrants and an equal number shares of Class A Common Stock underlying such Private Warrants previously held by the Sponsor, distributed to RAB as a member of the Sponsor and subsequently distributed to Richard Barasch as a member of RAB.

(45)
Christopher Wolfe is the former Chief Financial Officer of DFHT. Comprised of: (i) 50,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Christopher Wolfe for the same per-share
price initially paid by the Sponsor; (ii) 134,750 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and distributed to RAB as a member of the Sponsor; (ii) 116,667 Private Warrants, and an equal number shares of Class A Common Stock underlying such Private Warrants, initially purchased by the Sponsor at a price of $1.50 per Private Warrant and distributed to Christopher Wolfe as a member of the Sponsor; and (iii) 5,112 shares of Class A Common Stock initially purchased by the Sponsor in the Deerfield PIPE Investments for a purchase price of $10.00 per share and distributed to Christopher Wolfe as a member of the Sponsor.

(46)
Dr. Peter J. Fitzgerald is a former director of DFHT. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Dr. Peter J. Fitzgerald for the same per-share
price initially paid by the Sponsor.

(47)
Dr. Linda Grais is a former director of DFHT. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Dr. Linda Grais for the same per-share
price initially paid by the Sponsor.

(48)
Hon. Dr. David J. Shulkin serves on our Board as a director. Comprised of 25,000 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and transferred to Hon. Dr. David J. Shulkin for the same per-share
price initially paid by the Sponsor.

(49)
Represents the 384,615 shares of Class A Common Stock received as consideration for the SMA Transaction at a value of approximately $13.00 per share. See “
Certain Relationships with Selling Securityholders —SMA Transaction”
below for further description of the SMA Transaction.

(50)	The shares being registered for resale on this prospectus were acquired in connection with the Third-Party PIPE Investments for a purchase price of $10.00 per share.
(51)	The shares being registered for resale on this prospectus were issued as consideration for the Business Combination at Closing at a reference price of $10.00 per share.
(52)
Shares of Class A Common Stock distributed to RAB as a member of the Sponsor and subsequently distributed to the respective Selling Securityholder as a member of RAB includes a portion of (i) 741,125 Founder Shares initially purchased by the Sponsor for $0.009 per share (or $0.007 on a post-split basis) and (ii) 36,673 shares of Class A Common Stock initially purchased by the Sponsor in the Deerfield PIPE Investments for a purchase price of $10.00 per share.

(53)
Private Warrants distributed to RAB as a member of the Sponsor and subsequently distributed to the respective Selling Securityholder as a member of RAB includes a portion of 641,667 Private Warrants, and an equal number shares of Class A Common Stock underlying such Private Warrants, s initially purchased by the Sponsor at a price of $1.50 per Private Warrant.
Certain Relationships with Selling Securityholders
Founder Shares / Sponsor
On May 22, 2020, the Sponsor purchased an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per share. On June 25, 2020, DFHT effected a 1:1.25 stock split of the Class B Common Stock resulting in the Sponsor holding an aggregate of 3,593,750 Founder Shares. In June 2020, the Sponsor transferred 50,000 Founder Shares to each of Steven Hochberg, Christopher Wolfe, and Richard Barasch, who were DFHT’s executive officers at such time, and 25,000 Founder Shares to each of Dr. Peter J. Fitzgerald, Dr. Linda Grais and Hon. Dr. David J. Shulkin, who were DFHT’s independent directors, for the same per-share
price initially paid by the Sponsor, resulting in the Sponsor holding 3,368,750 Founder Shares. The number of Founder Shares outstanding was determined so that such Founder Shares would represent 20% of the outstanding shares after the IPO.
Such Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.
Business Combination
Lock-Up
Agreement
In connection with the execution of the Business Combination Agreement, DFHT entered into the Business Combination
Lock-up
Agreement with the Business Combination
Lock-Up
Holders (as defined therein) pursuant to which, subject to certain exceptions, the Business Combination
Lock-Up
Holders agreed to not transfer specified shares of Class A Common Stock until the earlier of (i) six, nine or twelve months (as applicable to shares of Class A Common Stock of each Business Combination
Lock-Up
Holders) after the date of the Closing, (ii) only with respect to certain shares of Class A Common Stock of the Business Combination
Lock-Up
Holders, the date on which, subsequent to the Business Combination, the VWAP of Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 calendar days after the Closing, and (iii) the date following the Closing Date on which we complete a Change in Control Transaction (as defined in the Business Combination Agreement). Subsequent to March 8, 2022, only the Founder Shares remained subject to restriction under the
Lock-up
Agreement.
Private Placement Warrants
Concurrently with the closing of the IPO, the Sponsor purchased an aggregate of 2,916,667 Private Warrants at a price of $1.50 per Private Warrant, generating gross proceeds to DFHT of $4,375,000. Each private placement warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. The proceeds from the Private Warrants were added to the proceeds from our IPO held in the Trust Account, which was released at Closing. The Private Warrants are non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Transactions with Deerfield Partners
Deerfield Partners purchased 3,360,000 Units in the IPO at $10.00 per Unit. The underwriting commission with respect to Units purchased by Deerfield Partners in our IPO, was $0.10 per Unit upon the closing of the IPO and $0.175 per Unit in the deferred underwriting commissions.

Additionally, in connection with the Business Combination, Deerfield Partners and the Sponsor purchased an aggregate of 10,000,000 shares of Class A Common Stock in the Deerfield PIPE Investments, consisting of 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners and 400,000 shares of Class A Common Stock purchased by the Sponsor, for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, with each of Deerfield Partners and the Sponsor, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.
On February 11, 2022, the Sponsor distributed all of the shares of Class A Common Stock and all of the Private Placement Warrants held by the Sponsor to its members, including 2,851,090 shares of Class A Common Stock and 2,158,333 Private Placement Warrants that were distributed to Deerfield Partners, pursuant to a liquidating distribution. Such shares of Class A Common Stock and Private Placement Warrants were distributed to the Sponsor’s members (including Deerfield Partners) on a pro rata basis for no consideration, and such distributions are reflected in “Selling Securityholders” above.
Third-Party PIPE Investments
In connection with the Business Combination, certain investors purchased an aggregate of 31,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $310,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, the form of which is included as an exhibit to the registration statement of which this prospectus is a part.
As of April 18, 2022, 18,635,073 of such shares of Class A Common Stock remain unsold, and such shares remaining unsold is reflected in in “Selling Securityholders” above.
Amended and Restated Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, DFHT, the CMG Sellers, IMC Parent, the Sponsor, Deerfield Partners and certain other parties thereto (collectively, the “rights holders”) entered into the Amended and Restated Registration Rights Agreement, which amended and restated in its entirety the existing registration rights agreement, dated July 16, 2020, described in “
Certain Relationships and Related Transactions
 —Registration Rights Agreement”
above. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we are obligated to file a registration statement to register the resale of certain shares of Class A Common Stock held by the rights holders. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the rights holders may demand at any time or from time to time, that we file a registration statement on Form
S-1
or Form
S-3
to register certain shares of Class A Common Stock held by such rights holders. The Amended and Restated Registration Rights Agreement also provides the rights holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. In connection with the filing of the registration statement of which this prospectus is a part, Deerfield Partners exercised its demand rights to register the resale of 3,360,000 shares of Class A Common Stock that were part of Units purchased by Deerfield Partners in the IPO.
SMA Transaction
On June 18, 2021, Interamerican acquired of 100% of the issued and outstanding equity interests of the SMA Entities. As consideration for the acquisition of the SMA Entities, Interamerican paid an aggregate cash purchase price of $52,000,000 and we issued 384,615 SMA Shares, valued at $5,000,000 based on the closing price of the Class A Common Stock on June 17, 2021, to the SMA Seller.
In connection with the acquisition of the SMA Entities, the SMA Seller entered into a lock-up
agreement with the Company with respect to the SMA Shares, pursuant to which the SMA Seller agreed not to transfer the

Shares, except to certain permitted transferees, until six months following June 17, 2021. Additionally, the SMA Seller executed a joinder to the Amended and Restated Registration Rights Agreement, pursuant to which the Company granted registration rights to the SMA Seller on such terms as set forth in the Registration Rights Agreement.
Escrow Agreements
On the Closing Date, DFHT, the Sponsor, O.M., in its capacity as representative of the members of the CMG Sellers, and the Escrow Agent, entered into the CMG Escrow Agreement, and DFHT, the Sponsor, IMC Parent and the Escrow Agent entered into the IMC Escrow Agreement. The Escrow Agreements provided for the deposit of the Adjustment Escrow Amounts with the Escrow Agent for the purpose of securing certain post-closing adjustment obligations of the CMG Sellers and IMC Parent, respectively, under the Business Combination Agreement.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Amended and Restated Charter, the Amended and Restated Bylaws, the Amended and Restated Registration Rights Agreement and the Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Amended and Restated Charter, the Amended and Restated Bylaws, the Amended and Restated Registration Rights Agreement and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Amended and Restated Charter authorizes the issuance of 261,000,000 shares, consisting of (i) 260,000,000 shares of common stock, par value $0.0001 per share, including 250,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B common stock , $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.
As of April 29, 2022, there were 87,367,972 shares of Class A Common Stock and 0 shares of Class B Common Stock outstanding. We have also issued 5,791,667 warrants consisting of 2,875,000 Public Warrants and 2,916,667 warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”) originally issued in a private placement to DFHTA Sponsor LLC in connection with the company’s initial public offering (the “IPO”). No shares of preferred stock are currently outstanding.
Common Stock
The Amended and Restated Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.
Voting Power
Holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless otherwise specified in the Amended and Restated Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders.
Dividends
Holders of Common Stock will be entitled to receive ratable dividends when, as and if declared by The Company’s Board of Directors (the “Board”) out of funds legally available therefor.
Liquidation, Dissolution and Winding Up
In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over each class of Common Stock.
Preemptive or Other Rights
Our stockholders will have no preemptive or other subscription rights. There will be no sinking fund provisions applicable to the Common Stock.

Preferred Stock
The Amended and Restated Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.
Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided in each case that we have an effective registration statement under the of 1933, as amended (the “Securities Act”) covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a holder. No fractional Public Warrants were issued and only whole Public Warrants trade. The Public Warrants will expire five years after June 8, 2021 (the “Closing Date”), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Public Warrants is effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant is exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the share of Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
We agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Public Warrants. Our Registration Statement on Form
S-1
(File No. 333- 257574) was declared effective by the SEC on July 15, 2021, as amended and supplemented from time to time, including by the registration statement of which this prospectus is a part, is intended to register such shares of Class A Common Stock under the Securities Act. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Warrant holders may during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise of the exercise price of a Warrant) for any 20 trading days within a
30-trading
day period ending three business days before we send to the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00
We may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•
at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Common Stock (as defined below) except as otherwise described below; and

•
if, and only if, the closing price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the
30-trading
day period ending three trading days before we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their

Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide the Warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the fair market value and the newly issued price as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as

applicable. For example, if the volume weighted average price of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Warrants) when the trading price for the common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per public share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to the capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right, which will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the Warrant holder. We have agreed to use commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the Warrants.
Redemption Procedures
A Warrant holder may notify us in writing in the event it elects to be subject to a requirement that such Warrant holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by such holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up
of common stock or other similar event, then, on the effective date of such share capitalization, split-up
or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of the Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described in the paragraph immediately above or (b) certain ordinary cash dividends or $0.50 per annum subject to adjustment, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding—(other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised the Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants are issued in registered form under the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for (i) the purpose of curing any ambiguity or, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement, (ii) to provide for the delivery of Alternative Issuance (as defined in the Warrant Agreement). or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, 50% of the then outstanding Private Warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of any Warrants, each Warrant holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) were not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions to certain persons or entities affiliated with the initial purchasers of the Private Warrants) and they will not be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described herein, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of the Class A Common Stock (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The agreement that the Private Warrants would be exercisable on a cashless basis so long as they were held by the initial purchasers or their permitted transferees was due to the fact that it was not known at the time of issuance whether such initial purchasers would be affiliated with us following the Closing. Because of their affiliation with us, such initial purchasers’ ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in the securities if he or she is in possession of material non-public
information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities.
Dividends
We have not paid any cash dividends on the Class A Common Stock to date and do not intend to pay any cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, liabilities and related reserves, and general financial condition. The payment of any cash dividends will be within the discretion of the Board from time to time and subject to applicable Delaware law. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, the Company’s ability to declare dividends is currently limited by restrictive covenants in connection with the Company’s credit facility.
Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Anti-Takeover Provisions
Business Combinations
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the initial business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds
of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Shares
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum for Certain Lawsuits
The Amended and Restated Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of fiduciary duty owed by any of the our directors, officers or other employees or our stockholders; (iii) action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Amended and Restated Bylaws; or (iv) action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine, and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.
Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Special Meeting of Stockholders
Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Executive Chair or Chair of the Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule
14a-8
of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Action by written consent
Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to any shares of Class B Common Stock that may in the future be outstanding.
Classified Board of Directors
Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50%of the shares voted for the election of directors can elect all of the directors.
The Amended and Restated Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted securities would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares or other units of the class of securities then outstanding; or

•	the average weekly reported trading volume of the class of securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•	Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Following the Closing, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our securities.
Lock-Up
Agreements
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up
periods. See the section entitled “
Certain Relationships with Selling Securityholders” for
lock-up
restrictions on our securities under the
lock-up
agreements
.
Registration Rights
We have agreed to register certain of our securities. See the section entitled “
Certain Relationships with Selling Securityholders
—
Amended and Restated Registration Rights Agreement
” for a description of the Amended and Restated Registration Rights Agreement.
As described above under “
Warrants
,” we also agreed pursuant to the Warrant Agreement to file a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants.
Limitation of Liability and Indemnification
See the section entitled “
Management
—
Limitation on Liability and Indemnification Matters
” for a discussion of certain matters related to the limitation of liability and indemnification of our directors and officers.
Listing of Securities
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CMAX” and “CMAXW,” respectively.

PLAN OF DISTRIBUTION
We are registering the offering of up to 5,791,667 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants and Private Warrants. We are also registering the resale of securities by the Selling Securityholders or their permitted transferees from time to time. The securities we are registering for resale will permit the Selling Securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities offered by this prospectus. We will receive up to an aggregate of approximately $66.6 million from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to
Rule 10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the Selling Securityholders party to the Amended and Restated Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Class A Common Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Amended and Restated Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Amended and Restated Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Amended and Restated Registration Rights Agreement, see the section entitled “
Certain Relationships with Selling Securityholders
—
Amended and Restated Registration Rights Agreement
”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt
organizations (including private foundations), taxpayers that have elected mark-to-market
accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or
non-U.S.
tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”), and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a U.S. citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•
a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “Treasury Regulations”) to be treated as a United States person for U.S. federal income tax purposes.

A
“non-U.S.
Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX

CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND
NON-U.S.
INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Federal Income Tax Considerations For U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “
U.S. Federal Income Tax Considerations For U.S. Holders
—
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate
U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.
It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise of a Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “
U.S. Federal Income Tax Considerations For U.S. Holders
—
Possible Constructive Distributions
”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations. A redemption of Warrants for Class A Common Stock described in this prospectus under “
Description of Securities
—
Warrants
—
Public Warrants
” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “
Description of Securities
—
Warrants
—
Public Warrants
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “
U.S. Federal Income Tax Considerations For U.S. Holders
—
Taxation of Distributions
” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a
non-U.S.
Holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
non-U.S.
Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). In the case of any constructive dividend (as described below under “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
—
Possible Constructive Distributions
”), it is possible that this tax would be withheld from any amount owed to a
non-U.S.
Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
—
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
—
Gain on Sale, Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder) will generally not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form
W-8ECI).
Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “
U.S. Federal Income Tax Considerations For U.S. Holders
—
Exercise of a Warrant
” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the
non-U.S.
Holder would be the same as those described below in “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
—
Gain on Sale, Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
.”
Redemption of Warrants for Class A Common Stock
A redemption of Warrants for Class A Common Stock described in this prospectus under “
Description of Securities
—
Warrants
—
Public Warrants
” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A
non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
non-U.S.
Holder held our Class A Common Stock or Warrants and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the
non-U.S.
Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
non-U.S.
Holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a
non-U.S.
Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax.
Non-U.S.
Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a
non-U.S.
Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard.
Non-U.S.
Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of Securities
—
Warrants
—
Public Warrants
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a
non-U.S.
Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A
non-U.S.
Holder would be subject to U.S. federal income tax withholding as described above under “
U.S. Federal Income Tax Considerations For
Non-U.S.
Holders
—
Taxation of Distributions
” under that section in the same manner as if such
non-U.S.
Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding tax at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain
non-U.S.
entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial
non-U.S.
entity that does not qualify under certain exceptions will generally be subject to withholding tax at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock and Warrants. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
non-U.S.
Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by DLA Piper LLP (US). Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of CareMax of December 31, 2021 and 2020 and for the years ended December 31, 2021, and 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC (“Withum”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form
S-1,
including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at www.caremax.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form
10-K;
our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form
10-Q;
our Current Reports on Form
8-K;
Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm
To Stockholders and the Board of Directors,
Caremax, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Caremax, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders/members’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2020.
/s/ WithumSmith+Brown, PC
Red Bank, New Jersey
March 16, 2022
PCAOB ID Number 100

CAREMAX, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

ITEM 1.	FINANCIAL STATEMENTS

	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS
Cash	$47,917	$4,934
Accounts receivable, net	41,998	9,395
Inventory	550	15
Prepaid expenses	17,040	183
Risk settlements due from providers	539	80
Due from related parties	—	274

Total Current Assets	108,044	14,881
Property and equipment, net	15,993	4,796
Goodwill	464,566	10,068
Intangible assets, net	59,811	8,575
Deferred debt issuance costs	1,972	—
Other assets	2,706	183

Total Assets	$653,092	$38,503

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,110	$1,044
Accrued expenses	8,686	2,572
Accrued interest payable	4	149
Risk settlements due to providers	196	643
Current portion of long-term debt	6,275	1,004
Due to related parties	—	39
Other current liabilities	3,687	—

Total Current Liabilities	21,959	5,451

Derivative warrant liabilities	8,375	—
Long-term debt, less current portion	110,960	26,325
Other liabilities	6,428	—

Total Liabilities	147,722	31,776
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’/MEMBER’S EQUITY
Class A Common stock ($0.0001 par value; 250,000,000 shares authorized; 87,367,972 shares issued and outstanding at December 31, 2021)	9	—
Additional paid-in-capital	505,327	—
Retained earnings	33	—
Member units (no par value, 200 authorized, issued and outstanding at December 31, 2020)	—	223
Members’ equity	—	6,504

Total Stockholders’/Members’ Equity	505,370	6,727

Total Liabilities and Stockholders’/Members’ Equity	$653,092	$38,503

The accompanying notes are an integral part of these consolidated financial statements.

CAREMAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Twelve Months Ended December 31,	For the Twelve Months Ended December 31,
	2021	2020
Revenue
Medicare risk-based revenue	$233,282	$103,051
Medicaid risk-based revenue	46,493	—
Other revenue	15,987	370

Total revenue	295,762	103,421

Operating Expenses
External provider costs	206,747	66,050
Cost of care	57,566	17,373
Sales and marketing	4,955	1,067
Corporate, general and administrative	40,579	7,748
Depreciation and amortization	13,216	1,501
Acquisition related costs	1,522	—

Total operating expenses	324,585	93,739

Operating (loss) income	(28,822)	9,682

Interest (expense), net	(4,492)	(1,659)
Gain on remeasurement of warrant liabilities	20,757	—
Gain on remeasurement of contingent earnout liabilities	5,794	—
Loss on disposal of fixed assets, net	(50)	—
Gain (loss) on extinguishment of debt, net	1,630	(451)
Other expenses, net	(1,333)	—

Income (loss) before income tax	(6,516)	7,572

Income tax provision	159	—

Net (loss) income	$(6,675)	$7,572
Net (loss) income attributable to non-controlling interest	—	(29)

Net (loss) income attributable to controlling interest	$(6,675)	$7,601

Net (loss) income attributable to CareMax, Inc. Class A common stockholders	$(6,675)	$7,601
Weighted average basic shares outstanding	52,620,980	10,796,069
Weighted average diluted shares outstanding	52,620,980	10,796,069
Net (loss) income per share
Basic	$(0.13)	$0.70
Diluted	$(0.13)	$0.70
The accompanying notes are an integral part of these consolidated financial statements.

CAREMAX, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’/MEMBERS’ EQUITY
(in thousands, except share data)

	Class A Common Stock		Additional Paid-in-capital	Total Controlling Interest	Retained Earnings / (Accumulated Deficit)	Noncontrolling Interest	Total Equity
	Shares	Amount
BALANCE — DECEMBER 31, 2019	—	$—	$—	$5,160	$—	$(214)	$4,946
Net income (loss)	—	—	—	7,601	—	(29)	7,572
Purchase of non-controlling interest ownership	—	—	—	(2,100)	—	—	(2,100)
Change in ownership due to change in non-controlling interest	—	—	—	(243)	—	243	—
Distributions				(3,691)			(3,691)

BALANCE — DECEMBER 31, 2020	—	$—	$—	$6,727	$—	$(260)	$6,727

BALANCE — DECEMBER 31, 2020	—	$—	$—	$6,727	$—	$—	$6,727
Activity prior to the business combination:
Net loss				(5,185)			(5,185)
Effects of the business combination:
Reverse recapitalization	28,764,819	3	(186,767)	(1,542)	1,523	—	(186,783)
Equity consideration issued to acquire IMC	10,412,023	1	155,346	—	—	—	155,347
Shares issued for holdback	71,000	—	821	—	—	—	821
Proceeds from the sale of Class A common stock, net of offering costs	41,000,000	4	397,525	—	—	—	397,529
Activity after the business combination:
Equity consideration issued to acquire SMA	384,615	—	5,027	—	—	—	5,027
Equity consideration issued to acquire DNF	2,741,528	—	26,072	—	—	—	26,072
Equity consideration issued to acquire BIX and Advantis	293,987	—	2,231	—	—	—	2,231
Contingently issuable stock to CMG Sellers and IMC Parent — First Share Price Trigger on Earnout Shares	3,200,000	1	39,109	—	—	—	39,110
Reclassification of contingent consideration previously liability classified	—	—	45,088	—	—	—	45,088
Proceeds from the sale of Class A common stock, net of offering costs	500,000	—	6,650	—	—	—	6,650
Stock compensation expense	—	—	1,341	—	—	—	1,341
Series A Warrants issued under the Advisory Agreement	—	—	12,883	—	—	—	12,883
Net loss	—	—	—	—	(1,490)	—	(1,490)

BALANCE — DECEMBER 31, 2021	87,367,972	$9	$505,327	$—	$33	$—	$505,370

The accompanying notes are an integral part of these consolidated financial statements.

CAREMAX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)/Income	$(6,675)	$7,572
Adjustments to reconcile net (loss)/income to net cash
(Used in)/provided by operating activities:
Depreciation expense	2,813	858
Amortization expense	10,402	643
Amortization of debt issuance costs	866	177
Stock compensation expense	1,341	—
Change in fair value of warrant liabilities	(20,757)	—
Gain on fair value change of contingent earnout shares liability	(5,794)	—
(Gain) loss on extinguishment of debt	(1,630)	451
Other Non-cash, net	331	—
Changes in operating assets and liabilities:
Accounts receivable	(3,836)	(4,208)
Inventory	(85)	(5)
Prepaid expenses	(768)	6
Risk settlements due from/due to providers	(459)	248
Due to/from related parties	235	(146)
Other assets	(1,501)	12
Accounts payable	(984)	(686)
Accrued expenses	1,216	394
Other liabilities	1,574	—
Accrued interest	(145)	—

Net Cash (Used In)/Provided by Operating Activities	(23,856)	5,316

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,990)	(2,151)
Acquisition of businesses	(309,707)	(2,566)
Acquisition of intangible assets	(2,882)	—
Asset purchase agreement holdback payment	—	(329)
Purchase of noncontrolling interest ownership	—	(1,897)

Net Cash Used in Investing Activities	(316,579)	(6,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under revolving loan commitment	—	4,075
Loan from Paycheck Protection Program	—	2,164
Proceeds from issuance of Class A common stock	415,000	—
Issuance costs of Class A common stock	(12,471)	—
Reverse recapitalization	(108,435)	—
Proceeds from borrowings on long-term debt and credit facilities	125,000	—
Principal payments on long-term debt	(27,711)	(425)
Payment of deferred financing costs	(7,478)	—
Payment of debt prepayment penalties	(487)	—
Distributions to members	—	(3,691)

Net Cash Provided by Financing Activities	383,418	2,123

NET INCREASE IN CASH	42,983	497
Cash — Beginning of Period	4,934	4,438

CASH — END OF PERIOD	$47,917	$4,934

The accompanying notes are an integral part of these consolidated financial statements.

CAREMAX, INC.
CONDENSED CONSOLIATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(in thousands)

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equity consideration issued in acquisitions	$188,678	$—
Contingent consideration issued in business combination	38,348	—
Purchase of non-controlling interest through accounts payable	—	203
Payroll Protection Program loan forgiveness	2,164	—
Equity/Warrant consideration issued under the Advisory Agreement	14,533	—
SUPPLEMENTAL DISCLOSURES OF CASH ACTIVITIES:
Cash paid for interest	4,423	1,251
Acquisition of business financed through deferred consideration	—	450
Purchase of property and equipment through long-term debt	—	50
Debt issuance and interest costs paid through long-term debt	—	399
Extinguishment of long-term debt through new debt proceeds	—	2,500
Acquisition of business financed through long-term debt	—	6,051
The accompanying notes are an integral part of these consolidated financial statements.

CAREMAX, INC.
Notes to Consolidated Financial Statements
NOTE 1. DESCRIPTION OF BUSINESS
CareMax Inc. (“CareMax” or the “Company”), f/k/a Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”), a Delaware corporation, was originally formed in July 2020 as a publicly traded special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. CareMax is a technology-enabled care platform providing high-quality, value-based care and chronic disease management through physicians and health care professionals committed to the overall health and wellness continuum of care for its patients. As of December 31, 2021, Company operated 45 wholly owned, multi-specialty medical centers in Florida that offer a comprehensive suite of healthcare and social services, and a proprietary software and services platform that provides data, analytics, and rules-based decision tools/workflows for physicians across the United States.
The Business Combination
On December 18, 2020, DFHT entered into a Business Combination Agreement (the “Business Combination Agreement”) with CareMax Medical Group, L.L.C., a Florida limited liability company (“CMG”), the entities listed in Annex I to the Business Combination Agreement (the “CMG Sellers”), IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”), IMC Holdings, LP, a Delaware limited partnership (“IMC Parent”), and Deerfield Partners, L.P. (“Deerfield Partners”). The Business Combination (as defined below) was approved by DFHT’s stockholders and closed on June 8, 2021 (the “Closing Date”), whereby DFHT acquired 100% of the equity interests inCMG and 100% of the equity interests in IMC, with CMG and IMC becoming wholly owned subsidiaries of DFHT. Immediately upon completion (the “Closing”) of the transactions contemplated by the Business Combination Agreement and the related financing transactions (the “Business Combination”), the name of the combined company was changed to CareMax, Inc.
At the Closing, the CMG Sellers and IMC Parent were paid consideration valued in the aggregate at approximately $364 million and $250 million respectively, less repayment of net debt and further subject to the purchase price adjustments set forth in the Business Combination Agreement (the “Closing Consideration”). The net Closing Consideration was comprised of 68% ($229.4 million) and 45% ($85.2 million) in cash for the CMG Sellers and IMC Parent, respectively, with the remainder of the Closing Consideration comprised of 10,796,069 and 10,412,023 shares of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), issued to the CMG Sellers and IMC Parent, respectively, at a reference price of $10.00 per share. The Business Combination Agreement also provides that an additional 3,500,000 and 2,900,000 shares of Class A Common Stock (the “Earnout Shares”) are payable after the Closing to the CMG Sellers and IMC Parent, respectively, upon the satisfaction of certain conditions (see Note 8 – Stockholders’ Equity).
Also at the Closing, DFHT, DFHTA Sponsor LLC (the “Sponsor”), O.M. Investment Group, Inc. (“O.M.”), in its capacity as representative of the CMG Sellers, and Continental Stock Transfer & Trust Company, in its capacity as escrow agent ( “Continental”), entered into an escrow agreement (the “CMG Escrow Agreement”), and DFHT, the Sponsor, IMC Parent and Continental entered into an escrow agreement (the “IMC Escrow Agreement” and together with the CMG Escrow Agreement, the “Escrow Agreements”). Pursuant to the terms of the CMG Escrow Agreement and the IMC Escrow Agreement, DFHT deposited $0.5 million and $1.0 million, respectively, into adjustment escrow accounts (the “Adjustment Escrow Amounts”) for the purpose of securing certain post-closing adjustment obligations of the CMG Sellers and IMC Parent, respectively. Of such $0.5 million securing the post-closing adjustment obligations of the CMG Sellers, 68% ($340,000) was in cash and 32% was in 16,000 shares of Class A Common Stock, and of such $1.0 million securing the post-closing adjustment obligations of IMC Parent, 45% ($450,000) was in cash and 55% was in 55,000 shares of Class A Common Stock (such shares collectively, the “Adjustment Escrow Shares”). Following the date on which the

Notes to Consolidated Financial Statements—(Continued)

Closing Consideration is finally determined pursuant to the Business Combination Agreement, all or a portion of the applicable Adjustment Escrow Amounts and Adjustment Escrow Shares will either be released to the CMG Sellers or to IMC Parent, as applicable, or to the Company in accordance with certain adjustment mechanisms in the Business Combination Agreement.
Immediately following the Closing, all of the 3,593,750 issued and outstanding shares of Class B common stock of the Company, par value $0.0001 per share (“Class B Common Stock”), automatically converted, on a one-for-one
basis, into shares of Class A Common Stock in accordance with DFHT’s second amended and restated certificate of incorporation.
Unless the context otherwise requires, “the Company,” “we,” “us,” and “our” refer, for periods prior to the completion of the Business Combination, to CMG and its subsidiaries, and, for periods upon or after the completion of the Business Combination, to CareMax, Inc. and its subsidiaries.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the account of CareMax Inc. and its wholly owned subsidiaries (collectively “CareMax” or “the Company”). Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for annual financial information and in accordance with the instructions to Form
10-K
and Article 8 of Regulation
S-X
of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements include all adjustments of a normal recurring nature, which are necessary for a fair presentation of financial position, operating results and cash flows for the periods presented.
Pursuant to the Business Combination, the acquisition of CMG by DFHT was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, DFHT was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of CMG issuing equity for the net assets of DFHT, accompanied by a recapitalization. The net assets of DFHT are stated at historical cost, with no goodwill or other intangible assets recorded.
The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of CMG. Further, CMG was determined to be the accounting acquirer in the acquisition of IMC (the “IMC Acquisition”), as such, the acquisition is considered a business combination under Accounting Standards Codification (“ASC”) Topic 805, “
Business Combinations
,” and was accounted for using the acquisition method of accounting. CareMax recorded the fair value of assets acquired and liabilities assumed from IMC.The presented financial information for the twelve months ended December 31, 2021 includes the financial information and activities for (i) IMC for the period from June 8, 2021 to (and including) December 31, 2021 (206 days), (ii) SMA (as defined in Note 3—Acquisitions) for the period from June 18, 2021 to (and including) December 31, 2021 (196 days) and (iii) DNF (as defined in Note 3—Acquisitions) for the period from September 1, 2021 to (and including) December 31, 2021 (121 days). Unless otherwise noted, information for periods prior to the Closing of Business Combination reflects the financial information of CMG only.
The consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated.
Segment Financial Information
The Company’s chief operating decision maker regularly reviews financial operating results on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company identifies

Notes to Consolidated Financial Statements—(Continued)

operating segments based on this review by its chief operating decision maker and operates in and reports as a single operating segment, which is to care for its patients’ needs. For the periods presented, all of the Company’s long-lived assets were located in the United States, and all revenue was earned in the United States.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The areas where significant estimates are used in the accompanying financial statements include, but are not limited to, purchase price allocations, including fair value estimates of intangibles and contingent consideration; the valuation of and related impairment recognitions of long-lived assets; the valuation of the derivative warrant liabilities; the estimated useful lives of fixed assets and intangible assets, including internally developed software; settlements related to revenue and the revenue accrual and accrued expenses. Actual results could differ from those estimates.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to nonemerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Additionally, as an emerging growth company, the Company is exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, and the Company’s independent registered public accounting firm is not required to evaluate and report on the effectiveness of internal control over financial reporting.
Acquisitions
The Company accounts for business combinations under the acquisition method of accounting, in accordance with ASC Topic 805,
Business Combinations
, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired, and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.
Revenue Recognition
Since capitated revenue is received regardless of whether services are performed, the performance obligation is the completion of enrollment of the patient and providing access to care.
Fee-for-service
revenue generally relates to contracts with patients in which our performance obligation is to provide healthcare services to the patients. Revenues are recorded during the period our obligations to provide healthcare services are satisfied.

Notes to Consolidated Financial Statements—(Continued)

Medicare Risk-based and Medicaid Risk-based revenue consists primarily of capitated fees for medical services provided by us under capitated arrangements directly made with various Medicare Advantage and Medicaid managed care payors. The Company receives a fixed fee per patient under what is typically known as a “risk contract.” Risk contracting, or full risk capitation, refers to a model in which the Company receives from the third-party payor a fixed payment of
At-risk
premium less an administrative charge for reporting on enrollees on a per patient per month basis (“PPPM” payment) for a defined patient population, and the Company is then responsible for providing healthcare services required by that patient population. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.
The Company’s payor contracts generally have a term of one year or longer, but the contracts between the enrolled members (our customers) and the payor are one calendar year or less. In general, the Company considers all contracts with customers (enrolled members) as a single performance obligation to stand ready to provide managed healthcare services. The Company identified that contracts with customers for capitation arrangements have similar performance obligations and therefore groups them into one portfolio. This performance obligation is satisfied as the Company stands ready to fulfill its obligation to enrolled members.
Settlements with third-party payors for retroactive adjustments due to capitation risk adjustment, or claim audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and the Company’s historical settlement activity, including an assessment to ensure that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the retroactive adjustment is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations.
The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by the following factors:

•	Geography of the service location

•	Demographics of members

•	Health needs of members

•	Method of reimbursement (capitation or fee for service)

•	Enrollment changes

•	Rate changes; and

•	For fee for service activities, the payors (for example, Medicare, Medicaid, comm e rcial insurance, patient) which have different reimbursement/payment methodologies.
The Company has elected the practical

expedient allowed under ASC
606-10-32-18,
“Revenue from Contracts with
Customers-The
Existence of a Significant Financing Component in the Contract,”
and does not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to the Company’s expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.

The Company has
applied the practical

expedient provided by ASC
340-40-25-4,
“Other Assets and Deferred Costs,”
and all incremental customer contract acquisition costs are expensed as they are incurred as the amortization period of the asset that the Company otherwise would have recognized is one year or less in duration.

Notes to Consolidated Financial Statements—(Continued)

For the twelve months ended December 31, 2021 and 20
2
0, substantially all of the revenue recognized by the Company was from goods and services, namely, providing access to physicians and wellness centers.
Other Revenue
Other revenue includes professional capitation payments. These revenues are a fixed amount of money per patient per month paid in advance for the delivery of primary care services only, whereby the Company is not liable for medical costs in excess of the fixed payment. Capitated revenues are typically prepaid monthly to the Company based on the number of patients selecting us as their primary care provider. Our capitated rates are fixed, contractual rates. Incentive payments for Healthcare Effectiveness Data and Information Set (“HEDIS”) and any services paid on a fee for service basis by a health plan are also included in other revenue. Other revenue also includes ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our affiliated medical groups. Revenue for primary care service for patients in a partial risk or up-side
only contracts are reported in other revenue.
Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and accounts receivable. The Company’s cash balances with individual banking institutions are in excess of federally insured limits from time to time. The Company believes it is not exposed to any significant concentrations of credit risk from these financial instruments. The Company has not experienced any losses on its deposits of cash and cash equivalents.
Anthem, Inc. (“Anthem”) represented approximately 27% and 100% of the Company’s accounts receivable balance as of December 31, 2021 and December 31, 2020, respectively. Anthem represented 35% and 93% of the Company’s revenues for the three months ended December 31, 2021 and 2020 and 48% and 96% of the Company’s revenues for the twelve months ended December 31, 2021 and 2020, respectively.
Accounts Receivable
Accounts receivable are carried at the amounts the Company deems collectible. Accordingly, an allowance is provided based on credit losses expected over the contractual term. Accounts receivable are written off when they are deemed uncollectible. As of December 31, 2021 and 2020, the Company believes no allowance is necessary.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
Level 1—defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets.
Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active.

Notes to Consolidated Financial Statements—(Continued)

Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants and contingent consideration, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480
“Distinguishing Liabilities from Equity,”
and ASC
815-15,
“Derivatives and Hedging
—
Embedded Derivatives.
” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The Company issued 2,875,000 common stock warrants in connection with DFHT’s initial public offering (the “IPO”) (the “Public Warrants”). Simultaneously with the closing of the IPO, DFHT consummated the private placement of 2,916,667 common stock warrants (the “Private Placement Warrants”). The Public Warrants and Private Placement Warrants are accounted for as derivative warrant liabilities in accordance with ASC
815-40,
“
Derivatives and Hedging
—
Contracts in an Entity’s Own Equity
.” Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations. The fair value of the Public Warrants and Private Placement Warrants was initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the IPO has subsequently been measured based on the listed market price of such warrants.
In connection with the Business Combination, up to 6,400,000 shares of Class A Common Stock become issuable under certain circumstances to IMC Parent and the CMF Sellers as contingent consideration (the “Contingent Consideration”). The Contingent Consideration was accounted for as derivative warrant liabilities in accordance with ASC
815-40,
“
Derivatives and Hedging—Contracts in an Entity’s Own Equity
.” Accordingly, the Company recognized the Contingent Consideration as liabilities at fair value in the second quarter of 2021 following a restatement of the Company’s unaudited condensed consolidated financial statements for the periods ended June 30, 2021 and September 30, 2021 (see Note – Stockholders Equity – Contingent Consideration for further information). The liabilities were subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations. On July 9, 2021, the First Share Price Trigger (as defined below) was achieved, and the remaining Contingent Consideration was re-assessed
and determined to be indexed to the Company’s own equity, resulting in equity classification under ASC
815-40
“
Derivatives and Hedging—Contracts in an Entity’s Own Equity
.” The remaining Contingent Consideration was recorded at fair value on July 9, 2021, the date of the event that caused the reclassification. Changes in the fair value upon reclassification from liability to equity were recorded in earnings. See Note 8 – Stockholders Equity – Contingent Consideration for further information.

Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred in excess of the fair value of net assets acquired through business acquisitions. Pursuant to ASC 350, “Intangibles – Goodwill and Other,” we review goodwill

Notes to Consolidated Financial Statements—(Continued)

annually in the fourth quarter or whenever significant events or changes indicate the possibility of impairment. For purposes of the annual goodwill impairment assessment, the Company has identified a single reporting unit. The most recently completed impairment test of goodwill was performed in the fourth quarter of 2021, and it was determined that the fair value of goodwill was in excess of the carrying value, therefore no impairment was necessary.
Intangible assets with a finite useful life are amortized over their useful lives.
We review the recoverability of any long-lived intangible assets whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable.
Impairment of Long-lived Assets
Long-lived assets, such as equipment, improvements, and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the use and eventual disposition of the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value.

Property and Equipment
Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed on the straight-line method. Leasehold improvements are depreciated over the lesser of the length of the related lease plus any renewal options or the estimated life of the asset.
A summary of estimated useful lives is as follows:

Leasehold Improvements	15 to 39 Years
Furniture and Equipment	5 to 7 Years
Vehicles	5 Years
Software	3 Years
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Notes to Consolidated Financial Statements—(Continued)

External Provider Costs
External Provider Costs include capitation payments and fee for service claims paid, claims in process and pending, and an estimate of unreported claims and charges by physicians, hospitals, and other health care providers for services rendered to enrollees during the period. Changes to prior-period estimates of medical expenses are reflected in the current period.
Share-Based Compensation Expense
The Company periodically issues Restricted Stock Units (“RSU’s”), Performance Share Units (“PSUs”), and Stock Options (“Options”) as share-based compensation to employees and non-employees
in
non-capital
raising transactions for services. The Company accounts for such grants issued and vesting based on FASB ASC 718,
Compensation
—
Stock Compensation
(Topic 718), whereby the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.
The Company accounts for stock-based compensation issued to
non-employees
and consultants in accordance with the provisions of ASU
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting Measurement
of share-based payment transactions with
non-employees
are recognized as compensation expense in the financial statements based on their fair values at grant date. That expense is recognized over the period during which a non-employees
or consultant is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).
The fair value of the Company’s Options, RSUs and PSUs are estimated using the Black-Scholes-Merton Option Pricing model and a Monte Carlo simulation, respectively, which use certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or stock, and future dividends. Compensation expense for Options
, RSUs
and PSUs are recorded based upon the values derived from the Black-Scholes-Merton Option Pricing model and the Monte Carlo simulation, respectively. The assumptions used in the Black-Scholes-Merton Option Pricing model and Monte Carlo Simulation(s) could materially affect compensation expense recorded in future periods. The assumptions used in the model and related impact are discussed in Note 8
- Stockholders Equity
.
Net Income (Loss) Per Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company follows the provisions of ASC Topic 260,
Earnings Per Share
” for determining whether contingently issuable shares are included for purposes of calculating net income (loss) per share and determining whether instruments granted in equity-based compensation arrangements are participating securities for purposes of calculating net income (loss) per share. See Note 9—
Net Income (Loss) Per Share.
Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU
2016-02,
“
Leases
” (“ASU
2016-02”),
which amended the accounting for leases, requiring lessees to recognize most leases on their balance sheet with a right-of-use
asset and a lease liability. Leases will be classified as either finance or operating leases, which will impact the expense recognition of such leases over the lease term. ASU
2016-02
also modifies the lease classification criteria for lessors and eliminates some of the real estate leasing guidance previously applied for certain leasing transactions. In June 2020, the FASB issued ASU
2020-05,
“
Revenue from Contracts with

Notes to Consolidated Financial Statements—(Continued)

Customers and Leases
,” that deferred the required effective date for
non-issuers
to fiscal years beginning after December 15, 2021 and to interim periods within fiscal years beginning after December 15, 2022. The Company adopted ASU
2016-02
on January 1, 2022. Because of the number of leases the Company utilizes to support its operations, the adoption of ASU
2016-02
is expected to have a significant impact on the Company’s financial position and results of operations. The total future estimated gross annual lease payments are $106.7 million as of December 31, 2021. We expect this standard to increase our total assets and total liabilities by approximately 12% percent. We do not expect the standard to have a material impact on our results of operations. In preparation for the adoption of the standard, we have procured a third-party software to track and manage our leases, loaded lease data into the software, authored our accounting policy, trained our business units on the new standard and policy and the use of the software, and modified our control environment accordingly. We have not experienced significant issues in our implementation process.
In June 2016, the FASB issued ASU
2016-13,
“
Financial Instruments
—
Credit Losses (Topic 326)
:
Measurement of Credit Losses on Financial Instruments”
(“ASU
2016-13”).
ASU
2016-13
introduced a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance became effective for us beginning January
1
,
2022
. The new current expected credit losses model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance
sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. The Company adopted this standard on January
1
,
2022
and does not believe adoption will have a material effect on its consolidated financial statements.
In January 2020, the FASB issued ASU
2020-01,
“
Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323)
,
and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815”
(“ASU
2020-01”).
ASU
2020-01
clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The guidance is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact the adoption of ASU
2020-01
will have on its consolidated financial statements.
In March 2020, the FASB issued guidance to provide temporary optional expedients and exceptions through December 31, 2022 to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (LIBOR)

and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate (SOFR). The amendments are effective for all entities from the beginning of an interim period that includes the issuance date of the ASU. An entity may elect to apply the amendments prospectively through December
31
,
2022
. The Company is currently evaluating the effect the update will have on its consolidated financial statements and related disclosures.
In October 2021, the FASB issued ASU
2021-08,
“Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” The ASU improves comparability after business combinations by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. ASU
2021-08
is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the effect this ASU will have on its consolidated financial statements.

Notes to Consolidated Financial Statements—(Continued)

We do not expect that any other recently issued accounting guidance will have a significant effect on our consolidated financial statements.
NOTE 3. ACQUISITIONS
Acquisition of IMC
On June 8, 2021, the Company acquired 100% of the equity interests of IMC for total purchase consideration of $369.7 million, subject to final closing adjustments. The purchase consideration was comprised of the following (in thousands):

Cash consideration (1)	$172,302
Share consideration (2)	$155,347
Contingent consideration (3)	$40,785
Other consideration (4)	$1,271

(1)	Represents cash consideration inclusive of the payment of $79.8 million of IMC debt simultaneous with the Closing and the reimbursement of IMC Parent’s transaction costs of $7.3 million.
(2)
Represent the issuance of 10,412,023 shares of Class A Common Stock, which shares were issued at a reference price of $10.00 per share, but the value of which was $14.92 per share, the closing price on the date of the IMC Acquisition.

(3)	Represents the fair value of equity-classified contingent consideration.
(4)	Represents the fair value of cash and equity purchase consideration held in escrow pending the finalization of final closing adjustments.
The IMC Acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired recorded at their estimated fair values as of the acquisition date.

As of December 31, 2021, we have not finalized the acquisition accounting related to the IMC Acquisition and these amounts represent preliminary values. The allocation of the purchase price may be modified up to one year from the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase consideration and the preliminary fair value of the assets acquired and liabilities assumed (
in thousands
):

Purchase price allocation
Cash	$14,842
Accounts receivable	21,298
Other current assets	1,446
Property, plant, & equipment	6,198
Intangible assets	34,121
Other assets	448
Accounts payable and accrued expenses	(8,793)
Long term debt	(197)
Other long term liabilities	(1,898)

Net Assets Acquired	67,465

Excess of Consideration over Net Assets Acquired	302,240

Total Consideration	$369,705

Notes to Consolidated Financial Statements—(Continued)

Goodwill was recognized as the amount consideration transferred in excess of the fair value of net assets acquired. The goodwill generated is attributable to the assembled workforce and the expected growth and cost synergies and the expected contribution to the Company’s overall strategy. The amount allocated to goodwill and intangible assets is subject to final adjustment to reflect the final valuations. The goodwill recognized that is expected to be deductible for income tax purposes is $
80.4
million.

The fair value associated with definite-lived intangible assets was $34.1 million, comprised of $33.9 million in risk contracts and $263,000 in trademarks. The definite-lived intangible assets will be amortized ranging from one to six years.
The Company’s net revenue and loss before income taxes for the twelve months ended December 31, 2021 includes revenues of $148.0 million and net income before taxes of $4.1 million related to IMC.
Acquisition of SMA Entities
On June 18, 2021, the Company completed the acquisition of 100% of the issued and outstanding equity interests of Senior Medical Associates, LLC, a Florida limited liability company (“SMA”), and Stallion Medical Management, LLC, a Florida limited liability company (“the SMA Acquisition”). The purchase consideration was comprised of the following (
in thousands
):

Cash consideration (1)	$52,000
Share consideration (2)	$5,027

(1)	Represents cash consideration of $52.0 million inclusive of $2.5 million held in escrow and $145,000 in SMA seller transaction cost.
(2)	Represents equity consideration of 384,615 shares of Class A Common Stock valued at $5.0 million based on the June 18, 2021 closing price of $13.07.
The SMA Acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired and liabilities assumed liabilities recorded at their estimated fair values as of the acquisition date.
As of December 31, 2021, we have not finalized the acquisition accounting related to the SMA Acquisition and these amounts represent preliminary values. The allocation of the purchase price may be modified up to one year from the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the consideration paid and the preliminary fair value of the assets acquired and liabilities assumed (
in thousand
s):

Purchase price allocation
Cash	$73
Accounts receivable	1,830
Property, plant, & equipment	178
Intangible assets	9,404
Other assets	29
Accounts payable and accrued expenses	(178)

Net Assets Acquired	11,336

Excess of Consideration over Net Assets Acquired	45,691

Total Consideration	$57,027

Notes to Consolidated Financial Statements—(Continued)

Goodwill
 was recognized as the amount consideration transferred in excess of the fair value of net assets acquired. The goodwill is primarily attributed to our assembled workforce, the expected growth and cost synergies and the expected contribution to the Company’s overall strategy. The goodwill recognized that is expected to be deductible for income tax purposes is $45.0 million.
The Company incurred and expensed acquisition-related transaction costs of $682,000 related to the SMA Acquisition that were paid by the Company.
The fair value associated with definite-lived intangible assets was $9.4 million, comprised of $8.7 million in risk contracts, $622,000 in non-compete
agreements and $92,000 in tradenames. The definite-lived intangible assets will be amortized over periods ranging from one to six years.
The Company’s net revenue and loss before income taxes for the twelve months ended December 31, 2021 includes revenues of $12.0 million and net income before taxes of $564,000 related to SMA.
Acquisition of DNF
On September 1, 2021, the Company acquired 100% of the assets of Unlimited Medical Services of Florida, LLC, a Florida limited liability company, dba DNF Medical Centers
(“DNF”),
for total purchase consideration of $114.2 million, subject to final closing adjustments (the “DNF Acquisition”). The purchase consideration was comprised of the following (
in thousands
):

Cash consideration (1)	$88,118
Share consideration (2)	$26,072

(1)	Represents cash consideration of $88.1 million inclusive of $11.0 million held in escrow and $242,000 in DNF seller transaction costs.
(2)	Represents equity consideration of 2,741,528 shares of Class A Common Stock valued at $26.1 million based on the September 1, 2021 closing price of $9.51.

The DNF Acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired recorded at their estimated fair values as of the acquisition date.
As of December 31, 2021, we have not finalized the acquisition accounting related to the DNF Acquisition and these amounts represent preliminary values. The allocation of the purchase price may be modified up to one year from the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase consideration and the preliminary fair value of the assets acquired (
in thousands
):

Purchase price allocation
Accounts receivable	$3,732
Property, plant, & equipment	3,520
Intangible assets	15,329
Other assets	65

Net Assets Acquired	22,646

Excess of Consideration over Net Assets Acquired	91,544

Total Consideration	$114,190

Notes to Consolidated Financial Statements—(Continued)

Goodwill was recognized as the amount consideration transferred in excess of the fair value of net assets acquired. The goodwill generated is attributable to the assembled workforce and the expected growth and cost synergies and the expected contribution to the Company’s overall strategy. The amount allocated to goodwill and intangible assets is subject to final adjustment to reflect the final valuations. The goodwill recognized that is expected to be deductible for income tax purposes is $90.0 million.
The Company incurred and expensed acquisition-related transaction costs of $1,247,000 related to the DNF Acquisition that were paid by the Company.
The fair value associated with definite-lived intangible assets was $15.3 million, comprised of $13.2 million in risk contracts, $1.5 million in non-compete
agreements, and $638,000 in trademarks. The definite-lived intangible assets will be amortized ranging from one to six years.
The Company’s net revenues and loss before income taxes for the twelve months ended December 31, 2021 includes revenue of $19.5 million and net loss before income taxes of $687,000 related to DNF.
Acquisition of Advantis
On December 22, 2021, the Company acquired 100% of the assets of Advantis Physician Alliance, LLC, dba Advantis Medical Centers (“Advantis”) for total purchase consideration of $11.0 million, subject to final closing adjustments (the “Advantis Acquisition”). The purchase consideration was comprised of the following (
in thousands
):

Cash consideration (1)	$9,865
Share consideration (2)	$1,107

(1)	Represents cash consideration of $9.9 million inclusive of $900,000 held in escrow and $60,000 in Advantis seller transaction cost
(2)	Represents equity consideration of 145,883 shares of Class A Common Stock valued at $1.1 million based on the December 22, 2021 closing price of $7.59.
The Advantis acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired recorded at their estimated fair values as of the acquisition date.
As of December 31, 2021, we have not finalized the acquisition accounting related to the Advantis Acquisition and these amounts represent preliminary values. The allocation of the purchase price may be modified up to one year from the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase consideration and the preliminary fair value of the assets acquired (
in thousands)
:

Purchase price allocation
Accounts receivable	$242
Property, plant, & equipment	18
Intangible assets	1,064
Other assets	20

Net Assets Acquired	1,344

Excess of Consideration over Net Assets Acquired	9,628

Total Consideration	$10,972

Notes to Consolidated Financial Statements—(Continued)

Goodwill was recognized as the amount consideration transferred in excess of the fair value of net assets acquired. The goodwill generated is attributable to the assembled workforce and the expected growth and cost synergies and the expected contribution to the Company’s overall strategy. The amount allocated to goodwill and intangible assets is subject to final adjustment to reflect the final valuations. The goodwill recognized that is expected to be deductible for income tax purposes is $9.6 million.
The Company incurred and expensed acquisition-related transaction costs of $671,000 related to the Advantis Acquisition that were paid by the Company.
The fair value associated with definite-lived intangible assets was $1.1 million, comprised of $345,000 in risk contracts, $544,000 in non-compete
agreements, and $176,000 in trademarks. The definite-lived intangible assets will be amortized ranging from one to six years.
As the acquisition was consummated on December 22, 2021, Advantis did not materially contribute net revenues or net income before income taxes for the twelve months ended December 31, 2021.
Acquisition of Business Intelligence & Analytics LLC (“BIX”)
On December 22, 2021, the Company acquired 100% of the assets of Business Intelligence & Analytics LLC (“BIX”) for total purchase consideration of $5.1 million, subject to final closing adjustments (the “BIX Acquisition”). The purchase consideration was comprised of the following (
in thousands
):

Cash consideration (1)	$4,000
Share consideration (2)	$1,124

(1)	Represents cash consideration of $4.0 million.
(2)	Represents equity consideration of 148,104 shares of Class A Common Stock valued at $1.1 million based on the December 22, 2021 closing price of $7.59.
The BIX Acquisition was recorded as a business combination under ASC 805 with identifiable assets acquired recorded at their estimated fair values as of the acquisition date.

As of December 31, 2021, we have not finalized the acquisition accounting related to the BIX Acquisition and these amounts represent preliminary values. The allocation of the purchase price may be modified up to one year from the acquisition date as more information is obtained about the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase consideration and the preliminary fair value of the assets acquired (
in thousands)
:

Purchase price allocation
Intangible assets	289

Net Assets Acquired	289

Excess of Consideration over Net Assets Acquired	4,835

Total Consideration	$5,124

Goodwill was recognized as the amount consideration transferred in excess of the fair value of net assets acquired. The goodwill generated is attributable to the assembled workforce and the expected growth and cost synergies and the expected contribution to the Company’s overall strategy. The amount allocated to goodwill and intangible assets is subject to final adjustment to reflect the final valuations. The goodwill recognized that is expected to be deductible for income tax purposes is $4.8 million.

Notes to Consolidated Financial Statements—(Continued)

The Company did
not
incur or expense material acquisition-related transaction costs that were paid by the Company.
The fair value associated with definite-lived intangible assets was $289,000, comprised of $235,000 in patents/developed technology, $3,000 in trademarks, and $35,000 in non-compete
agreements. The definite-lived intangible assets will be amortized ranging from one to five years. $16,000 in
In-Process
Research and Development was classified as an indefinite lived intangible asset.
As the acquisition was consummated on December 22, 2021, BIX did not materially contribute net revenues or net income before income taxes for the twelve months ended December 31, 2021.
Other Acquisitions
During the twelve months ended December 31, 2021, we acquired 100% of three additional business. The acquisitions were accounted for as business combinations and the overall impact to our consolidated financial statements was not considered to be material. The fair value associated with definite-lived intangible assets from the acquisitions was $1.4 million. On a combined basis, the Company incurred and expensed acquisition-related transaction costs of $250,000 related to the acquisitions that was paid for by the Company. The total fair value of consideration paid or payable for the three acquisitions was $3.7 million.
NOTE 4. REINSURANCE
The Company has acquired insurance on catastrophic costs to limit the exposure on patient losses. Premiums and policy recoveries are reported in external provider costs in the accompanying consolidated statements of operations.
The nature of the Company’s stop loss coverage is to limit the benefits paid under one patient. The Company’s stop loss limits are defined within each health plan contract and stop loss purchased from a third party and range from $30,000 to $200,000 per patient per year. Premium expense incurred was $10.9 million for the twelve months ended December 31, 2021 and approximately $10.3 million for the twelve months ended December 31,

2020
, respectively. Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. The Company monitors the financial performance and solvency of its stop loss providers. However, the Company remains financially responsible for health care services to its members in the event the health plans are unable to fulfill their obligations under stop loss contractual terms.
Recoveries recognized were $14.7 million for the twelve months ended December 31, 2021 and $11.2 million the twelve months ended December 31, 2020, respectively. Estimated recoveries under stop loss policies are reported within the capitation receivable or amounts due health plans as the counterparty responsible for the payment of the claims and the stop loss is the respective health plan.

Notes to Consolidated Financial Statements—(Continued)

NOTE 5. GOODWILL AND INTANGIBLE ASSETS
Goodwill
The following table shows changes in the carrying amount of goodwill from December 31, 2020 to December 31, 2021 (
in thousands
):

Carrying Amount
Balance at December 31, 2020	$10,068
Acquired goodwill during the period	454,498

Balance at December 31, 2021	$464,566

Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of intangible assets by major class (
in thousands
):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (years)
December 31, 2021
Risk Contracts	$64,822	$(9,818)	$55,004	7
Non-compete agreements	4,202	(686)	3,516	5
Trademarks	1,867	(827)	1,040	2
Patents/Developed Technology	235	—	235	5
In-Process Research and Development	16	—	16	1

Total	$71,141	$(11,331)	$59,811

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (years)
December 31, 2020
Risk Contracts	$8,174	$(682)	$7,492	11
Non-compete agreements	1,320	(237)	1,083	5

Total	$9,494	$(919)	$8,575

Amortization expense totaled $10.4 million for the twelve months ended December 31, 2021 and $645,000 for the twelve months ended December 31, 2020, respectively.
The estimated amortization expense related to the fair value of acquired intangible assets for each of the succeeding five years and thereafter is (
in thousands
):

2022	$15,134
2023	12,234
2024	10,199
2025	8,547
2026	7,616
Thereafter	6,082

Notes to Consolidated Financial Statements—(Continued)

NOTE 6. PROPERTY AND EQUIPMENT
A summary of property and equipment at December 31, 2021 and December 31, 2020 is as follows (
in thousands
):

	December 31, 2021	December 31, 2020
Leasehold improvements	$7,516	$2,726
Vehicles	3,711	2,823
Furniture and equipment	5,470	1,983
Software	2,950	—
Construction in progress	2,254	360

Total	21,902	7,892
Less: Accumulated depreciation	(5,909)	(3,096)

Total Property and equipment, net	$15,993	$4,796

Construction in progress at December 31, 2021 is made up of various leasehold improvements at the Company’s medical centers. The Company has a contractual commitment to complete the construction of its Homestead medical center with remaining estimated capital expenditures of $500,000 and an estimated opening in 2022.
Depreciation expense totaled $2.8 million for the twelve months ended December 31, 2021 and $858,000 for the twelve months ended December 31, 2020, respectively.
NOTE 7. LONG TERM DEBT
Long-term debt consisted of the following at December 31, 2021 and December 31, 2020 (
in thousands
):

	December 31, 2021	December 31, 2020
Secured term loans	$121,875	$24,184
Payroll protection plan	—	2,164
Other	65	1,358
Unamortized debt issuance costs	(4,704)	(377)

	117,236	27,329
Current portion	(6,275)	(1,004)

Long-term portion	$110,960	$26,325

On the Closing Date, the Company entered into a Credit Agreement (as amended, the “Credit Agreement), by and among the Company, Royal Bank of Canada, as Administrative Agent (in such capacity, the “Agent”), Collateral Agent, Swing Line Lender and Issuing Bank; RBC Capital Markets, LLC and Truist Securities, Inc., as Syndication Agents, Joint Lead Arrangers and Joint Book Runners; and certain other banks and financial institutions serving as lenders (collectively with their successors and assigns, the “Lenders”). The Credit Agreement provides for (i) initial term loans in an aggregate principal amount of $125.0 million (the “Initial Term Loans”), which were used on the Closing Date to finance the Business Combination and related transaction costs, (ii) a revolving credit facility in an aggregate principal amount of $40.0 million for working capital and other general corporate purposes, of which $0 was drawn December 31, 2021 and (iii) a delayed draw term loan facility in an aggregate principal amount of $20.0 million, which was available to be drawn from and after the Closing until the six month anniversary of the Closing Date to finance permitted acquisitions and similar permitted investments and of which $
0
was drawn as of the date of its expiration, or December 8, 2021 (collectively, the “Credit Facilities”).

Notes to Consolidated Financial Statements—(Continued)
Interest is payable on the outstanding loans under the Credit Facilities based on, at the option of the Company, either: (i) Eurocurrency (with a LIBOR floor of 0.75% per annum) plus variable spreads ranging from 2.75% to 3.50% per annum based on first lien net leverage ratio levels or (ii) the Alternate Base Rate (defined as the highest of (a) the Prime Rate (as defined in the Credit Agreement and established by the Agent), (b) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50% per annum, and (c) the LIBOR Quoted Rate (as defined in the Credit Agreement) plus 1.00% per annum, in each case, with a floor of 1.75% per annum), plus variable spreads ranging from 1.75% to 2.50% per annum based on first lien net leverage ratio levels. Accrued and unpaid interest is payable with respect to LIBOR loans on the last day of the interest period as selected by the Company but no later than three months, and with respect to Alternate Base Rate Loans, quarterly on the last business day of each of March, June, September and December. An unused commitment fee is also payable with respect to the revolving credit facility and the delayed draw term loan facility ranging between 0.35% and 0.50% depending on the Company’s first lien net leverage ratio, and is payable quarterly in arrears with respect to the revolving credit facility and on the earliest of the termination of the delayed draw term loan facility, the six month anniversary of the Closing Date with respect to any delayed draw term loan commitments that have expired and otherwise after the end of the first full fiscal quarter after the Closing Date.
Amortization payments with respect to the Initial Term Loans are payable in quarterly installments, commencing with the last business day of the first full fiscal quarter ending after the Closing Date, in aggregate principal amounts equal to (i) 1.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date from the Closing Date until June 7, 2024, (ii) 1.875% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date from June 8, 2024 to June 7, 2025 and (iii) 2.50% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date from June 8, 2025 to June 7, 2026. All amounts owed under the Credit Facilities are due and payable upon the five-year anniversary of the Closing Date, unless otherwise extended in accordance with the terms of the Credit Agreement.
The Credit Agreement contains certain covenants that limit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, including dividends, to enter into consolidations, mergers or sales of material assets and other fundamental changes, or to transact with affiliates subject to exceptions, materiality and other qualifications as provided in the Credit Agreement. The Credit Agreement also contains customary events of default and also includes an equity cure right. All obligations under the Credit Agreement are guaranteed by the Company and substantially all of its subsidiaries. As of December 31, 2021, the Company was in compliance, in all material respects, with all covenants under the First Amendment of the Credit Agreement.

On December 30, 2021, the Company entered into the First Amendment to the Credit Agreement to, among other things, modify certain of the financial covenants contained in the Credit Agreement. As of December 31, 2021, the Company was in compliance, in all material respects, with all covenants under the First Amendment of the Credit Agreement.
CMG Loan Agreement
On the Closing Date, the Company repaid all outstanding term loan borrowings under CMG’s previous loan agreement (the “Loan Agreement”) and the Loan Agreement was terminated. The Company repaid $24.5 million, inclusive of $487,000 in prepayment penalties, fees and interest. The Company recorded a loss on early of extinguishment of debt of $806,000, inclusive of the write-off
of deferred debt issuance costs and prepayment penalties related to the Loan Agreement.

Notes to Consolidated Financial Statements—(Continued
)
Earnout Consideration
Other Debt
Other long-term debt repaid on the Closing Date totaled $229,000. In addition, $2.0 million was deposited into an escrow account as security for amounts borrowed under the Paycheck Protection Program (“PPP”). In the twelve months ended December 31, 2021, the Company paid $2.0 million to the CMG Sellers for the amount owed related to a loan under the PPP. This amount was held in escrow and was reported in restricted cash in the June 30, 2021 condensed consolidated balance sheet, but was released upon forgiveness of the PPP loans. During the twelve months ended December 31, 2021, borrowings under the PPP of $2.8 million were forgiven and are included in the gain on extinguishment of debt.
Future Maturities
Future maturities of debt outstanding at December 31, 2021 are as follows (
in thousands
):

Amount
2022	$6,275
2023	6,265
2024	8,611
2025	11,726
2026	89,063

Total	$121,940

NOTE 8. STOCKHOLDERS’ EQUITY
The consolidated statement of changes in equity reflects the Reverse Recapitalization and the IMC Acquisition as discussed in Notes 2 and 3. As CMG was deemed the accounting acquirer in the Reverse Recapitalization with DFHT, all periods prior to the consummation of the Business Combination reflect the balances and activity of CMG.
In connection with the Business Combination, the Company adopted the third amended and restated certificate of incorporation, dated June 8
, 2021
(the “Amended and Restated Charter”) to, among other things, increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, to 261,000,000 shares, consisting of (i) 260,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of preferred stock. In addition, 3,593,750 shares of Class B Common Stock were converted, on a one-for-one
basis, into shares of Class A Common Stock, and as of December 31, 2021, there were no shares of Class B Common Stock issued or outstanding.
Also in connection with the Business Combination, (i) Deerfield Partners and the Sponsor purchased an aggregate of 10,000,000 shares of Class A Common Stock (the “Deerfield PIPE Investments”), consisting of 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners and 400,000 shares of Class A Common Stock purchased by the Sponsor, for a purchase price of $10.00 per share and an aggregate purchase price of $100.0 million and (ii) certain investors purchased an aggregate of 31,000,000 shares of Class A Common Stock (the “Third-Party PIPE Investments,” and together with the Deerfield PIPE Investments, the “PIPE Investments”), for a purchase price of $10.00 per share, for an aggregate purchase price of $310.0 million. The Company paid offering costs of $12.8 million.
In connection with the acquisition of SMA (see Note 3 – Acquisitions—Acquisition of SMA Entities), the Company issued 384,615 shares of Class A Common Stock.

Notes to Consolidated Financial Statements—(Continued)

On July 13, 2021, the Company issued 500,000 shares of Class A Common Stock in connection with the execution of the Advisory Agreement (as defined below).
In connection with the DNF Acquisition (see Note 3
—
Acquisitions
—
Acquisition of DNF), the Company issued
2,741,528
shares of Class A Common Stock to DNF. Also, during the
twelve
months ended December
31
,
2021
, the first tranche of contingently issuable shares totaling an aggregate of
3,200,000
shares of Class A Common Stock were issued to the CMG Sellers and IMC Parent (“Earnout Shares” described in Contingent Consideration below).
On December 22, 2021, the Company issued 145,883 shares of Class A Common Stock in connection with the acquisition of Advantis (see Note 3
—
Acquisitions
—
Acquisition of Advantis).
On December 22, 2021, the Company issued 148,104 shares of Class A Common Stock in connection with the acquisition of BIX (see Note 3
—
Acquisitions
—
Acquisition of BIX).
Related Advisory Agreement
On July 13, 2021, the Company entered into an exclusive real estate advisory agreement (the “Advisory Agreement”) with Related CM Advisor, LLC (the “Advisor”), a Delaware limited liability company and a subsidiary of The Related Companies, L.P. (“Related”) (the “Advisory Agreement”), pursuant to which the Advisor has agreed provide certain real estate advisory services to the Company on an exclusive basis. The services include identifying locations for new medical centers nationwide as part of the Company’s de novo growth strategy, including, but not limited to, locations within and proximate to affordable housing communities that may be owned by Related.
In connection with the Advisory Agreement, the Company and the Advisor entered into a subscription agreement (the “Subscription Agreement”), whereby the Advisor purchased 500,000 shares (the “Initial Shares”) of the Company’s Class A Common Stock for an aggregate purchase price of $5.0 million and the Company issued to the Advisor (i) a warrant (the “Series A Warrant”) to purchase 2,000,000 shares of Class A Common Stock (the “Series A Warrant Shares”), which vested immediately upon issuance, is exercisable for a period of five years and is not redeemable by the Company and (ii) a warrant (the “Series B Warrant” and together with the Series A Warrant, the “Warrants”) to purchase up to 6,000,000 shares of Class A Common Stock (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”), pursuant to which 500,000 Series
 B Warrant Shares will vest and become exercisable from time to time upon the opening of each medical center under the Advisory Agreement for which the Advisor provides services, other than two initial medical centers.

The Series
B Warrant is exercisable, to the extent vested, until the later of five years from the date of issuance or one year from vesting of the applicable Series B Warrant Shares and is redeemable with respect to vested Warrant Shares at a price of $0.01 per Warrant Share if the price of the Class A Common Stock equals or exceeds $18.00 per share, or $0.10 per Warrant Share if the price of the Class A Common Stock equals or exceeds $10.00 per share, in each case when such price conditions are satisfied for any 20 trading days within a
30-trading
day period and subject to certain adjustments and conditions as described in the Series B Warrant. In the event that the Series B Warrant is called for redemption by the Company, the Advisor may pay the exercise price for the Series B Warrant Shares six months following the notice of redemption by the Company.
The company assessed the substance of the Subscription Agreement and determined that all instruments referenced in the Subscription Agreement should be assessed under the guidance of ASC 718 as non-employee
awards issued to Related in exchange for real estate advisory services to be rendered per the Advisory

Notes to Consolidated Financial Statements—(Continued)

Agreement. As a result, the Company recorded the Series A Warrants as a component of additional paid-in-capital
using the fair value as of July 13, 2021.
Preferred Stock
The Amended and Restated Charter authorizes the Company to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.
Redeemable Warrants
—
Public Warrants
On July 16, 2020, in connection with the IPO, DFHT sold 2,875,000 Public Warrants. Each whole Public Warrant entitles the registered holder to purchase on
e share of Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreements entered into at the time of the IPO, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants were issued upon separation of the units issued in connection with the IPO and only whole Public Warrants will trade. The Company may redeem the Public Warrants when the price per share of Class A Common Stock equals or exceeds certain threshold prices.
Redeemable Warrants
—
Private Placement Warrants
Also in connection with the IPO, DFHT issued the 2,916,667 Private Placement Warrants at a purchase price of $1.50 per warrant. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to DFHT’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by CareMax for cash so long as they are held by the initial stockholders or their permitted transferees. With some exceptions, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Contingent Consideration
Pursuant to the Business Combination Agreement, the CMG Sellers and IMC Parent, who received Class A Common Stock in connection with the Business Combination, became entitled to receive Contingent Consideration to be paid out in the form of Class A Common Stock. The Business Combination Agreement provided that up to an additional 3,500,000 and 2,900,000 Earnout Shares would become payable after the Closing to the CMG sellers and IMC Parent, respectively: (i) if within the first year after the Closing, the volume weighted average trading price of Class A Common Stock equals or exceeds $12.50 on any 20 trading days in any
30-day
 trading period (the “First Share Price Trigger”), then 1,750,000 and 1,450,000 Earnout Shares would become issuable to the CMG Sellers and IMC Parent, respectively, and (ii) if within the two years after the

Notes to Consolidated Financial Statements—(Continued)

Closing (the “Second Earnout Period”), the volume weighted average trading price of Class A Common Stock equals or exceeds $15.00 on any 20 trading days in any
30-day
trading period (the “Second Share Price Trigger” and together with the First Share Price Trigger, the “Share Price Triggers”), then 1,750,000 and 1,450,000 Earnout Shares would become issued and paid to the formers owners of CMG and IMC, respectively. If prior to (i) the satisfaction of the Share Price Triggers, and (ii) the end of the Second Earnout Period, the Company enters into a change in control transaction as described in the Business Combination Agreement, and the price per share of the Company’s Class A Common Stock payable to the stockholders of the Company in such change in control transaction is greater than the Share Price Triggers that have not been satisfied during the Earnout Period, then at closing of such change in control transaction, the Share Price Triggers would be deemed to have been satisfied and the Company shall issue, as of such closing, all of the Earnout Shares. The contingent consideration was classified as a liability for the period ended June 30, 2021. On July 9th, 2021, the volume weighted average trading price of Class A Common Stock exceeded the $12.50 on 20 or more days resulting in the satisfaction of the First Share Price Trigger. After the First Share Price Trigger was achieved on July 9, 2021, the estimated fair value of the Earnout Shares was recorded as an equity-classified instrument as a component of stockholders’ equity, with the change in fair value from the prior reporting period recorded in earnings. Accordingly, 1,750,000 and 1,450,000 Earnout Shares were issued and paid to the CMG Sellers and IMC Parent, respectively. See Item 9A. – Controls and Procedures
—
Material Weakness in Internal Control over Financial Reporting for further information on the classification of the Earnout Shares
Equity Based Compensation Expense
—
2021 Plan
On June 4, 2021, the stockholders of the Company approved the CareMax Inc. 2021 Long-term Incentive Plan (the “2021 Plan”), effective on the Closing Date. The 2021 Plan permits the grant of equity-based awards to officers, directors, employees and other service providers. The 2021 Plan permits the grant of an initial share pool of 7,000,000 shares of Class A Common Stock and will:

-
be increased automatically, without further action of the Company’s board of directors, on January 1st of each calendar year commencing after the Closing Date and ending on (and including) January 1, 2031, by a number of shares of Class A Common Stock equal to the lesser of (i) four percent of the aggregate number of shares of Class A Common Stock outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding shares of Class A Common Stock that were granted under the 2021 Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of shares of Class A Common Stock as determined by the Company’s board of directors or the Compensation Committee of the board of directors prior to the relevant January 1st.

Service and Performance-Based Awards
Beginning on October 29, 2021, the Board of Directors approved individual awards under the 2021 Plan. Awards consisted of RSU’s for employees, executives, and directors, PSUs for executives, and Options for Executives.
For the RSU’s granted to employees, the service-based vesting will be satisfied with respect to 33.3% of an employee’s RSU’s on October 29, 2022, the first anniversary of the vesting commencement date, and will be satisfied with respect to 33.3% of an employee’s RSU’s at the end of each twelve month period thereafter (October 29, 2023 and 2024), subject to the employee’s continued employment with the Company through the applicable vesting date.
For the RSU’s granted to executives, the service-based vesting will be satisfied with respect to 33.3% of an executive’s RSU’s on October 29, 2022, the first anniversary of the vesting commencement date, and will be

Notes to Consolidated Financial Statements—(Continued)

satisfied with respect to
33.3
% of an executive’s RSU’s on June
8
th,
2023
, and June
8
th,
2024
, subject to the executive’s continued employment with the Company through the applicable vesting date.

For the RSU’s granted to directors, the service-based vesting will be satisfied with respect to
100
% of a director’s RSU’s on October
29
,
2022
, the first anniversary of the vesting commencement date, subject to the director’s continued employment with the Company through the applicable vesting date.

For the PSU’s issued to executives, the performance-based vesting will be satisfied with respect to a percentage of an employee’s PSU’s, as and when the price per share of Class A Common Stock specified is achieved, on a volume-adjusted weighted-average basis 30 days prior to July 1, 2023, the expiration of the awards, subject to the executives continued employment with the Company through the applicable vesting date.
The Options provide the executive the option to purchase a defined number of shares at a strike price of $10.00. The Options service-based vesting will be satisfied with respect to 33.3% of an executive’s Options on October 29, 2022, the first anniversary of the vesting commencement date, and will be satisfied with respect to 33.3% of an executive’s Options on June 8th, 2023, and June 8th, 2024, subject to the executives continued employment with the Company through the applicable vesting date.
The Company accounts for forfeitures as they occur.
RSU Valuation
The following table summarizes the activity related to the Company’s RSUs for the twelve months ended December 31, 2021 (in thousands, except for weighted average grant date fair value):

	Number of RSUs	Wtd. Avg. Grant Date Fair Value
Outstanding as of January 1, 2021	—	$—
Granted	975	$7.92
Vested	—	$—
Forfeited	—	$—

Unvested and outstanding as of December 31, 2021	975	$7.92

The total fair value of RSU’s that vested during the twelve months ended December 31, 2021 was $0. As of December 31, 2021, total unrecognized compensation expense related to unvested RSU’s was $7.7 million and is expected to be recognized over a weighted-average expected performance period of 2.6 years.

Notes to Consolidated Financial Statements—(Continued)

PSU Valuation
The following table summarizes the activity related to the Company’s PSUs for the twelve months ended December 31, 2021 (in thousands, except for weighted average grant date fair value):

	Number of PSUs	Wtd. Avg. Grant Date Fair Value
Outstanding as of January 1, 2021	—	$—
Granted	66	$6.05
Vested	—	$—
Forfeited	—	$—

Unvested and outstanding as of December 31, 2021	66	$6.05

The total fair value of PSU’s that vested during the twelve months ended December 31, 2021 was $0. As of December 31, 2021, total unrecognized compensation expense related to unvested PSU’s was $397,000 and is expected to be recognized over a weighted-average expected performance period of 1.7 years.
The fair-value of the PSU’s with market-based vesting conditions was determined on the date of grant using a Monte Carlo model to simulate total stockholder return for the Company and peer companies with the following assumptions:

Performance Period	1.7
Weighted-Average risk-free interest rate	0.37%
Weighted-average volatility	55.0%
Weighted-average dividend yield	0.0%
The risk-free interest rate utilized is based on a
10-year
term-matched
zero-coupon
U.S. Treasury security yield at the time of grant. Expected volatility is based on annualized standard deviation of daily continuously compounded returns of the Company’s peer firms using the Guideline Public Companies method.
Option Valuation
The following table summarizes the activity related to the Company’s Options for the twelve months ended December 31, 2021 (in thousands, except for weighted average grant date fair value):

	Number of Options	Wtd. Avg. Grant Date Fair Value
Outstanding as of January 1, 2021	—	$—
Granted	131	$5.82
Vested	—	$—
Forfeited	—	$—

Unvested and outstanding as of December 31, 2021	131	$5.82

The total fair value of Options that vested during the twelve months ended December 31, 2021 was $0. As of December 31, 2021, total unrecognized compensation expense related to unvested Options’ was $764,000 and is expected to be recognized over a weighted-average expected performance period of 2.6 years.

Notes to Consolidated Financial Statements—(Continued)

The fair-value of the Options with market-based vesting conditions was determined on the date of grant using a Black-Scholes-Merton Option Pricing model to simulate total stockholder return for the Company and peer companies with the following assumptions:

Performance Period	0.8
Weighted-Average risk-free interest rate	1.55%
Weighted-average volatility	54.7%
Weighted-average dividend yield	0.0%
The risk-free interest rate utilized is based on an interpolated term-matched zero-coupon
U.S. Treasury security yield at the time of grant. Expected volatility is based on annualized standard deviation of daily continuously compounded returns of the Company’s peer firms using the Guideline Public Companies method.
In accordance with ASC 718
—
Compensation
—
Stock C
ompensation, the awards were classified as equity and the Company began recognizing share based compensation expense based on the grant date fair value. Share-based compensation expense is included within Corporate, General and Administrative expenses in the consolidated statements of operations.
The company recognized share-based compensation expense as follows (in thousands):

	December 31, 2021	December 31, 2020
RSU’s	$290	$—
PSU’s	41	—
Options	44	—
Class A Common Stock	966	—

Total share-based compensation expense	$1,341	$—

As of December 31, 2021, no awards have vested and there were no shares of Class A Common Stock issued or outstanding under the 2021 Plan.
In July 2021, the Company’s board of directors authorized an award of 100,000 shares of Class A Common Stock to an executive. The award has not been granted as of December 31, 2021. There are no additional performance or market conditions that will be required to be satisfied before the award is granted. Due to the timing of communicating the terms of the award to the executive, the Company used September 30, 2021 for the grant date fair value. The historical close price of the Class A Common Stock was $9.66 on September 30, 2021. As of December 31, 2021, the Class A Common Stock shares have not been issued for this award.
The Company has recorded Equity Based Compensation expense totaling $1.3 million for the twelve months ended December 31, 2021.
NOTE 9. NET INCOME (LOSS) PER SHARE
The Business Combination was accounted for as a reverse recapitalization by which CMG issued equity for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.
The Earnout Shares are excluded from the computation of basic net income (loss) per share until the conditions to trigger the issuance of the Earnout Shares have been satisfied. During the twelve months ended December 31, 2021, the first tranche of Earnout Shares totaling 3,200,000 shares of Class A Common Stock were issued to the CMG Sellers and IMC Parent, and such shares are included in the computation of basic net income (loss) per

Notes to Consolidated Financial Statements—(Continued)

share from the date of issuance for the twelve months ended December 31, 2021. The remaining Earnout Shares totaling
3,200,000
shares were excluded from the computation of basic net income (loss) per share for the twelve months ended December
31
,
2021
as the conditions to trigger the issuance of the Earnout Shares had not been satisfied as of December
31
,
2021
.
The Company excluded the effect of the Public Warrants and the Private Placement Warrants from the computation of diluted net income (loss) per share in the twelve months ended December 31, 2021 as their inclusion would have been anti-dilutive because the Company was in a loss position for the period.
The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of common share outstanding for the period subsequent to the transactions that occurred in connection with the Business Combination (
in thousands, except share and per share data
):

	Twelve Months Ended December 31,
	2021	2020
Net (loss) income attributable to CareMax, Inc. Class A common stockholders	$(6,675)	$7,601

Weighted average basic shares outstanding	52,620,980	10,796,069
Weighted average diluted shares outstanding	52,620,980	10,796,069

Net (loss) income per share
Basic	$(0.13)	$0.70
Diluted	$(0.13)	$0.70
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value (
in thousands
).

December 31, 2021 Description	Quoted Prices in Active Markets (Level 1)	Significant other Observable Units (Level 2)	Significant other Unobservable Units (Level 3)
Derivative warrant liabilities	$—	$—	$8,375
Liability-classified contingent consideration	—	—	875
The fair value of the Public Warrants issued in connection with the IPO and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the IPO has been measured based on the listed market price of such warrants since the IPO. For the twelve months ended December 31, 2021, the Company recognized a benefit resulting from a decrease in the fair value of the derivative warrant liabilities of $20.8 million.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for twelve months ended December 31, 2021.

Notes to Consolidated Financial Statements—(Continued)

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as of the Closing (June 8, 2021) and December 31, 2021:

	December 31, 2021	June 8, 2021
Exercise price	$11.50	$11.50
Unit price	$7.68	$14.92
Volatility	37.6%	29.8%
Expected life of the options to convert	4.44	5
Risk-free rate	1.17%	0.77%
Dividend yield	0.0%	0.0%
The change in the fair value of the warrant liabilities for the twelve months ended December 31, 2021 is summarized as follows (
in thousands
):

Fair value of derivative warrant liabilities at Closing	$29,132
Change in fair value of derivative warrant liabilities	(20,757)

Derivative warrant liabilities at December 31, 2021	$8,375

The following table provides quantitative information regarding Level 3 fair value measurements of the Related Warrants as of the date of issuance:

July 13, 2021
Exercise price	$11.50
Unit price	$13.30
Volatility	50.9%
Expected life of the options to convert	5.00
Risk-free rate	0.85%
Dividend yield	0.0%

Notes to Consolidated Financial Statements—(Continued)

The following table provides quantitative information regarding Level 3 fair value measurements of both tranches of the Contingent Consideration for the CMG Sellers and IMC Parent as of the date in which the First Share Price was triggered, causing the instruments to be re-assessed
under ASWC
815-40
and subsequent reclassification from liabilities to equity:

CMG Sellers—First Share Price Trigger	July 9, 2021
Share Price Trigger	$12.50
Potential Shares	1,750,000
Beginning Share Price	$14.09
Volatility	60.7%
Remaining Term	0.92
Risk-free rate	0.22%
Dividend yield	0.0%

CMG Sellers—Second Share Price Trigger	July 9, 2021
Share Price Trigger	$15.00
Potential Shares	1,750,000
Beginning Share Price	$14.09
Volatility	60.7%
Remaining Term	1.92
Risk-free rate	0.22%
Dividend yield	0.0%

IMC Parent—First Share Price Trigger	July 9, 2021
Share Price Trigger	$12.50
Potential Shares	1,450,000
Beginning Share Price	$14.09
Volatility	60.7%
Remaining Term	0.92
Risk-free rate	0.22%
Dividend yield	0.0%

IMC Parent—Second Share Price Trigger	July 9, 2021
Share Price Trigger	$15.00
Potential Shares	1,450,000
Beginning Share Price	$14.09
Volatility	60.7%
Remaining Term	1.92
Risk-free rate	0.22%
Dividend yield	0.0%
NOTE 11. RELATED PARTY TRANSACTIONS

The Company
had a 49% ownership interest in Care Smile, LLC (“Care Smile”), a dental care organization with majority ownership by the dental provider, who is the spouse of a member of the Company’s senior management. The Company pays for dental services provided to enrollees by Care Smile on a capitated basis. Total capitation payments for the twelve months ended December 31, 2020 were $222,000. The net loss of Care Smile for the

Notes to Consolidated Financial Statements—(Continued)

twelve months ended December 31, 2020 was
$97,000. Care Smile was voluntarily dissolved on November 24, 2020.
The Company leases certain facilities from related parties under operating leases expiring through 2036. Rent expenses totaled $21,000 for the twelve months ended December 31, 2021.
On July 13, 2021, the Company entered into the Advisory Agreement the Advisor, the substance of which is described in detail in Note 8—Stockholders Equity—Related Advisory Agreement.
The relative fair value method was used to allocate the $5.0 million purchase price between the shares of Class A Common Stock and the Series A Warrants under the Subscription Agreement. The Company recorded the excess of the grant date fair value difference between the fair value of the equity and Series A Warrants instruments at the grant date (July 13, 2021) as prepaid service contracts totaling $14.5 million, subject to amortization over the terms of the respective agreements. In the twelve months ended December 31, 2021, the Company recognized $215,000 of expense related to amortization of the prepaid service contracts.
The Series B Warrants were assigned a value of $0 as the vesting was not probable at issuance through the twelve months ended December 31, 2021. The grant date fair value of the Series B Warrants will be used to determine the cost of these awards upon the opening of the 12 future sites not yet identified.
On July 13, 2021 the Company’s board of directors appointed Mr. Bryan Cho, an Executive Vice President of Related, to serve as a Class III director of the Company. The appointment of Mr. Cho was made in connection with the Advisory Agreement, which provides the Advisor with the right to designate a director to serve on the Company’s board of directors, subject to the continuing satisfaction of certain conditions, including that the Advisor and its affiliates maintain ownership of at least 500,000 shares of Class A Common Stock.
The board of directors has determined that Mr. Cho is independent under the rules of the Nasdaq Stock Market, LLC. Mr. Cho has been appointed to serve as a member on the Compensation Committee and Nominating and Governance Committee of the Board. As a director of the Company, Mr. Cho will receive compensation in the same manner as the Company’s other non-employee
directors and will enter into the Company’s standard indemnification agreement for directors.

NOTE 12. OPERATING LEASES AND COMMITMENTS
The Company has entered into
non-cancelable
operating lease agreements for office and clinical space expiring at various times through 2031. The operating lease agreements have renewal options ranging from one to seven years. Future minimum rental payments under these lease agreements, including renewal options which are considered reasonably certain of exercise, consisted of the following at December 31, 2021:

Amount
2022	$10,087
2023	10,028
2024	9,715
2025	9,374
2026	8,685
Thereafter	58,763
Total	$106,652
Rent expense, including other related expenses for property taxes, sale taxes, and utilities, was approximately $7.2 million for the twelve months ended December 31, 2021 and $1.5 million for the twelve months ended December 31, 2020, respectively. Rent expense is included in Corporate General and Administrative Expenses in the consolidated statements of operations.

Notes to Consolidated Financial Statements—(Continued)

NOTE 13. INCOME TAXES
Prior to the Business Combination on June 8, 2021, CMG was taxed as a partnership for income tax purposes whereby the owners were subject to and liable for the income taxes on earnings of the company. No income tax expense or deferred taxes were recorded by CMG for a prior period and as such no comparable prior year amounts are disclosed. As a result of the current year Business Combination, the tax status of CMG was changed from a partnership to a C Corporation.
The components of income tax expense (benefit) from continuing operations for the twelve months ended December 31, 2021 are as follows (in thousands):

December 31, 2021
Deferred:
Federal	$126
State	33
(Decrease) Increase in valuation allowance	—

Total income tax expense	$159

The reconciliation between the effective tax rate and the statutory tax rate is as follows:

December 31, 2021
Federal statutory rate	21.0%
State statutory rate, net of federal benefit	4.9%
Nondeductible Transaction Costs	(14.2%)
Nondeductible/nontaxable or other items	(0.2%)
PPP Loan Forgiveness	8.1%
Change in valuation allowance	(22.1%)

Income tax (expense)	(2.5%)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary temporary differences that give rise to the deferred tax assets and liabilities are depreciation and amortization, interest expense, and net operating loss carryforwards.

Notes to Consolidated Financial Statements—(Continued)

The deferred tax assets and liabilities consisted of the following at December 31, 2021 (in thousands):

December 31, 2021
Deferred tax assets:
Accrued Expenses	$2,257
Warrant Liabilities	2,219
Loss carryforwards	15,982
Interest carryforward	6,962
Other	—

Total deferred tax assets	27,420
Valuation allowance	(26,128)

Net deferred tax assets	1,292

Deferred tax liabilities:
Intangibles	(1,480)
Property, plant and equipment	(18)
Prepaid Expenses	(219)
Other	—

Total deferred tax liabilities	(1,717)

Deferred tax liabilities, net	$(425)

The deferred tax assets were fully offset by a valuation allowance at December 31, 2021, except for a portion attributable to a “naked credit” deferred tax liability. As of December 31, 2021 we had federal and state tax loss carryforwards of $60.2 million and $60.9 million, respectively. Federal net operating losses of $9.0 million generated prior to December 31, 2017 will expire in 2037 if not utilized. Federal net operating losses generated after January 1, 2018 will have an indefinite carryforward period. We anticipate approximately $43.9 million in losses and $21.9 million of business expense limitation carried over from the Business Combination with IMC on June 8, 2021 will be subject to potential Section 382 limitations.
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.
We have indefinitely-lived intangible assets consisting of goodwill. Pursuant to FASB ASC
350-10,
these indefinitely-lived intangible assets are not amortized for financial reporting purposes. However, these assets are tax deductible, and therefore amortized over 15 years for tax purposes. As such, deferred income tax expense and a deferred tax liability arise as a result of the tax-deductibility
of these indefinitely-lived intangible assets. The resulting deferred tax liability, which is expected to continue to increase over time, will have an indefinite life, resulting in what is referred to as a “naked credit.” This deferred tax liability could remain on our balance sheet indefinitely unless there is an impairment of the related assets (for financial reporting purposes), or the business to which those assets relate were to be disposed of. Due to the fact that the aforementioned deferred tax liability could have an indefinite life, it can only be netted against the portion of our other indefinitely lived deferred tax assets (which primarily relate to post-2018 net operating loss and business interest expense carryforwards) when determining the required valuation allowance. Doing so would result in the understatement of the valuation allowance and related deferred income tax expense. As a result, a full valuation has been recorded against the Company’s net deferred tax assets, except for this excess deferred tax liability (“naked credit”).

Notes to Consolidated Financial Statements—(Continued)

We are
subject to taxation in the United States and Florida. As of December 31, 2021, all tax years from 2017 remain open to examination by the major taxing jurisdictions to which we are subject due to our net operating loss and credit carryforwards from those years. We believe that the income tax filing positions will be sustained on audit and do not anticipate any adjustments that will result in a material change. Therefore, no reserve for uncertain income tax positions has been recorded. Interest and penalties, if any, associated with income tax examinations will be to record such items as a component of income taxes.
NOTE 14. COMMITMENTS AND CONTINGENCIES
Compliance
The health care industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statues and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties, as well as significant repayments for patient services billed. Compliance with these laws and regulations, specifically those related to the Medicare and Medicaid programs, can be subject to government review and interpretation, as well as regulatory actions unknown and not yet asserted at this time. Management believes that the Company is in substantial compliance with current laws and regulations.
Malpractice Professional Liability Insurance
The Company may be a party to claims filed against it in the normal course of business, principally related to malpractice assertions. The Company has professional liability insurance coverage on a claims-made basis. Current per claim coverage is limited to $1.0 million and aggregate annual claims of $3.0 million. Should this claims-made policy not be renewed or replaced with equivalent insurance, claims based on incidents occurring during the term of the claims-made policy but reported in subsequent periods would be uninsured. The Company has determined that no accrual is necessary for incurred but not reported (“IBNR”) claims as of December 31, 2021 and 2020. The Company has secured coverage through May 2022, and intends to renew coverage beyond this date.
Litigation
The Company is involved in various legal actions arising in the normal course of business. Management has not identified any legal actions during the fiscal year ended December 31, 2021 that were deemed to be material.
NOTE 15. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the filing of this Quarterly Report on Form
10-K,
and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

PART II
INFORMATION NOT REQUIRED IN
PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$109,186.97	*
Accounting fees and expenses		**
Legal fees and expenses		**
Printing and engraving expenses		**
Miscellaneous		**

Total		**

*	Includes the total amount of $107,156.17 of fees previously paid under the Prior Registration Statement.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.
Our Amended and Restated Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the laws of the State of Delaware. Consequently, our directors will not be personally liable to the combined company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
Our Amended and Restated Charter and our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Amended and Restated Charter and our Amended and Restated Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the laws of the State of Delaware.
Additionally, we have entered into indemnification agreements with each of our directors and executive officers, which provide for indemnification and advancements of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware. The form of indemnification agreement is included as an exhibit to this registration statement.
The limitation of liability and indemnification provisions in the Amended and Restated Charter and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders.

The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.
Since January 1, 2019, we have made sales of the following unregistered securities:
Transaction Consideration
On the Closing Date, the parties to the Business Combination Agreement completed the Business Combination. At the Closing, the CMG Sellers and IMC Parent were paid Closing Consideration valued in the aggregate at approximately $364 million and $250 million, respectively, less repayment of net debt and further subject to the purchase price adjustments set forth in the Business Combination Agreement. The net Closing Consideration was comprised of 68% ($229.4 million) and 45% ($85.2 million) in cash for the CMG Sellers and IMC Parent, respectively, with the remainder of the Closing Consideration comprised of 10,796,069 and 10,412,023 shares of Class A common stock, issued to the CMG Sellers and IMC Parent, respectively, at a reference price of $10.00 per share.
Deerfield PIPE Investments
In connection with the Business Combination, Deerfield Partners and the Sponsor purchased an aggregate of 10,000,000 shares of Class A Common Stock, consisting of 9,600,000 shares of Class A Common Stock purchased by Deerfield Partners and 400,000 shares of Class A Common Stock purchased by the Sponsor, for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, with each of Deerfield Partners and the Sponsor, the form of which is filed as an exhibit to this registration statement.
Third-Party PIPE Investments
In connection with the Business Combination, certain investors purchased an aggregate of 31,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $310,000,000, pursuant to certain subscription agreements, each dated December 18, 2020, the form of which is filed is filed as an exhibit to this registration statement.
SMA Transaction
On June 18, 2021, Interamerican acquired of 100% of the issued and outstanding equity interests of the SMA Entities, pursuant to the SMA Purchase Agreement. As consideration for the acquisition of the SMA Entities, Interamerican paid an aggregate cash purchase price of $52,000,000 and we issued the 384,615 SMA Shares, valued at $5,000,000 based on the closing price of the Common Stock on June 17, 2021, to the SMA Seller.
DNF Transaction
On September 1, 2021, we acquired certain of the assets of Unlimited Medical Services of Florida, LLC, a Florida limited liability company, dba DNF Medical Centers (“DNF”) pursuant to an Asset Purchase Agreement dated July 5, 2021. As consideration for the acquisition of the purchased assets of DNF, our subsidiary CareMax Medical Centers of Central Florida, LLC paid an aggregate cash purchase price of $88,118,216.40, and we issued 2,741,528 shares of Class A Common Stock, valued at $21,881,783.60 based on the volume weighted average price of the Class A Common Stock for the five trading days immediately preceding September 1, 2021.

Advantis Transaction
On December 22, 2021, we acquired certain of the assets of Advantis Physician Alliance, LLC, d/b/a Advantis Medical Centers (“Advantis”) pursuant to an Asset Purchase Agreement dated December 10, 2021. As consideration for the acquisition of the purchased assets of Advantis, our subsidiary CareMax Medical Centers of Central Florida, LLC paid an aggregate cash purchase price of $9.865 million, and we issued 145,883 shares of Class A Common Stock, valued at $985,000 based on the volume weighted average price of the Class A Common Stock for the five trading days immediately preceding December 22, 2021.
Business Intelligence & Analytics LLC Transaction
On December 22, 2021, we acquired certain of the assets of Business Intelligence & Analytics LLC (“BIX”) pursuant to an Asset Purchase Agreement dated December 21, 2021. As consideration for the acquisition of the purchased assets of BIX, our subsidiary Care Optimize, LLC paid an aggregate cash purchase price of $4.0 million and we issued 148,104 shares of Class A Common Stock, valued at $1.0 million based on the volume weighted average price of the Class A Common Stock for the five trading days immediately preceding December 22, 2021.
Each of the foregoing issuances were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits. The following exhibits are being filed herewith:
EXHIBIT INDEX

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of December 18, 2020, by and among the Company, the entities listed in Annex I to the Business Combination Agreement, Deerfield Healthcare Technology Acquisitions Corp., IMC Holdings, LP, CareMax Medical Group, L.L.C., IMC Medical Group Holdings, LLC, and Deerfield Partners, L.P. (Incorporated by reference to the corresponding exhibit to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).

3.1	Third Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39391) filed by the Company with the SEC on June 9, 2021).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No.001-39391) filed by the Company with the SEC on June 9, 2021).

4.1*	Specimen Class A Common Stock Certificate.

4.2	Specimen Warrant Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39391) filed by the Company with the SEC on June 9, 2021).

4.3	Warrant Agreement, dated as of July 16, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (Incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on July 21, 2020).

5.1*	Opinion of DLA Piper LLP (US)

10.1	Amended and Restated Registration Rights Agreement, dated as of December 18, 2020, by and among the Company, DFHTA Sponsor LLC, Deerfield Partners and the other parties thereto (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).

10.2	Lock-Up Agreement, dated as of December 18, 2020, by and among the Company, DFHTA Sponsor LLC, Deerfield Partners, L.P. and the other parties thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).

10.3†	Escrow Agreement, dated as of June 8, 2021, by and among the Company, DFHTA Sponsor LLC, O.M. Investment Group, Inc. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.3 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39391) filed by the Company with the SEC on June 9, 2021).

10.4†	Escrow Agreement, dated as of June 8, 2021, by and among the Company, DFHTA Sponsor LLC, IMC Holdings, LP and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001- 39391) filed by the Company with the SEC on June 9, 2021).

10.5	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).

10.6	Form of Deerfield Subscription Agreement (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).

10.7†	Credit Agreement, dated as of June 8, 2021, by and among the Company, Royal Bank of Canada, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank, RBC Capital Markets, LLC and Truist Securities, Inc., as Syndication Agents, Joint Lead Arrangers and Joint Book Runners, and certain other banks and financial institutions serving as lenders (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 14, 2021).

10.8†	First Amendment to Credit Agreement, dated December 30, 2021, by and among the Company, Royal Bank of Canada, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank, RBC Capital Markets, LLC and Truist Securities, Inc., as Syndication Agents, Joint Lead Arrangers and Joint Book Runners, and certain other banks and financial institutions serving as lenders (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on January 5, 2022).

10.9	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 14, 2021).

10.10	CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 14, 2021).

10.11	Form of Nonstatutory Stock Option Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-8 (File No. 001-39391), filed with the SEC on December 17, 2021).

10.12	Form of Restricted Stock Units Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-8 (File No. 001-39391), filed with the SEC on December 17, 2021).

10.13	Form of Incentive Stock Option Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-8 (File No. 001-39391), filed with the SEC on December 17, 2021).

10.14	Form of Restricted Stock Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-8 (File No. 001-39391), filed with the SEC on December 17, 2021).

10.15†	MSO Risk Agreement, dated as of July 1, 2009, by and among Healthsun Health Plans, Inc. and Managed Healthcare Partners, LLC (Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 14, 2021).

10.16†+	First Amendment to MSO Risk Agreement, dated as of December 17, 2015, by and among Healthsun Health Plans, Inc. and Managed Healthcare Partners, LLC (Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 14, 2021).

10.17	Securities Purchase Agreement, dated as of March 8, 2021, by and among Interamerican Medical Center Group, LLC, Senior Medical Associates, LLC, Stallion Medical Management, LLC and Mohsin Jaffer (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on June 21, 2021).

10.18	Asset Purchase Agreement, dated as of July 5, 2021, by and among CareMax, Inc., CareMax Medical Centers of Central Florida, LLC, Unlimited Medical Services of Florida, LLC and the other parties thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on July 7, 2021).

10.19	Exclusive Real Estate Advisory Agreement, dated as of July 13, 2021, by and between CareMax, Inc., Related CM Advisor, LLC and, with respect to certain sections thereof, The Related Companies, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on July 13, 2021).

10.20	Separation and Release Agreement, dated September 30, 2021, by and between CareMax, Inc. and William C. Lamoreaux (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on October 6, 2021).

10.21	Executive Employment Agreement, dated December 13, 2021, by and between Managed Healthcare Partners, L.L.C. and Carlos A. de Solo (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on December 17, 2021).

10.22	Executive Employment Agreement, dated December 13, 2021, by and between Managed Healthcare Partners, L.L.C. and Alberto de Solo (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on December 17, 2021).

10.23	Executive Employment Agreement, dated December 13, 2021, by and between Managed Healthcare Partners, L.L.C. and Kevin Wirges (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on December 17, 2021).

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 001-39391), filed with the SEC on March 16, 2022).

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this Registration Statement).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

107*	Filing Fee Table

+	Certain portions of this exhibit have been omitted pursuant to Regulation S-K, Item (601)(b)(10).
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with
Regulation S-K
Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Filed or furnished herewith.
(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 17.     Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida on the 4th day of May, 2022.

CareMax, Inc.

By:

/s/ Carlos A. de Solo
Name: Carlos A. de Solo
Title: President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Carlos A. de Solo and Kevin Wirges as his or her true and lawful attorney-in-fact,
with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact
or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Carlos A. de Solo Carlos A. de Solo	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2022

/s/ Kevin Wirges Kevin Wirges	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2022

/s/ Jose R. Rodriguez Jose R. Rodriguez	Chairman of the Board of Directors	May 4, 2022

/s/ Beatriz Assapimonwait Beatriz Assapimonwait	Director	May 4, 2022

/s/ Dr. Jennifer Carter Dr. Jennifer Carter	Director	May 4, 2022

/s/ Hon. Dr. David J. Shulkin Hon. Dr. David J. Shulkin	Director	May 4, 2022

/s/ Randy Simpson Randy Simpson	Director	May 4, 2022

/s/ Bryan Cho Bryan Cho	Director	May 4, 2022

/s/ Dr. Vincent Omachonu Dr. Vincent Omachonu	Director	May 4, 2022